MANAGEMENT PROXY CIRCULAR

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MANAGEMENT PROXY CIRCULAR

This management proxy circular (the “Circular”) solicits proxies for use at the Annual General Meeting, and any adjournment thereof (the “Meeting”), of the holders (the “Shareholders” or “you”) of the common shares (the “Common Shares”) of Agrium Inc. (the “Corporation”, “Agrium” or “we”) to be held on Tuesday, May 10, 2011 at the principal office of the Corporation, Agrium Place, Main Floor Rotunda, 13131 Lake Fraser Drive S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”).

SECTION ONE: VOTING MATTERS

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

We had 157,705,935 Common Shares outstanding as of March 22, 2011 (the “Record Date”). Only Shareholders of record as of the close of business on the Record Date are entitled to attend and vote at the Meeting. At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.

As of the Record Date, to our knowledge, there are no Shareholders that beneficially own, directly or indirectly, or control or direct, Common Shares carrying more than 10% of the votes attached to the Common Shares that may be voted at the Meeting.

Quorum

A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

PROXIES

Persons Making the Solicitation

This solicitation is made on behalf of the management of the Corporation. As well as the solicitation of proxies by the mailing of this Circular, directors, officers and employees of the Corporation may solicit proxies personally, by telephone or by other means of communication. All costs of the solicitation and costs incurred in the preparation and mailing of the form of proxy (the “Proxy”) (in the form accompanying this Circular), Notice of Meeting and this Circular will be borne by us.

Solicitation of Proxies

Those Shareholders who desire to be represented at the Meeting by Proxy must ensure that their Proxy is received by CIBC Mellon Trust Company at the address shown on the accompanying envelope not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting. The Proxy must be executed by the registered Shareholder or his, her or its attorney authorized in writing, or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.

The persons named in the enclosed Proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space provided in the Proxy and strike out the other names, or complete and submit another appropriate form of proxy, and in either case deposit such proxy with the Corporation at the place and within the time specified above for the deposit of proxies.

Revocability of Proxy

You may revoke a submitted Proxy at any time prior to its use. In addition to revoking your Proxy in any other manner permitted by law, you may revoke your Proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof, and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Corporate Secretary) at any time up to and including the last business day before the Meeting, or with the Chair prior to the commencement of the Meeting. If you are a non-registered shareholder, please contact your nominee for instructions on how to revoke your voting instructions. See “Advice to Beneficial Holders of Securities” (below).

Exercise of Discretion by Proxy

The persons named in the Proxy must vote or withhold from voting in accordance with your instructions on the Proxy. If you do not provide instructions in your Proxy, the persons named in the Proxy will vote your Common Shares FOR the matters to be acted on at the Meeting. The persons named in the Proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in the Proxy will vote on such matters in accordance with their best judgment. As at the time this Circular was printed, the Corporation did not know of any such amendment, variation or other matter.

Advice to Beneficial Holders of Securities

In many cases, Common Shares beneficially owned by a person (each, a “Beneficial Shareholder”) are held through a bank, trust company, securities broker, clearing agency or other nominee. Common Shares held in the name of a nominee can only be voted upon the instructions of the Beneficial Shareholder. Without specific instructions, nominees are prohibited from voting Common Shares on behalf of Beneficial Shareholders.

Nominees are required to seek voting instructions from Beneficial Shareholders in advance of the Meeting. Every nominee has its own procedures which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. If you are a Beneficial Shareholder, please contact your nominee for instructions in this regard.

SECTION TWO: MATTERS TO BE ACTED UPON AT THE MEETING

FINANCIAL STATEMENTS

Our audited consolidated financial statements for the year ended December 31, 2010 and the report of the auditors thereon will be placed before the Meeting. These audited consolidated financial statements form part of our 2010 Annual Report. Copies of the 2010 Annual Report may be obtained from the Corporate Secretary upon request and will be available at the Meeting. The full text of the 2010 Annual Report is available on our web site at www.agrium.com and has been filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulatory authorities.

ELECTION OF DIRECTORS

Our nominees for election as directors are set out below. If elected, each will serve until the earlier of our next annual meeting or until his or her successor is elected or appointed.

The Proxy permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees. Unless instructed otherwise, persons named in the Proxy will vote FOR the election of these nominees as directors.

Majority Voting Policy

The Board of Directors (the “Board”) adopted a Directors Majority Voting Policy in 2007, pursuant to which, in an uncontested election of directors, if a director does not receive the support of a majority of the votes cast at the annual meeting of shareholders in his or her favour, that director will tender his or her resignation to the Board Chair, to be effective upon acceptance by the Board. The Corporate Governance & Nominating Committee will expeditiously consider the director’s offer to resign and make a recommendation to the Board whether to accept it. The Board will make its decision and announce it in a press release within 90 days following the annual meeting, including the reasons for rejecting the resignation, if applicable. A director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or the Corporate Governance & Nominating Committee at which the resignation is considered. This policy has been codified in our Corporate Governance Guidelines which can be found on our web site under “Governance” at www.agrium.com. This policy does not apply in circumstances involving contested director elections.

The Corporation will file the complete voting results regarding all items of business conducted at the Meeting on SEDAR (at www.sedar.com), including the number of votes cast FOR and WITHHELD from each individual director.

Nominees for Election to the Board

We believe that each nominee will be able to serve as a director. If, for any reason, any of the nominees is unavailable to serve, the persons designated in the Proxy will be able to vote in their discretion for any substitute nominee or nominees.

All of the eleven nominees proposed for election to the Board are currently directors of the Corporation.

Name	Principal Occupation and Full Biography

Dr. Ralph S. Cunningham, 70
Ph.D. (Engineering)
Houston, Texas, U.S.A.
(Director since December 12, 1996)

Other Public Directorships
•   Cenovus Energy Inc., an
energy company (TSX, NYSE)
•   Enterprise Products Holdings, LLC, the general partner of Enterprise Products Partners L.P., a midstream energy partnership (NYSE)
•   TETRA Technologies, Inc.,
an oil and gas services company (NYSE)	Dr. Cunningham is the Board Chair of Enterprise Products Holdings, LLC (having been elected in November 2010), the general partner of Enterprise Products Partners L.P. (EPP), a publicly traded midstream energy partnership, and the Board Chair of TETRA Technologies, Inc., a publicly traded oil and gas services company. He is a former director and the former President and Chief Executive Officer of EPE Holdings, LLC from August 2007 to November 2010, the general partner of Enterprise GP Holdings L.P. (EPE), a publicly traded midstream energy holding partnership (EPE having been acquired by EPP in November 2010). Dr. Cunningham formerly served as a director of Enterprise Products GP, LLC (EPGP) from February 2006 to May 2010, having previously served as a director of EPGP from April 1998 to March 2005. In addition, Dr. Cunningham served as Group Executive Vice President and Chief Operating Officer of EPGP from December 2005 to August 2007 and Interim President and Interim Chief Executive Officer of EPGP from June 2007 to August 2007. Dr. Cunningham also formerly served as a director of DEP Holdings, LLC from August 2007 to May 2010, the general partner of Duncan Energy Partners L.P., a publicly traded midstream energy services partnership, and as a former director of LE GP, LLC from December 2009 to November 2010, the general partner of Energy Transfer Equity, L.P., a publicly traded midstream energy partnership.

Dr. Cunningham is a former director of Encana Corporation (an energy company), former Board Chair and director of Texas Eastern Products Pipeline Company, LLC (the general partner of TEPPCO Partners L.P. (an energy transportation partnership)), former Chief Executive Officer of CITGO Petroleum Corporation (an energy company), former Vice Chairman of Huntsman Corporation (a chemical company), former President of Texaco Chemical Company (an energy company), former Chairman and Chief Executive Officer of Clark Oil Refining Corporation (an energy company), former President of Tenneco Oil Processing and Marketing (an energy company), and has held a number of supervisory and management positions at Exxon Company (an energy company). Dr. Cunningham is also a former Advisory Director of Pilko & Associates, a consulting firm specializing in environmental, health & safety governance and management systems.

Independent Director.
Member of the Human Resources & Compensation Committee.
Member of the Corporate Governance & Nominating Committee.

Mr. Russell K. Girling, 48
B. Comm., M.B.A. (Finance)
Calgary, Alberta, Canada
(Director since May 9, 2006)

Other Public Directorships
•   TransCanada Corporation, a
diversified energy and
pipeline company (TSX, NYSE)
Mr. Girling is a Director, and the President and Chief Executive Officer of TransCanada Corporation, a diversified energy and pipeline company (having been appointed in July 2010), and the former Chief Operating Officer of TransCanada Corporation. Mr. Girling is a former Chairman of the Interstate Natural Gas Association of America (INGAA) and the Natural Gas Council (NGC), and a former director of the Canadian Energy Pipeline Association (CEPA). Mr. Girling is the former Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., (the general partner of TC Pipelines, L.P. (a pipeline limited partnership)), a former Board Chair of TransCanada Power, L.P. (now EPCOR Power L.P.), and a former director of Bruce Power Inc. (a nuclear power company). Mr. Girling was previously President, Pipelines, of TransCanada Corporation, President of TransCanada Gas Services, a division of TransCanada Corporation, Executive Vice President, Power of TransCanada Energy, and Executive Vice President, Corporate Development & Chief Financial Officer of TransCanada Corporation. Mr. Girling is also a former director of the Alberta Children’s Hospital Fund.

Independent Director.
Member of the Audit Committee.
Member of the Human Resources & Compensation Committee.

Name	Principal Occupation and Full Biography

Dr. Susan A. Henry, 64
B.Sc. (Zoology), Ph.D. (Genetics)
Ithaca, New York, U.S.A.
(Director since September 27, 2001)

Other Public Directorships
•   Seneca Foods Corporation, a food processing company (NASDAQ)
•   Tompkins Financial Corporation,
a financial holding company
(NYSE-AMEX)	Dr. Henry is a Professor of Molecular Biology and Genetics and Dean Emerita of the College of Agriculture and Life Sciences at Cornell University in Ithaca, New York. Dr. Henry previously served as Dean of the Mellon College of Science at Carnegie Mellon University in Pittsburgh, PA. She is a Fellow of the American Association for the Advancement of Science since 1994, a Fellow of the American Academy of Microbiology since 1993, and is a member of the New York Governor’s Food Policy Council. Dr. Henry previously served on the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, and as past Chair of the National Institute of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.

Independent Director.
Chair of the Environment, Health, Safety & Security Committee.
Member of the Corporate Governance & Nominating Committee.

Mr. Russell J. Horner, 61 B.Sc. (Chem) West Vancouver, British Columbia, Canada (Director since September 29, 2004) Other Public Directorships None	Mr. Horner is a Corporate Director. He is the former President and Chief Executive Officer of Catalyst Paper Corporation (a forest products and paper company), a former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company), and a former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is a former Board member of the Pulp and Paper Research Institute of Canada, a former member of the Board of Directors of the World Wildlife Fund Canada, and a former member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is past Chair of the Forest Products Association of Canada, past Chair of the Pulp and Paper Manufacturers Federation of Australia, a past Chair of the Commonwealth’s Wood and Paper Industry Forum (Australia), and a past Chair of the Co-operative Research Corporation for Hardwoods (Australia). Mr. Horner has attended the Advanced Management Programs at Harvard Business School and at Auckland University.

Independent Director.
Chair of the Corporate Governance & Nominating Committee.
Member of the Human Resources & Compensation Committee.
Member of the Environment, Health, Safety & Security Committee.

Mr. David J. Lesar, 57 B.Sc., M.B.A., C.P.A. Dubai, United Arab Emirates (Director since May 12, 2010) Other Public Directorships • Halliburton Company, a global oilfield service company (NYSE)	Mr. Lesar is, and has been since 2000, the Chairman of the Board of Directors, President and Chief Executive Officer of Halliburton Company (a global oilfield service company). Mr. Lesar serves on the Board of Directors of the American Petroleum Institute, and is a former director of Lyondell Chemical Company (a chemical manufacturing company), and Mirant Corporation (a power company).

Independent Director.
Member of the Audit Committee.
Member of the Environment, Health, Safety & Security Committee.

Name	Principal Occupation and Full Biography

Mr. John E. Lowe, 52
B.Sc. (Finance & Accounting)
Houston, Texas, U.S.A.
(Director since May 12, 2010)

Other Public Directorships
• DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., a midstream energy partnership (NYSE)	Mr. Lowe is currently Assistant to the Chief Executive Officer of ConocoPhillips (an integrated energy company), after having been Executive Vice President of Exploration & Production from September 2007 to October 2008, Executive Vice President of Commercial from April 2006 to September 2007, Executive Vice President of Planning, Strategy and Corporate Affairs from August 2002 to April 2006, and has held various executive and managerial positions with ConocoPhillips for more than 25 years. He is currently a director of DCP Midstream, LLC (a midstream energy company), and a former director of Chevron Phillips Chemical Co. LLC (a global petrochemicals company). Mr. Lowe is a member of the Board of Trustees for the Houston Museum of Natural Science, is on the Texas Children’s Hospital West Campus Advisory Council, and is a former director of the National Association of Manufacturers.

Independent Director.
Member of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Ms. Anne McLellan, P.C., 60
B.A., LL.B, LL.M
Edmonton, Alberta, Canada
(Director since September 28, 2006)

Other Public Directorships
•   Nexen Inc., an energy company (TSX, NYSE)
• Cameco Corporation, a uranium company (TSX, NYSE)	Ms. McLellan, a four-term Member of Parliament for Edmonton Centre, has approximately 30 years of political, policy making, and legal experience. Ms. McLellan served as Deputy Prime Minister from December 2003 to January 2006 and throughout her career has held numerous ministerial posts, including Minister of Natural Resources, Minister of Justice and Attorney General, Minister of Health and the first Minister of Public Safety and Emergency Preparedness. Ms. McLellan is the Distinguished Scholar in Residence at the Institute for United States Policy Studies at the University of Alberta. Ms. McLellan is a director of the Edmonton Regional Airports Authority, a director of Canadian Business for Social Responsibility (CBSR), a member of the TD Securities Energy Advisory Board, Counsel at the law firm of Bennett Jones LLP, and a member of various charitable and community boards. Ms. McLellan taught law at the Universities of New Brunswick and Alberta. Ms. McLellan holds a Bachelor of Arts and a Bachelor of Laws degree from Dalhousie University and a Masters of Law degree from King’s College, University of London.
Independent Director.
Member of the Audit Committee.
Member of the Environment, Health, Safety & Security Committee.

Mr. Derek G. Pannell, 64
B.Sc. (Engineering), P. Eng., FCAE
Bathurst, New Brunswick, Canada
(Director since February 27, 2008)

Other Public Directorships
•   Brookfield Infrastructure Partners Limited, the general partner of Brookfield Infrastructure Partners L.P., an infrastructure asset operating company (NYSE)
• African Barrick Gold plc, a mining company (LSE)	Mr. Pannell is a Corporate Director. Mr. Pannell is Board Chair of Directors of Brookfield Infrastructure Partners Limited and Lead Director of African Barrick Gold plc. He is a former Managing Partner of Brookfield Asset Management Inc. (an asset management company) and a former director of Major Drilling Group International Inc. (a metals and minerals drilling service company). He was President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited from 2001 to August 2006 and Vice President, Operations of Compaia Minera Antamina from 1998 to 2001. Mr. Pannell is a graduate of Imperial College in London, England and the Royal School of Mines, London, England (ARSM) and an engineer registered in Quebec and Peru.

Independent Director.
Chair of the Human Resources & Compensation Committee.
Member of the Environment, Health, Safety & Security Committee.

Name	Principal Occupation and Full Biography

Mr. Frank W. Proto, 68 B.A. (Economics) Regina, Saskatchewan, Canada (Director since March 1, 1993) Other Public Directorships None	Mr. Proto is Board Chair (serving on a part-time basis) of the Corporation, Board Chair of Nelson Group Inc. (an investment company), and a director of MLTC Resource Development Inc. (a First Nations resource development company owned by the Meadow Lake Tribal Council). Mr. Proto was also a director of First Calgary Petroleums Ltd. (an oil and gas company) from April 2008 to December 2008, when it was sold and ceased to be a reporting issuer. Mr. Proto is a former Chair of the Petroleum Technology Research Centre at the University of Regina, a former Chief Executive Officer of Wascana Energy Inc. (an energy company), a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company), and a former member of the Canada Newfoundland Offshore Petroleum Board (a regulatory agency). He is a former director of each of Chieftain Development Ltd. (an energy company), Century Sales and Service Limited (an industrial company), and Saskatchewan Telecommunications Holding Corporation (Sasktel) (a telecommunications company).

Independent Director.
Board Chair.
Member of the Corporate Governance & Nominating Committee.

Mr. Michael M. Wilson, 59 B.Sc. (Chem) Bragg Creek, Alberta, Canada (Director since October 1, 2003) Other Public Directorships None
Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Mr. Wilson is a director (and former Board Chair) of Canpotex Limited (a potash export company), Board Chair of the International Plant Nutrition Institute (IPNI), a director of The Fertilizer Institute (TFI), a director of the International Fertilizer Association (IFA), a director of Alberta Economic Development Authority (AEDA), and a director of the Calgary Prostate Cancer Institute. Mr. Wilson is also a former director of Air Canada. Prior to joining the Corporation, between 1994 and 2000, Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President, and President, Methanol, from 1999 to 2000. From 1976 to 1994 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company). Mr. Wilson is a Chemical Engineer.

Non-Independent Director, and Chief Executive Officer of the Corporation.

Mr. Wilson is not a member of any of the Committees of the Board of Directors, but regularly attends the open sessions of all Committee meetings.

Mr. Victor J. Zaleschuk, 67
B.Comm., CA
Calgary, Alberta, Canada
(Director since October 3, 2002)

Other Public Directorships
•   Nexen Inc., an energy company
(TSX, NYSE)
• Cameco Corporation, a uranium company (TSX, NYSE)	Mr. Zaleschuk is the Board Chair of Cameco Corporation. Mr. Zaleschuk is also a former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

Independent Director.
Chair of the Audit Committee.
Member of the Human Resources & Compensation Committee.

All directors have held the principal occupation identified above for not less than five years except as follows:

•	Dr. Cunningham prior to November 2010 was President and Chief Executive Officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., Interim President and Interim Chief Executive Officer of Enterprise Products GP, LLC from June 2007 to August 2007, after serving as Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC from December 2005 to August 2007;

•	Mr. Girling prior to July 2010 was the Chief Operating Officer of TransCanada Corporation, prior to March 2010 was the Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., the general partner of TC Pipelines, L.P., prior to July 2009 was President, Pipelines, of TransCanada Corporation, and prior to June 2006 was Executive Vice President, Corporate Development & Chief Financial Officer of TransCanada Pipelines Limited;

•	Dr. Henry prior to July 2010 was the Dean of the College of Agriculture and Life Sciences at Cornell University in Ithaca, New York;

•	Mr. Horner prior to February 2007 was President and Chief Executive Officer of Catalyst Paper Corporation;

•	Mr. Lowe prior to October 2008 was Executive Vice President of Exploration & Production, prior to September 2007 was Executive Vice President of Commercial, and prior to April 2006 was Executive Vice President of Planning, Strategy and Corporate Affairs for ConocoPhillips;

•	Ms. McLellan prior to January 23, 2006 was a Member of Parliament for Edmonton Centre, and served as Deputy Prime Minister of Canada, Minister of Public Safety and Emergency Preparedness and Minister of Health; and

•	Mr. Pannell prior to July 2010 was a Managing Partner of Brookfield Asset Management Inc., prior to August 2006 was President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited.

Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the provisions of the Canada Business Corporations Act (the “Act”).

The attendance of directors at Board and Committee meetings, the compensation paid to directors, the equity-at-risk held in the Corporation by each of the directors, the Board composition (including the independence of the directors), and director succession planning are disclosed under “Section Three: Corporate Governance” in this Circular.

APPOINTMENT OF AUDITORS

The Board unanimously recommends that the Shareholders vote FOR the re-appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual meeting.

KPMG LLP have been our auditors since 1993. Unless instructed otherwise, the persons named in our form of Proxy will vote FOR the resolution to re-appoint KPMG LLP as our auditors.

External Audit Service Fees (By Category)

Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and quarterly reviews whether these services affect KPMG LLP’s independence. The following table sets out the fees billed to us by KPMG LLP for professional services in each of the years ended December 31, 2010 and 2009. During these years, KPMG LLP were our only external auditors.

	Year Ended December 31,
Category	2010 (CDN$)	2009 (CDN$)

Audit Fees(1)	$3,079,600	$3,310,050
Audit-Related Fees	Nil	Nil
Tax Fees(2)	$490,288	$251,532
All Other Fees	Nil	Nil

Total	$3,569,888	$3,561,582

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of the Corporation’s financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning with respect to Canadian, U.S. and international jurisdictions; expatriate tax planning services; compliance services relating to exportation tax filings; review and preparation of tax filings; tax advice relating to potential asset and business acquisitions/combinations; and other tax planning, compliance and transaction services.

SECTION THREE: CORPORATE GOVERNANCE

OUR CORPORATE GOVERNANCE

Our Board and management are committed to the continuous improvement of our governance practices and have been consistently recognized for excellence in corporate governance. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. Our governance practices comply with the requirements of the policies and guidelines of the Canadian securities regulators.

A cross referencing guide setting out the location in this Circular where we discuss our compliance with each of the requirements and guidelines described in National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), and the audit committee rules set forth in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”), is attached to this Circular as Appendix “1” to Schedule “B”.

A summary of our Corporate Governance Guidelines and framework is set out in Schedule “B”, including:

•	a summary of our Board Charter;

•	our shareholder engagement and communications practices;

•	expectations of our directors and responsibilities of our Board Chair;

•	access to independent directors and the Audit Committee;

•	a summary of our CEO Terms of Reference; and

•	a summary of our Code of Business Conduct and Ethics.

In addition, the full text of our current Corporate Governance Guidelines (the “Guidelines”), Board and Committee Charters, Terms of Reference (for individual directors, our Board Chair, Committee Chairs and our CEO), Code of Business Conduct and Ethics, and Audit Committee Whistleblower Procedures are available on our web site under “Governance” at www.agrium.com. Our Code of Business Conduct and Ethics has been filed on SEDAR and EDGAR. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary or by e-mail by going to the “Contact Us” section of our web site at www.agrium.com.

OUR BOARD

Composition of the Board and Independence

The Board is currently composed of eleven directors and eleven nominees will be proposed for election at the Meeting (all of whom are current directors). The Board considers a board size of nine to twelve members to be an appropriate number for our size, and sufficient to provide an appropriate mix of backgrounds and skills.

The Board has determined that ten out of the eleven proposed directors are “independent” for the purposes of the NYSE Listing Standards and the CSA Rules.

Independence Status of Director Nominees
Name	Management	Independent	Not Independent	Reason for Non-Independent Status

Ralph S. Cunningham		✓
Russell K. Girling		✓
Susan A. Henry		✓
Russell J. Horner		✓
John E. Lowe		✓
David J. Lesar		✓
A. Anne McLellan		✓
Derek G. Pannell		✓
Frank W. Proto		✓
Michael M. Wilson	✓		✓	Mr. Wilson is President & CEO
Victor J. Zaleschuk		✓

Mr. Wilson, the President & CEO of the Corporation, is not independent. In determining that each director other than Mr. Wilson is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation, and that each such director did not receive any consulting, advisory, or other compensatory fees from the Corporation except in the capacity as a member of the Board or a Committee. In addition, in determining independence the Board determined that each such director has not been an employee (and no immediate family member of the director has been an executive officer of) the Corporation within the past three years; that each such director has not received (and no immediate family member of the director has received) more than Cdn.$75,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) in any of the past three years; that each such director is not a current partner or employee of KPMG LLP, our external auditors, nor within the past three years has been a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time (and no immediate family member of the director is a current partner of KPMG LLP or is a current employee of KPMG LLP who participates in that firm’s audit, assurance, or tax compliance practice or within the past three years was a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time); that each such director has not been employed (and no immediate family member of the director has been employed) within the past three years as an executive officer of another company where any of that company’s present executive officers at the same time has served on that other company’s compensation committee; and each such director is not and has not been an executive officer or an employee (and no immediate family member of the director is or has been an executive officer) of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S.$1,000,000 or 2% of such other entity’s consolidated gross revenues.

In order to assist the Board in making its determinations with respect to the independence of its members, new directors complete, and all directors annually complete, a detailed disclosure questionnaire (the “Questionnaire”) which includes inquiries regarding any direct or indirect business relationships or interest in transactions between each director and the Corporation, as well as each director’s shareholdings and equity-based interests in the Corporation. This Questionnaire is further supplemented by internal inquiries that are conducted concerning the details of any business relationships or transactions that may exist between other corporations or organizations in which our directors have a direct or indirect interest and the Corporation. This information is reviewed by the Board at least annually and on an ongoing basis as appropriate in light of applicable factual circumstances in order to permit the Board to make its independence determinations.

Each year, all of our directors certify their compliance with the Corporation’s Code of Business Conduct and Ethics (described in Schedule “B”), which includes a requirement for the directors to declare any material relationships and any actual or potential conflict of interest.

Interlocking Directorships

Mr. Zaleschuk and Ms. McLellan are members of the Boards of Directors of each of Nexen Inc., a global energy company, and Cameco Corporation, the world’s largest uranium producer. Our Board has determined that there is no material business relationship between the Corporation and either of Nexen Inc. or Cameco Corporation. The Committees of the boards of directors of each of Nexen Inc. and Cameco Corporation on which Mr. Zaleschuk and Ms. McLellan serve together are also set out below. The Board has determined that the directorships with the Corporation, Nexen Inc. and Cameco Corporation held by Mr. Zaleschuk and Ms. McLellan do not affect their independence.

Company	Director	Interlocking Committee Memberships

Nexen Inc.	Anne McLellan	Health, Safety, Environment and Social Responsibility; Finance
	Victor J. Zaleschuk	Health, Safety, Environment and Social Responsibility; Finance (Chair)
Cameco Corporation	Anne McLellan	None
	Victor J. Zaleschuk	None

Board and Committee Attendance

During 2010, the Board and Committees held the following number of meetings:

		Number of In Camera
	Number of Meetings	Meetings Held
	Held During 2010	During 2010

Board Meetings (5 regularly scheduled and 2 special)	7 (1)	13
Audit Committee	6	6
Corporate Governance & Nominating Committee (3 regularly scheduled and 2 special)	5	3
Human Resources & Compensation Committee	3	3
Environment, Health, Safety & Security Committee	3	3

Note:

(1)	In September of each year, the Board holds a two-day off site Board Strategy Session, which is regarded as a single meeting for the purposes of Board attendance.

Our independent directors meet at the beginning and at the end of each regularly scheduled Board meeting without any members of management present and each of our Board Committees meet in camera with only the independent Board members present at each Committee meeting held. In addition, in camera sessions without management are held at certain special meetings of the Board. The Board Chair and Committee Chair, as applicable, preside over such in camera sessions and inform management of any issues that arise during such meetings and any actions required to be taken.

During 2010, the directors’ attendance at Board and Committee meetings was as follows:

	Board Meetings		Committee Meetings		Total Meetings
Director	Number	%	Number	%	%

Cunningham(1)	7 of 7	100%	3 of 3 Audit	100%	100%
			5 of 5 CG&N	100%
			1 of 1 HR&C	100%
Girling(2)	7 of 7	100%	6 of 6 Audit	100%	100%
			2 of 2 CG&N	100%
			1 of 1 HR&C	100%

	Board Meetings		Committee Meetings		Total Meetings
Director	Number	%	Number	%	%

Henry(3)	7 of 7	100%	3 of 3 CG&N	100%	100%
			3 of 3 EHS&S (Chair)	100%
			2 of 2 HR&C	100%
Horner(4)	7 of 7	100%	3 of 3 Audit	100%	100%
			3 of 3 CG&N (Chair)	100%
			3 of 3 EHS&S	100%
			3 of 3 HR&C	100%
Lesar(5)	5 of 5	100%	2 of 3 Audit	67%	89%
			1 of 1 EHS&S	100%
Lowe(5)	5 of 5	100%	3 of 3 Audit	100%	100%
			3 of 3 CG&N	100%
McLellan(6)	7 of 7	100%	3 of 3 Audit	100%	100%
			2 of 2 CG&N	100%
			3 of 3 EHS&S	100%
Pannell(7)	7 of 7	100%	2 of 2 CG&N	100%	100%
			3 of 3 EHS&S	100%
			3 of 3 HR&C (Chair)	100%
Proto(8)	7 of 7	100%	3 of 3 Audit	100%	100%
			3 of 3 CG&N	100%
			2 of 2 EHS&S	100%
Zaleschuk	7 of 7	100%	6 of 6 Audit (Chair)	100%	100%
			3 of 3 HR&C	100%
Wilson(9)	7 of 7	100%	N/A	N/A	100%

Notes:

(1)	Dr. Cunningham was appointed as a member of the HR&C Committee on May 12, 2010 and concurrently ceased to be a member of the Audit Committee.

(2)	Mr. Girling was appointed as a member of the HR&C Committee on May 12, 2010 and concurrently ceased to be a member of the CG&N Committee.

(3)	Dr. Henry was appointed as a member of the CG&N Committee on May 12, 2010 and concurrently ceased to be a member of the HR&C Committee.

(4)	Mr. Horner was appointed Chair of the CG&N Committee on May 12, 2010 and concurrently ceased to be a member of the Audit Committee.

(5)	Messrs. Lesar and Lowe were elected to the Board of Directors on May 12, 2010 and were appointed as Committee members on May 12, 2010.

(6)	Ms. McLellan was appointed as a member of the Audit Committee on May 12, 2010 and concurrently ceased to be a member of the CG&N Committee.

(7)	Mr. Pannell ceased to be a member of the CG&N Committee on May 12, 2010.

(8)	Mr. Proto was appointed as a member of the CG&N Committee on May 12, 2010 and concurrently ceased to be a member of the Audit Committee and the EHS&S Committee.

(9)	Mr. Wilson is not a member of any Committee, but attended all Committee meetings (other than in camera sessions of the independent directors held at all regularly scheduled Board and Committee meetings).

Board Orientation and Continuing Education

The CG&N Committee is responsible for the orientation and continuing education of new directors. The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ Manual (the “Manual”) prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, the Corporate Governance Guidelines, our Code of Business Conduct and Ethics, as well as extensive information relating to the Corporation and our industry. Prior to joining the Board, new directors are provided with copies of our corporate governance documents, together with certain corporate policies, recent analysts’ reports and press releases, and various company and industry brochures.

Each new director attends a comprehensive orientation at which members of senior management review our business, corporate strategy, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Manual provided to new directors to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of Business Conduct and Ethics. New directors have the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss matters of interest.

Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off-site strategy session, presentations from management, employees and outside experts to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information. The CG&N Committee, in consultation with the CEO and the Board Chair, also develops and maintains an evergreen list of continuing education topics which is periodically discussed with the Board members. This list includes topics of interest relating to the Corporation’s businesses, operations and strategy, regulatory developments, compliance initiatives, as well as international geopolitical and economic reviews.

Mr. Girling and Ms. McLellan have completed the Directors’ Education Program developed by the Institute of Corporate Directors (ICD) and the Joseph L. Rotman School of Management, University of Toronto.

In 2010, educational sessions offered to Board members included a presentation on International Financial Reporting Standards by our external auditors, economic presentations specific to agribusiness presented by investment professionals, political and economic updates on international agribusiness markets, a site visit to certain Agrium facilities, and numerous internal presentations and updates on a broad range of topics relating to our industry, businesses, operations and practices, including enterprise risk management, financial reporting and public disclosure developments, recent developments and emerging trends in corporate governance, environmental governance, major project governance and best practices, executive compensation practices, and information technology.

In 2011, the Board also adopted formal external continuing education guidelines for our directors pursuant to which the Board explicitly encourages, and the Corporation provides funding for, the directors to attend external forums, conferences and education programs in order to maintain and update their knowledge of our industry, its regulatory environment, and other topical areas of interest to enhance their continuing development as directors and stewards of the Corporation.

Board Performance Evaluation

The CG&N Committee typically conducts an annual evaluation of our Board, the Board Chair, each of the Board Committees, and each of the Committee Chairs, usually with the assistance of an external corporate governance expert. The methodology generally includes the following components:

Component	Description

Corporate Governance Review	A review is conducted of our corporate governance documents, current literature, and recent developments and trends indicated by corporate governance organizations and institutional investors.

Director Questionnaires	A tailored questionnaire is developed and completed by each of the directors with confidential responses provided directly to the Board Chair and/or the consultant.

Interviews	Confidential, in-depth, and candid interviews are conducted by the Board Chair and/or the consultant with each of the directors and certain members of senior management.

Data Analysis and Preparation of Report	The data and feedback provided pursuant to the evaluation process is reviewed and assessed. A written report, based on the data analysis and feedback from the directors and senior management, is compiled and presented to the Board Chair, the CG&N Committee Chair and the CEO for review.

Presentation of Findings and Recommendations to the Board	The final report is discussed by the CG&N Committee, provided to each of the Committees for their review, and then reviewed with the full Board of Directors.

The Board Chair separately assesses individual director performance. This may involve the completion of a self-appraisal by the individual directors, as well as dialogue with an external corporate governance consultant and discussions by the Board Chair with each of the directors.

An evaluation of the Board, the Board Chair, each of the Board Committees, the Committee Chairs, and individual directors was conducted in 2010 under the leadership of the Board Chair and the CG&N Committee Chair, with the assistance of an external corporate governance consultant who conducted interviews with each of the directors and certain members of senior management. The results of the evaluation were presented to the CG&N Committee and each of the Committees reviewed and discussed the results of their respective Committee and Committee Chair evaluations. The full Board of Directors reviewed and discussed the evaluation results, and offered suggestions in areas which could enhance the Board’s efficiency and effectiveness. The external consultant reported to the Board that the feedback from the evaluation was overwhelmingly positive, and that senior management as well as the directors considered the effectiveness of the Board to be very high. The primary areas that were identified for continuing focus by the Board revolved around CEO and Board Chair succession planning which are currently and will be the subject of heightened attention by the Board over the course of the next two years in particular.

Director Succession Planning

The Board, through the CG&N Committee, has the responsibility to review the skills and experience represented on the Board in light of the Corporation’s strategic direction, opportunities and risks, having regard as well to the most recently conducted Board performance evaluation. As part of our Board Succession Planning and Director Recruitment Program, the CG&N Committee maintains and regularly evaluates, at least annually, our Board Composition Matrix, which describes our current directors’ experience, qualifications, competencies and skills, in order to allow the Board to focus on identifying and attracting new members that would most benefit our Board at any particular point in time. This process facilitates an ongoing review of the directors’ respective experience in numerous areas, which include, among others, international business, mergers and acquisitions, financial and accounting, former CEO/senior officer experience, and experience in the areas of executive compensation, agricultural/chemical, operational/engineering, manufacturing/industrial, energy/mining, marketing/sales, research & development, as well as geographic, age and gender diversity.

The CG&N Committee maintains an evergreen list of potential Board candidates for future consideration comprised of people the Committee feels would be appropriate to join the Board. These individuals complement the current skill matrix of the Board and fit within independence requirements for the Board and its Committees. Our director recruiting process will generally involve a variety of methods as appropriate in the judgment of the Board, obtaining input from various sources and background checks.

In 2010, the Board invited Messrs. David Lesar and John Lowe to stand for election to the Board. An executive search firm was engaged to identify potential candidates with the particular qualifications, skills, experience and attributes that would most benefit the Board at that time. Feedback was also sought from the current directors with respect to the identification of any potential candidates that may be known to them. The CG&N Committee appointed an interview sub-committee consisting of the Board Chair, the CG&N Committee Chair, the Audit Committee Chair, and the Chief Executive Officer. This process resulted in the election of Messrs. Lesar and Lowe to the Board at the 2010 Annual and Special Meeting of Shareholders. Both Messrs. Lesar and Lowe offer a broad range of international business experience encompassing strategy, mergers & acquisitions, operations, distribution, and finance with an emphasis on the energy and chemical industries. The Board has determined that the current composition of the Board provides broad, diverse and deep experience in all of the areas that are important to ensure that the Board can provide effective stewardship to the Corporation.

Board Chair Succession Planning

The CG&N Committee has also conducted a comprehensive review of our Board Chair succession planning process in consultation with an external governance expert. The review focused on the aspects of the Board Chair’s role that will be important over the next few years, and included an assessment of the current Terms of Reference for the Board Chair and a determination of the ideal skills, experience, attributes and behavioural qualities for a successor Board Chair, as well as the development of the consultative process to be undertaken with the members of the Board and the CEO to most effectively facilitate a Board Chair succession transition. Our current Board Chair will reach his mandatory retirement age in May 2014, and the Board Chair succession planning process will be initiated well in advance of that date.

Mandatory Director Retirement

We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains a certain age. During 2010, the Board determined to increase the mandatory age of retirement from the age of 70 years to 72 years. This decision was made in connection with the recent Board and Board Chair succession planning reviews and having regard to the valuable contributions continuing to be made by our directors.

Enterprise Risk Management

In the normal course, our business activities expose us to risk. The acceptance of certain risks is both necessary and advantageous in order to achieve our growth targets and our vision. We focus on long-term results and manage related risks and uncertainties. Our risk management structure strives to ensure sound business decisions are made that balance risk and reward and drive the maximization of total shareholder return.

Through Agrium’s structured Enterprise Risk Management (“ERM”) Process, our senior management, business units and corporate functions seek to identify and manage all risks facing the business. Once identified, risks and related mitigation strategies are evaluated, documented, and reviewed on an evergreen basis, with a formal review and sign-off quarterly. Our risk governance structure involves the following key components:

Board of Directors

•	Oversight responsibility for risk management;

•	Responsible for understanding the material risks of the business and the related mitigation strategies, and taking reasonable steps to ensure that management has an effective risk management structure in place to identify, understand and appropriately manage the risks of the business;

•	Committees of the Board oversee certain specific risks relevant to their respective areas (see pages 18 — 28), including the Human Resources & Compensation Committee which is responsible to assess potential risks that could arise in connection with our compensation policies and programs.

Chief Risk Officer

•	Agrium has appointed a Chief Risk Officer (“CRO”), who is responsible for maintaining an effective ERM Process. The CRO monitors current developments in risk management practices, drives improvements in Agrium’s Risk Management philosophy, program and policies, and champions development of a best practice risk management culture;

•	The CRO reports quarterly to the Board and senior management on all significant risks including new or increased risks resulting from changes in operations or external factors;

•	The CRO conducts an annual review with the Board of Directors and senior management of the ERM process and material; and

•	The CRO also holds an annual in camera session with the Board with respect to the ERM Process and the risks facing the business.

Mitigating Strategies

The following provides an overview of the strategies we have adopted to manage the potential risks that could arise in connection with our compensation policies and programs:

•	We have a structured annual succession planning process focused on actively accelerating the development of leaders through targeted developmental opportunities;

•	We have developed a company-wide Leadership Development Framework and tools to enhance leadership capabilities;

•	We conduct a continuous review and analysis of our total compensation program to ensure our offering to employees is competitive in the markets in which we compete for talent;

•	We track and monitor key workforce metrics to identify high risk areas. Examples include voluntary resignation, key employee segments with higher attrition, workforce demographics to forecast retirements and employee exit trends; and

•	We benchmark our human resources programs, policies and practices externally to align with our business strategies and ensure competitiveness.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four Standing Committees: the Audit Committee, the Human Resources & Compensation Committee, the Corporate Governance & Nominating Committee and the Environment, Health, Safety & Security Committee. Committee membership is reviewed annually by the Corporate Governance & Nominating Committee and the Board of Directors.

Audit Committee

Members	V. J. Zaleschuk, CA (Chair) D. J. Lesar A. A. McLellan R. K. Girling J. E. Lowe

Charter The full Audit Committee Charter is available at www.agrium.com under “Governance”
The mandate, procedure and composition requirements of the Audit Committee are set out in its Charter.

The mandate of the Audit Committee is to assist the Board’s oversight of (i) our accounting and financial reporting processes, (ii) the quality and integrity of our financial statements and related disclosures, and (iii) the effectiveness of our internal controls. The financial statements are prepared by and are the responsibility of management. The interim consolidated financial statements are reviewed by the Corporation’s external auditors and then approved by the Audit Committee. The external auditors express an independent opinion on the annual consolidated financial statements which are then approved by the Board upon the recommendation of the Audit Committee.

The Audit Committee’s Charter explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to Shareholder approval) and termination of the external auditors, discussion and review of the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services, review of the qualifications, independence and fees of the external auditors, and establishment of hiring policies for employees or former employees of the external auditors.

Other responsibilities of the Audit Committee include:

•   monitoring compliance by the Corporation with legal and regulatory requirements that could have a material effect upon the financial position of the Corporation and that are not subject to the oversight of another Committee of the Board;

• monitoring the Corporation’s internal audit function;
• overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues;

•   reviewing, prior to Board approval, the Corporation’s annual audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our Annual Report, the Annual Information Form, prospectuses and offering documents, and other major shareholder communications containing significant financial information;

•   establishing procedures for: (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submissions by our employees of concerns regarding accounting or auditing matters; and

• reviewing the Audit Committee Charter on an annual basis.

2010 Accomplishments and Key Activities	The accomplishments and key activities of the Audit Committee in 2010 included the following: • Financial Reporting

     •   reviewed and approved the Corporation’s interim financial statements and management’s discussion & analysis, and reviewed and recommended to the Board for approval the Corporation’s audited annual consolidated financial statements, and management’s discussion & analysis thereon;

     •   reviewed and recommended for approval the Corporation’s Annual Information Form, Circular information related to the Audit Committee, and other disclosure documents containing material financial information;

     •   reviewed and recommended to the Board for approval an increase to the offering price of securities qualified for distribution under the Corporation’s Universal Shelf Prospectus from $1 billion to $2 billion;

     •   reviewed and recommended to the Board for approval a debt offering of securities having a 30-year term pursuant to a Prospectus Supplement to the Universal Shelf Prospectus in the amount of $500 million;

• reviewed the Business Acquisition Report with respect to the acquisition of AWB Limited (“AWB”);

     •   provided oversight and discussed with management the effectiveness of disclosure controls and procedures, design of internal controls over financial reporting, and reviewed reports from the Corporation’s Disclosure Committee;

• provided oversight with respect to the financial reporting transition to International Financial Reporting Standards; and
• reviewed and discussed key estimates and provisions with management and the external auditors.
• External Auditors

     •   reviewed and discussed with management and the external auditors key financial issues, financial reporting developments, changes in accounting standards and policies, and corporate disclosure developments affecting financial reporting;

• recommended to the Board the appointment of the external auditors;
• reviewed and approved proposed external audit and non-audit fees;
• evaluated the performance and independence of the external auditors;
• reviewed the external auditors’ annual integrated audit plan and budget;
• reviewed the results of the annual integrated audit and discussed the external auditors’ opinion on our internal controls and the quality of our financial reporting; and
• monitored the effectiveness of the relationship among the external auditors, management, and the Audit Committee.
• Internal Audit
• monitored the activities of the Internal Audit Department, including review of the reports of Internal Audit on the adequacy of management’s actions;
• reviewed the performance and objectivity of the Internal Audit Department;
• reviewed and approved the Internal Audit annual audit plan, budget, and key performance indicators; and
• reviewed and approved Internal Audit’s mandate.
• Financial Risk Management

     •   monitored financial risk management, including hedging activities, debt covenant compliance, insurance programs relating to directors’ and officers’ liability, U.S. workers’ compensation/employers’ liability and wholesale property; and

• provided oversight in respect of the Corporation’s Information Technology (IT) systems, including security features and recovery plans, IT strategy, and IT Internal Audit plan.
• Governance and Disclosure
• conducted the annual review of the Audit Committee’s Charter and the Corporation’s Disclosure Policy;
• reviewed management’s reports on compliance with the Code of Business Conduct and Ethics; and
• monitored emerging trends and best practices with respect to financial reporting and corporate governance impacting on the mandate of the Audit Committee.

Membership Criteria
Independence. The Board has determined that each member of the Audit Committee is independent within the meaning of Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) and none receives, directly or indirectly, any compensation from the Corporation other than for service as a director and a member of the Board Committees of the Corporation.

Other Audit Committees. Unless the Board determines otherwise, no member of the Audit Committee may serve on the audit committees of more than two other public companies.

Financial Literacy of Members
Audit Committee Financial Expert. The Board has determined that Mr. Zaleschuk is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

Financial Literacy. The Board has determined that each member of the Audit Committee is “financially literate” within the meaning of MI 52-110. In considering whether a member of the Audit Committee is financially literate, the Board looks at the ability to read a set of financial statements, including a balance sheet, income statement and cash flow statement of a breadth and complexity similar to that of the Corporation’s financial statements. See the directors’ biographies on pages 4 through 8 for relevant education and experience of each member of the Audit Committee.

Advisors	The Audit Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the Audit Committee and/or provide advice on any matter within its mandate. The Audit Committee Chair leads the selection of these outside consultants and advisors, and the Audit Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Auditors
Auditors Engagement. KPMG LLP have been the Corporation’s auditors since 1993. The Audit Committee is directly responsible for the engagement, retention and oversight of the external auditors, who report directly to the Audit Committee.

Independence. The Audit Committee has determined that KPMG LLP is independent. See “Section Two: Matters to be Acted Upon at the Meeting — Appointment of Auditors” for details regarding fees paid to KPMG LLP for professional services in the years ended December 31, 2010 and 2009.

Audit Committee Oversight. Since January 1, 2010, the commencement of our most recently completed financial year, there has been no recommendation of the Audit Committee to nominate or compensate an external auditor that has not been adopted by the Board.

Pre-Approval Policy and Procedure. The Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.

Meetings	The Audit Committee met on 6 occasions in 2010 and, as is required by the Audit Committee Charter, held in camera sessions without management present on each occasion (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, Audit Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Availability of Committee	Members of the Audit Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the Audit Committee’s mandate.
See Schedule “B” for information about sending confidential communications to the Audit Committee.

Additional Information	Additional information regarding the Audit Committee, including certain information that is required to be disclosed in accordance with MI 52-110, is found in Item 16 of our Annual Information Form dated February 24, 2011.

Corporate Governance & Nominating Committee (the “CG&N Committee”)

Members	R. J. Horner (Chair) S. A. Henry F. W. Proto R. S. Cunningham J. E. Lowe

Charter	The mandate, procedure and composition requirements of the CG&N Committee are set out in its Charter.

The full CG&N Committee Charter is available at www.agrium.com under “Governance”	The mandate of the CG&N Committee is to assist the Board in fulfilling its responsibilities relating to continuing review and development of Agrium’s corporate governance system. Responsibilities of the CG&N Committee include:

• reviewing and developing the Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its Committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors and the CEO;

• reviewing and recommending to the Board any reports on compliance with the governance guidelines and requirements of applicable regulators and securities exchanges;

• reviewing and recommending director compensation for Board and Committee service, and overseeing the administration of the DSU Plans (defined in Schedule “A”);

• annually evaluating the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and individual directors;

• monitoring the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management;

•   assisting the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and to recommend to the Board persons for nomination to the Board;

•   developing and updating a Board Chair succession planning process which takes into account the ideal skills, experience, and characteristics for a successor Board Chair, the Corporation’s Terms of Reference for the Board Chair, the incumbent Board Chair’s tenure, potential Board Chair successor candidates and their respective experience, qualifications, behavioural competencies, capacity and interest, as well as the opportunities, risks and strategic direction of the Corporation and any other relevant circumstances;

• providing direction to other Committees of the Board as to allocation of Committee responsibilities where matters arise that could fall within the purview of more than one Committee’s mandate;

•   providing recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifying and making recommendations respecting the appointment of members to Board Committees;

• developing and implementing an orientation and ongoing education program for directors;

• ensuring that Board Committees and individual directors engage outside advisors as needed; and

• reviewing the CG&N Committee Charter on an annual basis.

See Schedule “B” for a description of the Guidelines, Board Charter and Terms of Reference for the Corporation’s Board Chair, individual directors and CEO.

2010 Accomplishments and Key Activities	The accomplishments and key activities of the CG&N Committee in 2010 included the following: • Director Succession
• reviewed and updated the Board Composition Matrix and director succession planning process;

• recruited Messrs. Lowe and Lesar who were elected to the Board of Directors at the 2010 Annual and Special Meeting of Shareholders; and

• reviewed and recommended Committee membership to the Board.
• Directors’ Mandatory Retirement Age

• amended the Corporation’s Corporate Governance Guidelines to increase the mandatory retirement age for members of the Board of Directors from age 70 to 72.
• Evaluation of the Board, Committees, Board/Committee Chairs, and Individual Directors

• assessed director independence against categorical standards and reviewed director relationships, commitments and interlocks;

     •   conducted an evaluation for the Board, Board Committees, the Board Chair, and Committee Chairs with the assistance of an external corporate governance consultant, and received and considered feedback from the Board Chair regarding the assessment of the performance of the individual directors; and

• assessed and updated, as appropriate, the Board and Committee Charters, Corporate Governance Guidelines, and the Board Manual.
• Corporate Governance Best Practices

     •   recommended to the Board for approval holding a Say on Pay advisory vote at the 2010 Annual and Special Meeting of the Shareholders of the Corporation and implementing a Shareholder Engagement Policy (see page 36);

     •   reviewed and recommended to the Board for approval amendments to the CG&N Committee Charter and our Corporate Governance Guidelines addressing Board Chair succession planning, directors’ mandatory retirement age, external continuing education guidelines, and other updates of a general housekeeping nature;

• monitored recent developments, emerging trends, and best practices in corporate governance and disclosure practices;

• reviewed, assessed, and enhanced the directors’ continuing education process; and

• assessed relationships between each director and the Corporation and recommended to the Board that ten out of eleven nominees named in this Circular are independent.
• 2010 Shareholder Rights Plan

• recommended to the Board for approval the implementation of the Corporation’s 2010 Amended and Restated Shareholder Rights Plan.
• Public Disclosures

• reviewed and approved for recommendation to the Board the corporate governance disclosures contained in the Circular.
• Board Remuneration

• recommended the form and amount of the directors’ and Board Chair’s compensation.

Membership Criteria	Each member of the CG&N Committee is required by its Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

Compensation Consultant	Consultant Retained. The CG&N Committee retained Towers Watson in the most recent fiscal year to assist with reviews of Board compensation. See “Human Resources & Compensation Committee” (below) for details with respect to the duties performed by Towers Watson for the Corporation in 2010.

Advisors	The CG&N Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the CG&N Committee and/or provide advice on any matter within its mandate. The CG&N Committee Chair leads the selection of these outside consultants and advisors, and the CG&N Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Meetings	The CG&N Committee met on 5 occasions in 2010 and held in camera sessions without management present on 3 occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, CG&N Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Availability of Committee	Members of the CG&N Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the CG&N Committee’s mandate.

Human Resources & Compensation Committee (the “HR&C Committee”)

Members	D. G. Pannell (Chair) R. K. Girling V. J. Zaleschuk, CA R. S. Cunningham R. J. Horner

Charter	The mandate, procedure and composition requirements of the HR&C Committee are set out in its Charter. Each year, the HR&C Charter is reviewed and amended as deemed appropriate. In February 2011, minor updates to the Charter were approved, including adding an increased focus on CEO succession planning to the HR&C Committee mandate.
The full HR&C Committee Charter is available at www.agrium.com under “Governance”	The mandate of the HR&C Committee is to assist the Board in fulfilling its responsibilities relating to human resources matters. Responsibilities of the HR&C Committee include:

• advising on human resources and compensation philosophies, strategies and principles, including the review of compensation policies and programs for employees;

• reviewing and approving the CEO’s goals and objectives, assessing the CEO’s performance, and recommending the CEO’s compensation;

• overseeing the evaluation of management, including recommendations to the Board regarding the appointment of and the compensation arrangements for executives;

• assessing executive succession plans and practices, including oversight for CEO succession planning;

• reviewing and making recommendations with respect to incentive compensation and equity compensation plans and programs;

• reviewing and approving the investment, funding and benefits policies relating to retirement plans;

• overseeing the preparation of the Compensation Discussion & Analysis (“CD&A”) and related compensation disclosure; and

• reviewing the HR&C Committee Charter on an annual basis.

2010 Accomplishments and Key Activities	The accomplishments and key activities of the HR&C Committee in 2010 included the following: • Compensation

     •   reviewed compensation policies and programs with consideration for (i) the Corporation’s business strategy, (ii) the management of any risk to a level that is appropriate for our business, and (iii) evolving compensation disclosure regulation and best-practices guidelines for executive compensation;

     •   reviewed Agrium’s global total rewards philosophy, which elaborates on our compensation principles as outlined in the Compensation Discussion and Analysis, and provides operational guidance to management;

• evaluated the CEO’s performance in 2010 and made compensation recommendations to the Board;
• reviewed evaluations of executives’ performance and recommended compensation packages to the Board; and
• evaluated the services and independence of the compensation consultant engaged by the HR&C Committee.
• Human Resources Strategies and Policies
• reviewed the Corporation’s human resources strategies and programs in light of the different cultural and economic environments in which it operates;
• reviewed and discussed human resources across Agrium’s business units with the business unit’s HR senior management; and
• reviewed accomplishments relative to previously established goals and the planned focus for human resources over the next few years.
• Succession Planning & Workforce Planning
• negotiated and concluded a two year extension to the CEO’s executive employment agreement from May 2011 to May 2013 (see page 72);
• reviewed and discussed the CEO succession plan;
• reviewed the executive and management succession plans; and
• reviewed current data from the Corporation’s Workforce Planning and Development initiative.
• Pension Programs
• reviewed the annual pension funding and expense report;
• reviewed the pension and savings plan administration update, including the implemented change of our 401(k) administrator and investment manager; and
• reviewed the annual Investment Management Performance.
• Governance and Disclosure

     •   recommended to the Board for approval the holding of a Shareholder Advisory Vote on Executive Compensation, which was held at Agrium’s 2010 Annual and Special Meeting of Shareholders, receiving an approval vote of more than 96%;

     •   continued to monitor and discuss new and emerging compensation regulations and the recommendations of various shareholder governance groups and made or is considering appropriate changes to continually enhance the governance of the Agrium compensation program, including a continued focus and dialogue on compensation risk management in 2011;

• approved and implemented an executive compensation clawback policy (see page 44);
• implemented a Shareholder Engagement Policy which provides for an action plan to address a scenario of a low Shareholder approval result;

• reviewed and approved the CD&A and related compensation disclosure to be included in the Circular, including additional voluntary disclosure relating to executive and director compensation;
• reviewed officer equity ownership relative to established guidelines; and

     •   reviewed the HR&C Committee Charter and Work Plan, and recommended to the Board for approval amendments to the Charter addressing CEO succession planning, executive development, and other updates of a general housekeeping nature.

   See Schedule “D” for the detailed Work Plan of the HR&C Committee.

Membership Criteria
Independence. Each member of the HR&C Committee is required to be independent within the meaning of the CSA Rules and the NYSE Listing Standards. In addition, the CEO does not participate in the appointment of members to the HR&C Committee.

Interlocks. None of Agrium’s executive officers has served as a member of a compensation committee (or equivalent committee) of any other entity that employs a member of the HR&C Committee.

Sitting CEOs. Mr. Girling is the only HR&C Committee member that is currently an active chief executive officer of a publicly traded company.

Human Resource and Financial Literacy of Members	HR&C Committee members are appointed with a view to ensuring that the Committee maintains an appropriate level of financial and human resources literacy. All members of the HR&C Committee are knowledgeable about Agrium’s compensation programs. Mr. Zaleschuk is considered by the Board to have financial expertise and has been designated as an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002. All of the members of the Committee are “financially literate” within the meaning of MI 52-110, and have been determined by the Committee to possess human resources literacy, meaning a thorough understanding of compensation theory and practice, people development and management, succession planning and executive development. Such knowledge and capability includes (i) current or prior experience working as chief executive or senior officers of major organizations (which provide significant financial and human resources experience), (ii) involvement on board compensation committees of other entities, and (iii) experience and education pertaining to financial accounting and reporting and familiarity with internal financial controls. See the directors’ biographies on pages 4 through 8 for additional information.

Advisors	The HR&C Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the HR&C Committee and/or provide advice on any matter within its mandate. The HR&C Committee Chair leads the selection of these outside consultants and advisors, and the HR&C Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Compensation Consultant	Consultant Retained. The HR&C Committee retained Towers Watson in the most recent fiscal year to assist with preparing information and providing advice on senior executive and director compensation arrangements. Materials provided by Towers Watson have been presented by Towers Watson and/or management to the HR&C Committee for its independent review and approval. Towers Watson’s 2010 scope of services included competitive reviews of senior executive and Board compensation levels, providing management with pension actuarial support, providing trend information and other miscellaneous executive compensation assistance. See “Section Four: Executive Compensation — 2010 Compensation Discussion & Analysis — Compensation Process” for details with respect to the duties performed by Towers Watson in 2010.

Independence. The HR&C Committee has determined that Towers Watson is independent from Agrium management and is satisfied that it receives impartial and independent advice from Towers Watson on all matters relating to executive compensation. Executive compensation consulting services are provided to Agrium by an individual consultant at Towers Watson (the “Consultant”). In addition to the pre-approval requirements described below, to ensure a continued independent relationship, the Consultant does not:
• act as the “client manager” for services provided to Agrium;
• directly benefit from any non-executive compensation services Towers Watson provides to Agrium; or
• participate in discussions with management that relate to non-executive compensation advisory services.
In 2010, Towers Watson earned U.S.$374,000 in fees for executive compensation services and U.S.$941,000 for retirement and pension consulting services. The total fees represent less than 1% of Towers Watson’s total annual revenue.
Pre-Approval of Services. The HR&C Committee is required to pre-approve any services requested by management from any compensation consultants engaged by the HR&C Committee. The HR&C Committee will not approve any work that, in its view, could compromise the independence of the compensation consultants engaged to advise the HR&C Committee.
Quarterly Meetings with the HR&C Committee Chair. The Chair of the HR&C Committee meets privately with the HR&C Committee’s compensation consultant each quarter to review ongoing compensation work and any proposed additional services, including any matters related to NEO compensation.
Fees Paid. The fees paid to Towers Watson with respect to all work performed for the Corporation are as follows:

				Percentage
	Billed in	Billed in	Billed in	of Total Fees
	2008	2009	2010	Billed in
Type of Fee	(U.S.$)	(U.S.$)	(U.S.$)	2010

HR&C Committee work — executive compensation	$182,000	$210,000	$214,000	16%

Management work — executive and general compensation	$63,000	$45,000	$160,000	12%

Retirement and pension consulting services	$938,000	$903,000	$941,000	72%

Evaluation of Consultant. The HR&C Committee conducts an annual evaluation of the performance and independence of its external compensation consultant. In connection with the completion of the 2010 compensation year, the HR&C Committee evaluated the services of Towers Watson and determined that it was satisfied with the effectiveness of the performance of Towers Watson.

Meetings	The HR&C Committee met on 3 occasions in 2010 and held in camera sessions without management present on each occasion. In addition to holding in camera sessions following every regularly scheduled meeting, HR&C Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

Availability of Committee	Members of the HR&C Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the HR&C Committee’s mandate.

Environment, Health, Safety & Security Committee (the “EHS&S Committee”)

Members	S.A. Henry (Chair) D. J. Lesar D. G. Pannell R. J. Horner A. A. McLellan

Charter	The mandate, procedure and composition requirements of the EHS&S Committee are set out in its Charter.

The full EHS&S Committee Charter is available at www.agrium.com under “Governance”	The mandate of the EHS&S Committee is to assist the Board in fulfilling its oversight responsibilities in order to ensure the Corporation’s activities are conducted in an environmentally responsible manner and that the Corporation maintains the integrity of its health, safety and security policies. Responsibilities of the EHS&S Committee include:

• annually reviewing and recommending to the Board for approval the Environment, Health, Safety & Security Policy;

•   monitoring environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviewing the strategies and methods used to improve our environmental, health, safety and security performance;

• reviewing our environmental, health, safety and security performance goals, management systems implementation, audit programs and plans, and the status of our remediation projects and provisions;

• reviewing the methods of communicating our environmental, health, safety and security policies and procedures throughout the organization; and

• reviewing the EHS&S Committee Charter on an annual basis.

In addition, it is the practice of the EHS&S Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities.

The Corporation has a corporate environment, health, safety & security committee composed of members of senior management which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health, safety and security policies.

2010 Accomplishments and Key Activities	The accomplishments and key activities of the EHS&S Committee in 2010 included the following: • oversaw the Corporation’s best EHS&S performance in employee and contractor recordable injuries in 2010;

• reviewed the EHS&S integration activities related to the Corporation’s recent acquisitions, resulting in improved EHS&S performance in those entities;

• commissioned a company-wide Crisis Management training simulation;

• reviewed and assessed the Environmental Management Systems and performance within each of the strategic business units;

•   completed implementation of the processes and key controls on Asset Retirement Obligations and Environmental Remediation Liabilities as related to International Financial Reporting Standards compliance;

• strengthened the Corporation’s product stewardship processes;

• developed a five-year EHS&S Performance Improvement Plan; and

• stewarded to the recommendations provided by an external assessment of the Corporation’s EHS&S governance practices.

Membership Criteria	Each member of the EHS&S Committee is required by its Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

Advisors	The EHS&S Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the EHS&S Committee and/or provide advice on any matter within its mandate. The EHS&S Committee Chair leads the selection of these outside consultants and advisors, and the EHS&S Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Meetings	The EHS&S Committee met on 3 occasions in 2010 and held in camera sessions without management present on each occasion. In addition to holding in camera sessions following every regularly scheduled meeting, EHS&S Committee procedure allows any director to move the Committee to an in camera session at any time during a meeting.

The EHS&S Committee meets separately with the Director, Environment, Health, Safety & Security, and reports to the Board on such meetings.

Availability of Committee	Members of the EHS&S Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the EHS&S Committee’s mandate.

DIRECTOR COMPENSATION

Director Compensation Program

Philosophy and Objectives

The director compensation program is designed to:

•	attract and retain individuals with necessary experience and abilities;

•	provide appropriate compensation to reflect the responsibilities, commitments and risks accompanying Board membership; and

•	align the interests of Board members with those of our Shareholders.

Compensation Decisions and Changes in 2010

The CG&N Committee annually reviews director compensation using comparative Canadian and U.S. data provided by an independent compensation consultant (see the section entitled “Human Resources & Compensation Committee” (above) for information regarding the consultant retained). Director compensation is generally targeted near the median of our U.S. Peer Group. See “Section Four: Executive Compensation — 2010 Compensation Discussion & Analysis — Basis for Compensation Decisions” for more information on the U.S. Peer Group.

In 2010, the CG&N Committee recommended, and the Board approved, an increase in the annual retainer for the Chair of the Board, Board members, Committee members and Committee Chairs to better align total director compensation with the median of the U.S. Peer Group. This decision was based on the conclusion by Towers Watson that Agrium’s total Board compensation was considerably below the 50th percentile of the U.S. Peer Group and that, despite similar conclusions made by Towers Watson in 2009, the Board had determined not to make any changes to director compensation in 2009. These changes became effective April 1, 2010.

Fees and Retainers

Non-executive director compensation is comprised of cash retainers and fees (payable in cash or in deferred share units (“DSUs”)) and DSU retainers. Please see below for a description of the deferred share unit fee plan (the “DSU Fee Plan”) (which allows directors to elect to receive cash retainers and fees in DSUs instead of cash) and the deferred share unit grant plan (the “DSU Grant Plan”) (pursuant to which DSU retainers are paid). The compensation arrangements for non-executive directors in 2010 (effective April 1, 2010) were as follows:

Amount
Type of Fee	(U.S.$)

ANNUAL RETAINER

Board Chair Maximum Annual Cash Retainer (inclusive of all meeting fees)(1)(2)	$255,000
Board Chair Minimum Annual DSU Retainer (grant value)	$ 85,000
Board Members Maximum Annual Cash Retainer (except Board Chair)(2)	$120,000
Board Members Minimum Annual DSU Retainer (except Board Chair)	$ 40,000
Committee Retainer	$ 3,500
Committee Chair Retainer (except Audit Chair and HR&C Chair)	$ 6,500
Audit Committee Chair Retainer	$ 15,000
HR&C Committee Chair Retainer	$ 10,000

ATTENDANCE FEES
Board and Committee Meetings (except Audit)	$1,000 per meeting
Audit Committee Meetings	$1,500 per meeting
Travel Allowance(3)	$ 1,000

Notes:

(1)	The Board Chair does not receive meeting fees, but attends all Board and Committee meetings.

(2)	Subject to a director meeting the minimum equity ownership requirements (discussed below), a director is entitled to receive between 50% and 75% of such director’s total annual retainer in cash. The Board Chair Maximum Annual Cash Retainer and the Board Members Maximum Annual Cash Retainer represents 75% of such director’s total annual retainer (Chair: $340,000; Board members (other than Chair): $160,000). In the event that a Board member has not yet met the minimum equity ownership requirements the annual cash retainer will equal 50% of the total annual retainer and the remaining 50% of the annual retainer will be paid in DSUs.

(3)	A travel allowance of U.S. $1,000 is paid to each non-executive director who travels out of his or her province or state of residence to a meeting site.

Our Chief Executive Officer, being the only executive director of the Corporation, is not entitled to additional compensation for performance of director duties. The director compensation program is distinct from the executive compensation program and non-executive directors are not eligible to receive pensions, non-equity incentives, stock options, benefits or perks from the Corporation. See “Section Four: Executive Compensation” (below) for a description of the executive compensation program.

2010 Summary of Director Compensation

The following compensation table (the “Director Compensation Table”) sets out the compensation paid to each of the Corporation’s directors in the year ended December 31, 2010. The table reflects compensation for Ms. Germaine Gibara who was suffering from a serious illness that took a sudden and tragic turn resulting in her passing in April of 2010.

		Share-based	All other
	Fees earned(1)	awards(2)	Compensation(3)	Total
Director	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)

Cunningham	$136,500	$80,000	$2,141	$218,641
Gibara	$14,459	$14,408	$2,469	$31,336
Girling	—	$223,663	$1,605	$225,268
Henry	—	$229,835	$5,030	$234,865
Horner	$151,833	$80,000	$2,249	$234,082
Lesar	—	$192,234	$66	$192,300
Lowe	—	$196,696	$66	$196,762
McLellan	$50,750	$170,583	$1,238	$222,571
Pannell	—	$230,895	$679	$231,574
Proto	$236,750	$170,000	$3,783	$410,533
Wilson(4)	—	—	—	—
Zaleschuk	$37,750	$192,844	$2,584	$233,178

Notes:

(1)	Includes the portion of the directors’ cash retainers, attendance fees and travel allowances paid in cash.

(2)	Includes the grant date fair value of directors’ DSU retainers and the portion of the directors’ cash retainers, attendance fees and travel allowance taken in DSUs. DSUs are granted based on the intended cash value, whereby the number of DSUs granted is determined by dividing the intended cash value of the grant by the average market price (converted to U.S. dollars at the Bank of Canada noon rate on the date of grant) of the Common Shares on the TSX for the ten trading days preceding the date of grant (the “Average Market Price”). As a result, the grant date fair value for each grant was calculated on the basis of the Average Market Price, being $71.07 (Q1), $49.93 (Q2), $75.59 (Q3) and $86.01 (Q4), multiplied by the total number of DSUs granted. The amounts reported exclude DSUs issued as an adjustment for dividends.

(3)	Includes the dollar value of any dividends or other earnings paid or payable on share-based awards that were not factored into grant date fair value.

(4)	As an executive of Agrium, Mr. Wilson is not paid any director compensation. See “Section Four: Executive Compensation” for information regarding compensation paid to Mr. Wilson in his role as CEO of Agrium.

The following table provides a breakdown of the cash and DSU retainers and fees paid to directors in 2010 as identified in the “Fees earned” and “Share-based awards” columns of the Director Compensation Table (above):

	Fees and Retainers (U.S.$)						Fees and Retainers paid in DSUs (U.S.$)
									Grant Date
	Board,				Percentage		Value of		Fair
	Committee,	Board and			of Cash	Total Cash	Cash		Value
	& Committee	Committee			Fees	Fees	Fees	Value of	of
	Chair	Attendance	Travel	Total	taken	taken	taken	DSU	Total DSUs
Director	Retainers	Fees	Allowance	Payable	in DSUs	in Cash	in DSUs	Retainer Payable	Granted(1)(2)

Cunningham	$112,000	$19,500	$5,000	$136,500	—	$136,500	—	$80,000	$80,000
Gibara	$25,917	$3,000	—	$28,917	50%	$14,459	$14,408	—	$14,408
Girling	$82,000	$21,000	$1,000	$104,000	100%	—	$103,663	$120,000	$223,663
Henry	$88,250	$17,000	$5,000	$110,250	100%	—	$109,835	$120,000	$229,835
Horner	$122,333	$23,500	$6,000	$151,833	—	$151,833	—	$80,000	$80,000
Lesar	$57,417	$11,000	$4,000	$72,417	100%	—	$72,234	$120,000	$192,234
Lowe	$57,417	$15,500	$4,000	$76,917	100%	—	$76,696	$120,000	$196,696
McLellan	$82,000	$18,500	$1,000	$101,500	50%	$50,750	$50,583	$120,000	$170,583
Pannell	$89,291	$17,000	$5,000	$111,291	100%	—	$110,895	$120,000	$230,895
Proto(3)	$228,750	—	$8,000	$236,750	—	$236,750	—	$170,000	$170,000
Zaleschuk	$127,000	$21,000	$3,000	$151,000	75%	$37,750	$112,844	$80,000	$192,844

Notes:

(1)	The amount reported is the grant date fair value of the total DSUs granted (including cash fees taken as DSUs and DSU retainers). See note (2) to the Director Compensation Table for a description of the calculation of grant date fair value.

(2)	Excludes DSUs issued as an adjustment for dividends.

(3)	The Board Chair does not receive meeting fees, but attends all meetings.

Incentive Plan Awards to Directors

Deferred Share Units

In December 2001, the Board approved the DSU Fee Plan for all directors. The DSU Fee Plan allows directors to elect to receive the cash portion of their remuneration in the form of DSUs, cash or any combination thereof, subject to having satisfied the share ownership requirements set out in our Guidelines. The number of DSUs issued each quarter is calculated by dividing the electing director’s quarterly remuneration by the market value of the Common Shares on the date the director’s compensation is converted into DSUs (generally the last business day of each quarter). See note (2) of the Director Compensation Table (above) for a description of the calculation of market value. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2010, directors were issued a total of 9,592 DSUs under the DSU Fee Plan (including 122 DSUs issued as an adjustment for dividends paid on the Common Shares in 2010). See Schedule “E” for a comprehensive description of the DSU Fee Plan.

In May 2002, the Board approved the DSU Grant Plan which allows the Board to grant DSUs to directors. Board members are granted DSUs as part of their annual retainer. The number of DSUs issued is calculated by dividing the DSU grant value by the market value of the Common Shares on the grant date. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2010, directors were issued a total of 10,752 DSUs under the DSU Grant Plan (including 266 DSUs issued as an adjustment for dividends paid on the Common Shares in 2010). See Schedule “E” for a comprehensive description of the DSU Grant Plan.

Stock Options

There are no stock option plans of the Corporation in which the independent directors are eligible to participate, and no stock options are held by any of the independent directors.

Outstanding share-based awards

The following table provides details regarding the value of unexercised share-based awards as at December 31, 2010:

	Share-based Awards
		Market or		Market or
		payout		Payout
	Number of	value of	Number of	value of
	unvested	unvested	unexercised	unexercised
	DSUs(1)	DSUs	DSUs(2)	DSUs(2)(3)
Director	(#)	(U.S.$)	(#)	(U.S.$)

Cunningham	—	—	19,817	$1,818,210
Girling	—	—	16,800	$1,541,400
Henry	—	—	48,112	$4,414,276
Horner	—	—	20,806	$1,908,951
Lesar	—	—	2,242	$205,704
Lowe	—	—	2,308	$211,759
McLellan	—	—	12,751	$1,169,904
Pannell	—	—	8,478	$777,857
Proto	—	—	35,133	$3,223,453
Zaleschuk	—	—	25,502	$2,339,809

Notes:

(1)	All DSUs vest on grant.

(2)	DSUs are not exercisable until the holder ceases to be a member of the Board. The amounts reported represent DSUs which were vested but not exercisable in 2010.

(3)	“Market or payout value of unexercised DSUs” was determined by reference to the closing price of Common Shares on the NYSE on December 31, 2010, being U.S.$91.75 per Common Share. The amount reported includes DSUs issued as an adjustment for dividends.

Incentive plan awards — value vested or earned during the year

The following table provides details regarding the outstanding share-based awards that vested and were exercisable during the year ended December 31, 2010:

	Share-based awards	Share-based awards
	(DSUs) —	(DSUs) —
	Value vested	Value exercisable
	during the year(1)(2)	during the year(1)(3)
Director	(U.S.$)	(U.S.$)

Cunningham	$56,151	—
Gibara(4)	—	2,086,949
Girling	$251,275	—
Henry	$260,602	—
Horner	$56,151	—
Lesar	$205,618	—
Lowe	$211,641	—
McLellan	$180,090	—
Pannell	$261,671	—
Proto	$119,275	—
Zaleschuk	$207,812	—

Notes:

(1)	Value of DSUs was determined by reference to the closing price of the Common Shares on the NYSE on December 31, 2010, being U.S.$91.75 per Common Share. The amounts reported exclude DSUs issued as an adjustment for dividends.

(2)	All DSUs vest on grant, accordingly, the amounts reported represent the value of all DSUs granted in 2010.

(3)	DSUs are not exercisable until the holder ceases to be a member of the Board. The amount that is exercisable is the value of DSUs which became exercisable by Board members in the fiscal year due to the retirement or resignation of a director. With the exception of DSUs held by Ms. Gibara (as discussed in Note (4) (below)), no DSUs were exercisable by directors in 2010.

(4)	Ms. Gibara passed away on April 21, 2010 and all DSUs held by her became redeemable 30 days thereafter.

Incentive plan awards — value exercised during the year

The following table provides details regarding the option-based awards exercised by directors during the year ended December 31, 2010(1):

					Option-Based
				Option-Based	Awards-Value
			Option-Based	Awards-	Exercised
	Option-Based	Option-Based	Awards-	Share Price	During
	Awards	Awards	Exercise Price	on Date of	the Year
Director	Grant Date	Exercised (#)	(U.S.$)	Exercise	(U.S.$)

Henry	27-Sept-01	5,000	$8.96	$95.99	$435,150
	06-Dec-01	5,000	$10.15	$95.99	$429,200

		10,000			$864,350
Note:

(1)	Reflects options that were granted prior to the March 2002 amendment to the Stock Option Plan making directors ineligible to receive options.

Equity Ownership Requirements

Our Guidelines provide that each director is expected to acquire and maintain Common Share and DSU ownership with a value of approximately five times his or her maximum annual cash retainer within five years of their appointment to the Board and to receive compensation in DSUs until the minimum equity ownership threshold is met.

The following table sets out the equity ownership interest in the Corporation and any changes therein, since our 2010 management proxy circular disclosure, for each of our independent directors who are nominees for election to the Board. In 2010, each of such directors increased their equity ownership in the Corporation compared to the prior year.

												Equity-
	Directors’ Equity Ownership Interest and Changes Therein										Directors’	at-Risk
	Equity Ownership as at			Equity Ownership as at			Net Change in			Ownership	“Equity-	Multiple
	March 23, 2010(1)			March 22, 2011			Equity Ownership			Guideline	at-Risk”	Of
	Common	Stock		Common	Stock		Common	Stock		Compliance	Amount	Annual
Director	Shares	Options	DSUs	Shares	Options	DSUs	Shares	Options	DSUs	(2)	(U.S.$)(3)	Retainer(4)

Cunningham	—	—	19,183	250	—	19,829	250	—	646	√	$1,757,314	14.64
Girling	6,000	—	14,044	6,000	—	16,810	—	—	2,766	√	$1,996,331	24.95
Henry	—	10,000	45,221	100	—	48,141	100	(10,000)	2,920	√	$4,222,052	52.78
Horner	1,000	—	20,171	1,000	—	20,819	—	—	648	√	$1,909,599	15.91
Lesar	—	—	—	1,500	—	2,244	1,500	—	2,244	√	$327,675	4.10
Lowe	—	—	—	100	—	2,309	100	—	2,309	√	$210,836	2.64
McLellan	200	—	10,774	200	—	12,758	—	—	1,984	√	$1,134,084	14.18
Pannell	1,000	—	5,618	1,000	—	8,483	—	—	2,865	√	$829,952	10.37
Proto	11,850	—	33,794	9,800	—	35,154	(2,050)	—	1,360	√	$3,934,374	15.43
Zaleschuk	2,000	—	23,210	2,000	—	25,517	—	—	2,307	√	$2,408,288	20.07
Total	22,050	10,000	172,015	21,950	—	192,064	(100)	(10,000)	20,049	√	$18,730,505	—

Notes:

(1)	As disclosed in the Corporation’s management proxy circular for the Annual and Special Meeting held on May 12, 2010.

(2)	All directors are in compliance with the Corporation’s equity ownership guidelines by positioning themselves to meet the minimum share and DSU ownership within the required time frame and by increasing their equity position in the Corporation on an annual basis.

(3)	Directors’ “Equity-at-Risk” Amount is shown as at March 22, 2011 and is the market value (determined by reference to the closing price on March 22, 2011 of Common Shares on the NYSE of U.S.$87.52) of the Common Shares and DSUs owned by the director.

(4)	The Equity-at-Risk Multiple is calculated by dividing the Directors’ “Equity-at-Risk” Amount by the amount of the annual retainer that each respective director actually receives in cash on account of his or her annual retainer.

SECTION FOUR: EXECUTIVE COMPENSATION

The Corporation reports its financial results in U.S. dollars. The following CD&A and executive compensation disclosure is prepared showing U.S. dollars, except as otherwise noted. Canadian dollars is the currency in which the majority of the named executive officers (“NEOs”) are paid.

2010 COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

This executive summary provides an overview of Agrium’s compensation philosophy and program as detailed in our “2010 Compensation Discussion & Analysis”:

•	Agrium’s compensation program is designed to attract and retain excellent employees, motivate and reward excellent performance, and promote Agrium’s corporate values.

•	Agrium believes in pay-for-performance which is why approximately 70% of NEO target compensation is “at-risk” and linked to a combination of individual and corporate goals and share price performance.

•	The components of NEO compensation are: base salary, cash-based annual incentive awards, equity based long-term incentives (including stock options, stock appreciation rights, and performance share units), benefits, perks, and pensions.

•	Long-term incentives are used to align executive actions with long-term management and Shareholder goals, providing rewards consistent with the creation of Shareholder value. They also help Agrium to retain executives and meet executive equity ownership guidelines.

•	All elements of the executive compensation program are targeted to provide compensation opportunities to executives near the median of their designated peer group. Actual payouts under these programs can be above or below the median based on individual and company performance. Outstanding performance provides an opportunity to receive compensation near the 75th percentile of the executive’s designated peer group.

•	Annual performance incentives are linked directly to short-term goals and performance, consistent with Agrium’s “pay-for-performance” philosophy.

•	Executives participate in group benefit programs on substantially the same terms as other salaried employees.

•	Executives are provided with limited perks, such as automobile allowances, parking and financial planning, which are provided to ensure the compensation mix is competitive with our peers and to focus executives on job performance.

•	Agrium promotes and protects Shareholder interests by, among other things, requiring minimum equity ownership by executives, prohibiting hedging by executives, and safeguarding against insider trading.

•	The NEOs who are the focus of the CD&A and who appear in the compensation tables of the Circular are:

•	Michael M. Wilson, President & Chief Executive Officer

•	Bruce G. Waterman, Senior Vice President, Finance, & Chief Financial Officer

•	Richard L. Gearheard, Senior Vice President, Agrium, and President, Retail

•	Ron A. Wilkinson, Senior Vice President, Agrium, and President, Wholesale

•	Leslie O’Donoghue, Chief Legal Officer & Senior Vice President, Business Development.

Our Performance in 2010

2010 was Agrium’s second highest net earnings year in our 16 year history as a publicly traded company. In 2010, Agrium’s consolidated net earnings were $714-million, significantly higher than the $366-million in 2009 and lower than the record $1.3-billion in 2008, supported by strengthening industry fundamentals and our growth initiatives. Our 2010 EBIT and gross profit reflected these same positive trends, with EBIT rising to $1.1-billion in 2010 from $580-million in 2009 and $2.0-billion in 2008 and gross profit of $2.6-billion in 2010 compared to $1.9-billion in 2009 and $3.2-billion in 2008.

Agrium continued to focus on growing the business through a combination of capacity expansions at specific facilities, as well as through acquisitions. We acquired AWB, one of Australia’s largest agricultural retailer and grain commodity companies, this year as part of our retail growth strategy. Agrium also made numerous mid-sized and smaller retail acquisitions in 2010. This included the acquisition of 24 farm centers and a crop protection blending facility in Argentina from Du Pont Argentina S.R.L., as well as the Miles Farm Supply business with 19 retail branches, located primarily in Kentucky. We also completed the acquisition of 49 smaller chain retail outlets at various locations across Western Canada and the U.S. in 2010. The combined annualized retail net sales in 2010 from the 92 newly acquired retail branches across North and South America was $470-million. The cash consideration for these outlets, including significant working capital, was approximately $142-million.

We believe that strong industry fundamentals will allow Agrium to showcase its strength, reliability, and diversity in product and service offerings across the agriculture value chain in 2011, as it has through 2010.

Agrium’s management team has demonstrated its ability to deliver on our business plan, and 2010 was a case in point.

Compensation Decisions in 2010

The HR&C Committee is confident in the design of the Corporation’s compensation program and believes that the program continues to fulfill the Corporation’s compensation objectives, such that it will continue to motivate senior executives to achieve desired results, without encouraging unduly risky behaviour. As part of the HR&C Committee accountability regarding executive compensation, the following compensation decisions were made during 2010:

•	Implementation of a clawback policy;

•	Extension of the CEO employment contract for an additional two years, to 2013;

•	Implementation of a Shareholder Advisory Vote on Executive Compensation together with a Shareholder Engagement Policy pursuant to which the Board would facilitate communication and discussion with either or both our Board Chair and the Chair of our HR&C Committee with Shareholders who have voted against the Shareholder Advisory Vote to discuss their concerns in the event that a strong affirmative vote in favour of our approach to executive compensation is not provided by our Shareholders;

•	Evaluated the CEO’s performance in 2010 and made compensation recommendations to the Board; and

•	Reviewed evaluations to executives’ performance and recommended compensation packages to the Board.

Advisory Vote on Executive Compensation

The underlying principle for executive pay throughout our organization is “pay-for-performance”. Our Shareholders were provided with a “Say on Pay” advisory vote at the 2010 Annual and Special Meeting of Shareholders. This non-binding advisory vote on executive compensation provided Shareholders with the opportunity to vote “For” or “Against” our approach to executive compensation. In excess of 96% of votes cast by Shareholders on this resolution were “For” our approach to executive compensation.

As this was an advisory vote, the results were not binding upon the Board. However, the Board believes that it is essential for the Shareholders to be well informed of the Corporation’s approach to executive compensation and considers this advisory vote to be an important part of the ongoing process of engagement between our Shareholders and the Board. It is the view of our Board that the assessment and development of our executive compensation programs is an ongoing medium to longer term process and, having regard to the overwhelming support by our Shareholders for our approach to executive compensation, the Board intends to hold a non-binding “Say on Pay” advisory vote every three years.

Human Resources & Compensation Committee

The HR&C Committee is responsible for ensuring that Agrium’s executive compensation policies and programs are competitive in the markets in which Agrium competes for human resources and that they reflect the long-term interests of the Corporation and its Shareholders. Details with respect to the HR&C Committee’s Charter and mandate, its 2010 accomplishments and key activities, its independence from management and other criteria for HR&C Committee membership are set out in “Section Three: Corporate Governance — Committees of the Board of Directors — Human Resources & Compensation Committee” (above). Details with respect to the HR&C Committee’s oversight of and role in the compensation process are set out under the heading “Compensation Process” (below).

The HR&C Committee reviewed and discussed, and recommended to the Board for approval, the compensation disclosure contained in the Circular, including this CD&A and the information contained under the headings “2010 Director Compensation” and “2010 Executive Compensation”.

The HR&C Committee believes that our executives and employees have conducted the operations and affairs of the Corporation so as to produce excellent financial results during a volatile and difficult period. Management has also been able to efficiently grow the Corporation by identifying and executing a series of expansions and acquisitions, while at the same time maintaining financial discipline as evidenced by having backed away from a widely publicized transaction with CF Industries Holdings, Inc.

The HR&C Committee is of the view that the design of the compensation and incentive programs in place are robust and well designed. Consequently the executives have been fairly compensated for the strong results achieved.

Agrium’s Business

With record annual sales of $10.5-billion in 2010 (as compared to $9.1-billion in 2009), Agrium is a leading agricultural products and services organization, a global producer and wholesale marketer of nutrients for agricultural and industrial markets. We operate and report our business through three strategic business units:

•	The Retail Business Unit, with net sales of $7.0-billion in 2010 (as compared to $6.2-billion in 2009), operates in North and South America and Australia, providing crop inputs and services directly to farmers. On December 3, 2010, we completed the acquisition of AWB and commenced carrying on business in Australia. Agrium’s 2008 acquisition of a 100 percent interest in UAP Holding Corp. (“UAP”), one of the largest distributors of agricultural and non-crop products in North America, also significantly increased the number of retail distribution centers.

•	The Wholesale Business Unit, with net sales of $3.7-billion in 2010 (as compared to $3.0-billion in 2009), produces, markets and distributes all major crop nutrients for agricultural and industrial customers both domestically and around the world. Our facilities, operations and investments are located in Canada, the U.S., Argentina, Egypt and Europe. Agrium’s 2008 acquisition of a 70 percent interest in Common Market Fertilizers S.A. (“CMF”) and subsequent purchase in July 2010 of the remaining 30 percent interest in CMF (subsequently renamed Agrium Europe S.A.) expanded Wholesale’s distribution capability internationally.

•	The Advanced Technologies Business Unit, with net sales of $390-million in 2010 (as compared to $304-million in 2009), is a leader in producing and marketing technologically advanced fertilizers and micronutrients for sale to the broad-based agriculture, specialty agriculture, professional turf and ornamental markets worldwide.

In addition, a variety of corporate functions are included in a fourth non-operating Corporate Business Unit that provides support and services to the three strategic business units.

As of December 31, 2010, Agrium employed approximately 14,150 people worldwide. Over the past few years, Agrium has experienced, and continues to experience, exceptional growth. For more information about Agrium’s business and operations please see our Annual Information Form dated February 24, 2011 and filed under the Corporation’s profile on SEDAR (at www.sedar.com) and EDGAR (at www.sec.gov/edgar.shtml).

Principles and Objectives of Compensation Program

The objectives of Agrium’s compensation program are to:

•	attract and retain the most talented people by providing competitive total compensation;

•	motivate and reward employees to achieve Agrium’s measures of success by “paying for performance” and rewarding demonstrated behaviours that reinforce Agrium’s values and help the Corporation deliver on its corporate objectives, including:

•	shareholder return, as measured by stock price appreciation plus dividends on a reinvested basis,

•	corporate and business unit financial performance, including (i) earnings per share, (ii) cash flow, and (iii) disciplined investment,

•	company strategy achievements, including (i) industry leadership growth, (ii) employee health and safety, and (iii) creation and sustenance of high performance culture, and

•	individual performance focused on financial and operational measures;

•	promote adherence to high ethical, environmental and health and safety standards;

•	provide flexibility so that the compensation program is responsive to changes in the marketplace, organization and economic conditions; and

•	protect Shareholder interests and ensure that the interests of leaders are aligned with those of Shareholders.

Compensation Program Design

The total compensation mix and performance-based compensation opportunities are based on our compensation objectives and designed to motivate employees to achieve the Corporation’s strategic plan and overall goals of superior total shareholder return through revenue growth, EBITDA growth, superior returns on invested capital and a balanced portfolio of products, assets and geographies.

Managing Compensation and Risk

Our compensation philosophy is based on the principle that our compensation decisions should support the long-term interests of Agrium and our Shareholders. While we do not believe eliminating all risk-taking is in the best interests of the Corporation or our Shareholders, we do have a number of programs and practices in place to manage risk. The HR&C Committee oversees risk management in the context of its compensation planning role. We regularly stress-test our compensation to ensure a strong link is maintained between pay and performance. Elements of our compensation program that discourage excessive risk-taking include:

•	a scorecard approach with multiple performance goals to determine incentive payouts which balances the risks associated with relying on any one performance factor;

•	“at risk” compensation is weighted in favour of long-term incentives to discourage the attainment of short-term goals at the expense of long-term corporate objectives;

•	a clawback policy to discourage misconduct by executive officers; and

•	share ownership guidelines and prohibitions on hedging for executives.

2010 Compensation Mix

Standard compensation arrangements for Agrium’s senior executives are composed of the following elements, which are linked to Agrium’s compensation and corporate objectives as follows:

Link to
		Compensation	Link to Corporate
Compensation Element	Description	Objectives	Objectives

Standard Compensation

Base Salary
	Senior executives (including each NEO) are paid a pre-determined base salary. Salary is a market-competitive, fixed level of annual compensation.	Attract and Retain Reward	Competitive pay ensures access to talented employees necessary to achieve corporate objectives. Yearly salary review is based on attainment of NEO goals, specifically linked to corporate objectives. See “Determining Actual Compensation” (below).

Benefits and Perks

Senior executives (including NEOs) are entitled to standard health benefits on substantially the same terms as are available to employees under a shared cost flexible benefits program.

The Corporation provides perks to certain senior executives (including the NEOs), which include automobile allowances, parking and financial planning.

In addition, officers are entitled to limited benefits on termination of employment, as described under “2010 Executive Compensation — Termination and Change of Control Benefits” (below).
		Attract and Retain	Competitive benefits and perks ensure access to talented employees necessary to achieve corporate objectives. In addition, appropriate perks facilitate focus on job performance.

Link to
		Compensation	Link to Corporate
Compensation Element	Description	Objectives	Objectives

Retirement Arrangements

Senior executives (including NEOs) participate in defined contribution plans (the registered DC Plan for Canadian executives and the qualified 401(k) Plan for U.S. executives), pursuant to which the Corporation and participants contribute a percentage of eligible base salary.

Designated executives (including the NEOs) are also members of the defined benefit supplemental executive retirement plans (the Canadian DB SERP for Canadian executives and the U.S. DB SERP for U.S. executives), pursuant to which designated executives receive a supplemental defined benefit pension based on eligible earnings and years of service as a designated executive.

See “2010 Executive Compensation — Pension Plan Benefits” (below) for detailed descriptions of the DC Plan, the 401(k) Plan, the Canadian DB SERP and the U.S. DB SERP.
		Attract and Retain	Competitive retirement arrangements ensure access to talented employees necessary to achieve corporate objectives.

Performance Based/At-Risk Compensation
Annual Incentives		Annual incentives focus executive attention on key strategic, operational and financial measures and align pay with performance.

Profit Sharing Plan
	Certain employees (including the NEOs) are eligible to participate in the profit sharing plan (the “Profit Sharing Plan”), which provides annual incentive compensation up to a predetermined percentage of each employee’s base salary if EBITDA targets are met by the Corporation.	Motivate and Reward	The Profit Sharing Plan focuses on the achievement of EBITDA targets. See “Determining Actual Compensation” (below) for details regarding 2010 EBITDA targets.

Performance Recognition Plan
	Certain Agrium Corporate and Wholesale employees (including all NEOs) participate in the performance recognition plan (the “Performance Recognition Plan”), which provides annual incentive compensation up to a predetermined percentage of each employee’s base salary if key business performance measures and individual performance goals are met. The Performance Recognition Plan is designed to recognize the cyclical nature of the industry and balances management’s focus on the achievement of critical corporate and business unit financial metrics, operating metrics and the achievement of longer term objectives linked to the annual business plan and the longer term business strategy.	Motivate and Reward
The Performance Recognition Plan focuses on the achievement of objectives at the corporate, business unit and individual level, including achievement of Agrium’s key performance indicators (“KPIs”).

See “Determining Actual Compensation” (below) for a discussion of KPIs.

Retail Incentive Plan

Retail Business Unit employees (including senior executives of the Retail Business Units, but excluding the President of the Retail Business Unit) are eligible to participate in the Retail Incentive Plan (the “Retail Plan”), which provides access to an annual incentive of up to a predetermined percentage of the employee’s salary based on the achievement of local, regional and Business Unit EBIT targets and Business Unit KPI targets.

None of the NEOs are eligible to participate in the Retail Plan. Accordingly, further information with respect to the Retail Plan has not been included in the CD&A.
		Motivate and Reward	The Retail Plan focuses on EBIT targets and achievement of Business Unit KPIs.

Advanced Technologies Incentive Plan

Advanced Technologies Business Unit employees (including senior executives of the Advanced Technologies Business Unit, but excluding the President of the Advanced Technologies Business Unit) are eligible to participate in the Advanced Technologies Incentive Plan (the “AAT Plan”), which provides access to an annual incentive of up to a predetermined percentage of the employee’s salary based on the achievement of local, regional and Business Unit targets and Business Unit KPI targets.

None of the NEOs are eligible to participate in the AAT Plan. Accordingly, further information with respect to the AAT Plan has not been included in the CD&A.
		Motivate and Reward	The AAT Plan focuses on achieving business unit targets measured by return on investment capital and is funded based on a share of EBITDA.

Long-Term Incentives
The Corporation believes that the PSU Plan (defined below) and the Stock Option Plan (defined below) (i) provide for a balanced long-term incentive approach that recognizes the cyclical nature of the business, (ii) provide a better total alignment with Shareholder interests and (iii) facilitate long-term equity ownership.

Link to
		Compensation	Link to Corporate
Compensation Element	Description	Objectives	Objectives

Stock Options and Tandem SARs

Certain employees (including NEOs) are eligible to participate in the Stock Option and Tandem SAR Plan (the “Stock Option Plan”). The Corporation may grant options to purchase Common Shares at the closing price on the day preceding the grant. Vesting of options is determined by the Board at the time of grant; although, options generally vest in 25% increments over four years and expire ten years after the date of grant.

Commencing in 2004, Agrium made grants of stock options in tandem with stock appreciation rights (“SARs”) to eligible Canadian employees. Option holders have the right to surrender vested stock options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would have otherwise been realized. This assists in the management of Shareholder dilution related to the Stock Option Plan and provides increased transparency through variable accounting for the purposes of expensing stock options.

See Schedule “E” for a detailed description of the Stock Option Plan.
Attract and Retain Motivate Align executive and Shareholder interests
Competitive stock option grants ensure access to talented employees necessary to achieve corporate objectives.

Motivates employees to achieve corporate goals and improve value of Common Shares, as stock options gain value only if share price increases over grant price.

Encourages sustained, long-term growth by linking portion of compensation to long-term company performance.

Stock Appreciation Rights

Certain employees (including NEOs) who are not residents of Canada are eligible to participate in the Stock Appreciation Rights Plan (the “SAR Plan”), pursuant to which the Corporation may grant stand-alone SARs. The Corporation may grant SARs at the closing price of the Common Shares on the day preceding the grant. Vesting of SARs is determined by the Board at the time of grant; although SARs generally vest in 25% increments over four years and expire ten years after the date of grant.

See Schedule “E” for a detailed description of the SAR Plan.
Attract and Retain Motivate Align executive and Shareholder interests
Competitive SAR grants ensure access to talented employees necessary to achieve corporate objectives.

Motivates employees to achieve corporate goals and improve value of Common Shares, as SARs gain value only if share price increases over grant price.

Encourages sustained, long-term growth by linking portion of compensation to long-term company performance.

Performance Share Units

Senior executives (including NEOs) and key employees are eligible to participate in either the Performance Share Unit Plan for Canadian employees (the “Canadian PSU Plan”) or the Performance Share Unit Plan for U.S. and other designated employees (the “U.S. PSU Plan” and, collectively with the Canadian PSU Plan, the “PSU Plan”), pursuant to which the Corporation may grant performance share units (“PSUs”). The value of a PSU is tied to the value of the Common Shares, based on the price of Common Shares on the NYSE. The grant of a PSU will entitle the employee to the right to receive a cash payment equal to the market value of the PSU at the completion of a three-year performance period.

PSUs (including dividend equivalent performance share units) vest at the end of a three-year performance cycle beginning on January 1 of the grant year and ending on December 31 three years thereafter. The number of units that vest depends on the relative ranking of the Corporation’s total shareholder return (“Total Shareholder Return”) over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies. One hundred percent of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a three-year performance cycle, the percentage of PSUs that vest may not exceed 100%. No PSUs vest if, over the three-year performance cycle, the Corporation’s Total Shareholder Return is both negative and falls below the 25th percentile of the selected peer group of companies.

The peer group for purposes of PSUs is comprised of a select sample of comparably-sized, publicly traded North American chemical and fertilizer companies. See “Basis for Compensation Decisions — Peer Groups” (below) for details with respect to the PSU Peer Group.

See Schedule “E” for a detailed description of the PSU Plan.
Motivate and Reward Align executive and Shareholder interests
Encourages medium-term growth by linking portion of compensation to medium-term company performance.

Vesting of PSUs is linked to the achievement of Shareholder return objectives over future performance periods.

Note:

(1)	The compensation plans discussed in the above table are those plans which apply to senior executives of Agrium. Please note that Agrium has additional compensation plans in place which are designed to motivate and reward non-executive employee groups.

Illustration of Compensation Mix

Agrium’s executive compensation program is designed to inspire our executives to strive for superior performance and to ensure that a greater percentage of compensation is performance based (or “at-risk”) for executives who bear higher levels of responsibility. The following table shows the target compensation mix for 2010:

	Target 2010 Core Compensation
		Tied to Agrium Performance (“At-Risk”)
		Annual Cash	Long-Term Award
Name	Salary	Incentives	Options	SARs	PSU

M. M. Wilson	18.9%	20.8%	30.2%	—	30.2%
B.G. Waterman	28.6%	18.6%	26.4%	—	26.4%
R.L. Gearheard	34.5%	22.4%	—	21.6%	21.6%
R.A. Wilkinson	34.5%	22.4%	21.6%	—	21.6%
L. O’Donoghue	34.5%	22.4%	21.6%	—	21.6%

The following charts provide a graphic illustration of fixed and “At-Risk” pay for the CEO and the other NEOs:

CEO 2010 Target Compensation	NEOs’ 2010 Target Compensation (other than CEO)

Compensation Process

Compensation reflects an employee’s value to Agrium’s business, including the market value of the skills the employee brings to the business, the value of the employee’s individual contribution and the business results that are generated as a result of employee efforts. In order to ensure that Agrium appropriately assesses and compensates senior executives, Agrium uses the following compensation process:

Persons Involved in Compensation Process

The Board has responsibility for overseeing Agrium’s compensation program. As is set out in “Section Three: Corporate Governance — Human Resources & Compensation Committee” (above), the Board has delegated certain oversight responsibilities to the HR&C Committee, but retains final authority over some aspects of the compensation program and process. This authority includes approval of material amendments to or adoption of new equity-based compensation plans and review and approval of HR&C Committee recommendations regarding executive compensation.

In designing the various elements and determining amounts of compensation, the HR&C Committee draws upon the expertise of the Chair of the HR&C Committee, the CEO and the Senior Human Resources Officer and confers with Agrium’s Chief Legal Officer and CFO on matters that fall within their respective realms of responsibility.

Agrium’s Senior Human Resources Officer provides the HR&C Committee with internal and external analyses regarding the basic structure and competitiveness of Agrium’s compensation program and the details of Agrium’s various compensation and incentive plans. Each year, the Senior Human Resources Officer also provides the Committee with a detailed review of the estimated and actual results for each performance measure compared to threshold, target and maximum goals and the resulting estimated and actual payments to the executive officers. The HR&C Committee’s interactions with the Senior Human Resources Officer include at least one meeting in which no other members of management are present.

Agrium relies on its compensation consultant, Towers Watson, to assist it in various aspects of the compensation process. The assistance provided by the consultant in 2010 included: (i) assisting the HR&C Committee in updating and evaluating the appropriateness of the peer companies that it uses to evaluate the competitiveness of Agrium’s executive compensation program; (ii) undertaking competitive reviews of senior executive and Board of Director compensation levels; (iii) supporting the HR&C Committee in the review of material and recommendations that are originated by management; (iv) providing information on trends in compensation design to the HR&C Committee and the Human Resources Department; and (v) assisting the Human Resources Department with any changes to the design of the compensation program as well as the development of the Circular. In addition, every second year Towers Watson undertakes a forward-looking and look-back analysis of compensation paid to select NEOs on the request of the HR&C Committee.

A senior representative of Towers Watson participated in two HR&C Committee meetings in 2010. As is the case each year, the HR&C Committee met with the Towers Watson representative without the CEO or members of management present. In the course of preparing for all HR&C Committee meetings, the Towers Watson representative conferred with the HR&C Committee Chair and the Senior Human Resources Officer.

Determining Compensation Mix

On an annual basis, the HR&C Committee reviews Agrium’s executive compensation program, including the mix of compensation offered and the appropriateness of short, medium and long-term performance-based opportunities. The CEO and the Senior Human Resources Officer advise the HR&C Committee regarding the competitiveness of the compensation program and their impact on Agrium’s ability to attract, motivate and retain talented employees and executives. In addition, the HR&C Committee reviews information about the compensation programs of peer group companies, with whom Agrium competes for human resources. Peer group information is used to set target level compensation for Agrium executives. See “Basis for Compensation Decisions — Peer Groups” (below) for more information regarding the selection of Agrium’s peer groups.

The design and administration of specific elements of compensation is the responsibility of Agrium’s Human Resources Department, with input and approval, where necessary, from the HR&C Committee and with the assistance of the compensation consultant. Typically, strategic decisions on the compensation program are considered by the HR&C Committee over the course of more than one meeting before final approval is given.

Setting Performance Objectives and Goals

The CEO, in consultation with the Board and senior management, is responsible for developing the Corporation’s overall strategic plan. On the basis of the strategic plan, the CEO develops an annual business plan and sets out proposed corporate goals, strategies and objectives, which are reviewed and approved by the Board. In February of each year, the CEO, the Chair of the Board and the Chair of the HR&C Committee meet and establish compensation objectives, which are linked to the Corporation’s strategic and annual business plans. These objectives include both general corporate and financial objectives used to assess performance for the purpose of annual incentive compensation of senior management and individual performance criteria that will be used to assess the performance of the CEO. In some circumstances, the compensation objectives may diverge from the Corporation’s strategic and annual business plans, and the HR&C Committee specifically discusses and considers the merits of and the reasons for any such divergence. The final corporate and CEO performance objectives are approved by the HR&C Committee and Board of Directors.

The CEO meets with Agrium’s senior executives and the Senior Human Resources Officer to discuss the specific objectives that have been set. The senior executives, in consultation with the CEO, set individual performance objectives, which are linked to the Corporation’s strategic plan, annual business plan and corporate goals. The CEO advises the HR&C Committee regarding senior executives’ objectives and discusses the alignment of the objectives with overall strategy.

Reviewing Performance and Setting Compensation

One of the HR&C Committee’s most important responsibilities is making recommendations to the Board regarding the CEO’s compensation. In making these recommendations, the HR&C Committee evaluates the CEO’s performance, including discussion of the Corporation’s performance relative to corporate objectives and strategic and annual business plans and the CEO’s individual performance relative to individual goals. The HR&C Committee reviews the various elements of the CEO’s compensation in the context of the total compensation package (including salary, annual cash incentive awards, long-term equity incentive awards (including prior awards under equity compensation plans) and accrued pension benefits) and recommends a compensation package. The HR&C Committee’s recommendations regarding the CEO’s compensation are presented to the independent members of the Board, who together determine the CEO’s compensation and provide feedback and recommendations in connection with his performance evaluation. These recommendations are then reviewed with the CEO by the Board Chair and the Chair of the HR&C Committee.

The HR&C Committee consults with the CEO in regard to his evaluation of the performance of the executives who report to him. The CEO makes recommendations to the HR&C Committee regarding executive merit increases, incentive compensation and total compensation for executives being hired or promoted. As part of the compensation process, the HR&C Committee assesses the compensation awarded to the senior executive team to ensure that there is appropriate internal equity between members of the executive team, such that employees with similar responsibilities, experience and historical performance are rewarded comparably. The HR&C Committee annually reviews total compensation tables prepared by management and the consultant for each NEO. A report is also prepared periodically to (i) describe trends in termination and change of control provisions, (ii) review current provisions applicable to Agrium’s senior executives under executive employment agreements and (iii) review potential aggregate and incremental payment upon employment termination or change of control. The overall purpose of these tables and this report is to aggregate on a uniform basis all of the elements of actual and potential executive compensation upon termination and assist the HR&C Committee to review the elements of NEO compensation in the context of the total compensation package. The HR&C Committee’s recommendations regarding the NEOs’ compensation are presented to the Board, which determines the NEOs’ compensation and provides feedback and recommendations in connection with their performance.

Perks, Benefits and Pension Arrangements

The perks, benefits and pension arrangements offered by the Corporation were designed to be competitive with those of comparable peer companies and are periodically reviewed by the HR&C Committee to ensure that they remain so. Specific changes to perks, benefits and pension arrangements will be considered by the HR&C Committee upon recommendation of the compensation consultant or management in circumstances where such persons become aware of changes to standard industry practices. No changes were made to perks, benefits and pension arrangements in 2010.

Reimbursement of Annual and Long-Term Incentive Compensation (Clawback Policy)

In February 2010, the Board of Directors adopted an executive compensation clawback policy concerning future awards made under the Corporation’s annual and long-term incentive plans. The policy applies to all executive officers. In situations where:

(i)	the amount of incentive compensation received by the executive or former executive officer was calculated based upon, or contingent on, the achievement of certain financial results that were subsequently the subject of or affected by a material restatement of all or a portion of the Corporation’s financial statements; and

(ii)	the executive or former executive officer engaged in intentional misconduct or fraud that caused or partially caused the need for the restatement, as admitted by the executive officer or, in the absence of such admission, as determined by a court of competent jurisdiction in a final judgment that cannot be appealed; and

(iii)	the amount of compensation payment received would have been lower had the financial results been properly reported;

then the Board may, to the full extent permitted by applicable laws and to the extent it determines that it is in the Corporation’s best interest to do so, require reimbursement (up to the amount by which the incentive compensation received by such executive officer exceeded that which the executive officer would have received had the financial results been properly reported) of all or a portion of incentive compensation received by an executive officer made under the Corporation’s annual and long-term incentive compensation plans.

Succession Planning for the CEO and Management

The Corporation has a formal management succession planning process. Pursuant to this process, the Board and the HR&C Committee are responsible for reviewing and approving succession plans for the CEO and other members of senior management. This includes managing, tracking and evaluating leadership development and succession. Agrium’s succession process ensures that suitable candidates are identified and receive appropriate development opportunities and exposure to corporate values. The CEO is actively involved in developing preliminary plans for his succession. The Board is responsible for approving the management succession plan for the CEO and the HR&C Committee reviews and approves a succession planning report annually, including the identification and development of CEO and other officer succession candidates. The management succession process includes a process that would respond to an emergency situation which required an immediate replacement of the incumbent CEO.

With the anticipated retirement of Mr. Wilson in 2013, the Board and the HR&C Committee have increased their focus on CEO succession planning and transition. The CEO regularly participates in certain of the Board and Committee discussions. The Board and the HR&C Committee also meet in camera without the CEO present at every regularly scheduled Board and Committee meeting to discuss the status and progress of the CEO succession planning initiative.

Granting of Equity Awards

Typically, the Board grants equity awards of stock options, SARs and PSUs on an annual basis at its February meeting, based on the recommendations of the HR&C Committee. By making these awards at the time it is reviewing performance, the Board and the HR&C Committee are able to balance the elements of core compensation and align compensation with the Corporation’s business strategy. In determining the type and amount of any equity grant, the HR&C Committee considers previous grants made, including awards which remain unvested and/or unexercised. In addition, the Corporation has a “President’s Award Pool” pursuant to which, under a delegation of authority by the Board to the President & Chief Executive Officer, the CEO may grant awards of stock options and SARs to eligible employees in connection with exceptionally meritorious performance, promotions and new hires. The President’s Award Pool is limited as to the aggregate number of stock options and SARs that may be awarded thereunder. Since the inception of the program in 1998, there have been an aggregate of 300,000 stock options and SARs authorized. An aggregate of 295,400 stock options have been granted under the program, of which 205,375 have been exercised, and 27,625 have been cancelled (and returned to the pool available for future grants), leaving an aggregate balance of 32,225 stock options and SARs available to be granted. The program was amended in 2006 to authorize an additional aggregate number outstanding at any time of up to 20,000 PSUs which may be made available and awarded to eligible employees under the program.

In February 2009, the Corporation adopted an explicit policy (the “Option Granting Policy”) to document the Corporation’s practices and promote the consistent and efficient administration of stock options and SARs, including (i) the procedure for annual grants, (ii) the procedure for one-off grants under the President’s Award Pool, (iii) meticulous record keeping, and (iv) the postponement of grants if non-public material information exists at the time of any proposed grant.

The total number of Common Shares reserved for issuance pursuant to the Stock Option Plan shall not exceed 13,650,625 Common Shares unless any increase is authorized by the Shareholders of the Corporation. As of the date of this Circular, the maximum number of Common Shares that remain available for future option grants under the Stock Option Plan is 880,270 Common Shares (representing 0.6% of the Common Shares which were outstanding as of the date of this Circular). The maximum number of Common Shares subject to outstanding options is 2,589,524 Common Shares (representing 2% of the outstanding Common Shares). In 2010, 238,220 stock options were granted, which represent 0.2% of the total number of Common Shares outstanding on a fully diluted basis as at December 31, 2010. Common Shares underlying options that are not exercised or that are terminated on the exercise of connected SARs shall again be available for subsequent option grant under the Stock Option Plan.

Basis for Compensation Decisions

Peer Groups

Target compensation levels for Agrium executives are set at the median of comparator peer groups, with the exception of the current CEO. For the final two years of Mr. Wilson’s tenure as CEO (2011 - 2013), his target compensation levels will be set near the 75th percentile of the applicable peer group. The peer group for Agrium’s

CEO, CFO and Business Unit Presidents consists of U.S. based chemical and fertilizer companies (the “U.S. Peer Group”) because the competitive talent pool for individuals in these positions is largely U.S. based. For other corporate leadership positions, including all Senior Vice Presidents and other executive level positions, the peer group consists of a 50%/50% blend of U.S. chemical peer companies and a select sample of comparably sized Canadian companies from a range of industrial sectors (the “Mixed Peer Group”). The following table provides an overview of the 2010 U.S. Peer Group and Mixed Peer Group as compared to the Corporation(1):

	Agrium	U.S. Peer Group	Mixed Peer Group

Industry	Chemicals and Fertilizer	Chemicals, Fertilizers, Minerals and Agricultural Goods	Chemicals, Fertilizers, Minerals, Oil & Gas and Industrial Manufacturing
Location(s)	Canadian based with U.S. and international operations	U.S. based	U.S. and Canadian based

	2010 Results	Median	75th Percentile	Median	75th Percentile

Sales (millions U.S.$)	$10,520	$6,897	$9,683	$7,830	$9,549
Market Capitalization (millions U.S.$)	$14,500	$11,704	$31,640	$13,705	$32,401
Assets (millions U.S.$)	$12,717	$9,531	$14,757	$13,506	$23,982
Employees (000s)	14.2	14.2	23.7	11.0	20.7

Note:

(1)	Agrium reports its financial results in U.S. dollars. Information concerning peer group companies reporting in Canadian dollars has been converted at a rate of U.S.$1.00 = Cdn.$1.0299, the average annual exchange rate for 2010. Market capitalization has been converted from Cdn.$ to U.S.$ using the exchange rate on December 31, 2010 of U.S.$1.00 = Cdn.$0.9946.

Companies in U.S. Peer Group	Companies in Mixed Peer Group

AGCO Corporation	AGCO Corporation	Lubrizol Corporation
Air Products & Chemicals, Inc.	Air Products & Chemicals, Inc.	Monsanto Company
Ashland Inc.	Ashland Inc.	The Mosaic Company
Celanese Corporation	Barrick Gold Corporation	Nexen Inc.
Eastman Chemical Company	Celanese Corporation	Potash Corporation of Saskatchewan Inc.
Ecolab, Inc.	Canadian National Railway Company	PPG Industries, Inc.
Huntsman International LLC	Canadian Natural Resources Ltd.	Praxair, Inc.
Lubrizol Corporation	Canadian Pacific Railway Limited	SNC-Lavalin Group Inc.
Monsanto Company	Eastman Chemical Company	Suncor Energy Inc.
The Mosaic Company	Enbridge Inc.	Talisman Energy Inc.
Potash Corporation of Saskatchewan Inc.	Ecolab, Inc.	Teck Resources Ltd.
PPG Industries, Inc.	Finning International Inc.	TransCanada Corporation
Praxair, Inc.	Huntsman International LLC	Viterra Inc.

The HR&C Committee, in consultation with its compensation consultant, reviews the U.S. Peer Group and Mixed Peer Group annually to ensure that they continue to be appropriate. In 2010, the HR&C Committee determined not to make any revisions to the peer groups although changes are being considered for 2011. The peer groups were used to evaluate executive compensation at the completion of fiscal 2010. The criteria used for determining the companies included in the peer groups include that each company is (i) autonomous and publicly-traded, (ii) has comparable revenues to that of Agrium, (iii) in the chemicals industry for the U.S. Peer Group and a capital intensive business (e.g. chemicals, energy services, forest products, industrial manufacturing, mining and oil & gas) for the Mixed Peer Group, (iv) is similarly sized considering assets, market capitalization and number of employees, and (v) has robust compensation data available.

In addition to the U.S. Peer Group and Mixed Peer Group, Agrium uses a designated group of competitors (the “PSU Peer Group”) against which it measures its Total Shareholder Return for the purpose of PSU performance vesting. The PSU Peer Group has been chosen by the HR&C Committee as an appropriate comparator group for measuring total shareholder return, as it is representative of investment opportunities for equity investors seeking exposure to our industrial sector. Some of the members of the PSU Peer Group are included in either one or both of the U.S. Peer Group and Mixed Peer Group; however, the U.S. Peer Group and Mixed Peer Group are broader than the PSU Peer Group as they include a range of companies against which Agrium competes for executive talent but which may not be appropriate for comparing shareholder returns. The members of the PSU Peer Group are:

AGCO Corporation	CF Industries Holdings, Inc.	The Mosaic Company
Airgas Inc.	Eastman Chemical Company	Olin Corporation
Albemarle Corporation	FMC Corporation	Potash Corporation of Saskatchewan Inc.
Cabot Corporation	Methanex Corporation	The Scotts Miracle-Gro Company

The HR&C Committee, in consultation with its compensation consultant, reviews and updates the PSU Peer Group at least bi-annually to ensure that it continues to be appropriate. There were no changes made to the PSU Peer Group in 2010.

Target Level Compensation

The table below sets out (i) the target level of compensation for NEOs assuming desired performance and achievement of goals, and (ii) the manner in which actual compensation can vary from the targeted level of compensation.

Compensation Element	Compensation Target vs. Peer Group	Actual Compensation

Standard Compensation

Base Salary

CEO (2010 - 2013)	For 2010, near median (50th percentile) of U.S. Peer Group. For 2011 - 2013, near the 75th percentile of U.S. Peer Group.	Actual base pay will be higher or lower than the target depending on the executive’s experience, ongoing contribution to the business and level of sustained performance. See “Determining Actual Compensation” (below) for specifics on base salary determinations.
NEOs (other than CEO)	Near median (50th percentile) of U.S. Peer Group or Mixed Peer Group (as applicable). Base pay targets matched to comparable roles among peer companies.

Benefits and Perks	Near median of U.S. Peer Group or Mixed Peer Group (as applicable).	At target level.

Pension Arrangements	Near median of U.S. Peer Group or Mixed Peer Group (as applicable).	At target level.

Performance Based/At-Risk Compensation

Annual Incentives

Profit Sharing Plan and Performance Recognition Plan

CEO (2010 - 2013)	For 2010, total annual incentive payout (including payments under both the Profit Sharing Plan and Performance Recognition Plan) is targeted near the median of U.S. Peer Group.

For 2011 - 2013, total annual incentive payout is targeted near the 75th percentile of U.S. Peer Group.	Profit Sharing Plan:

Performance at the target level will result in a “Target” level award. In 2010, the Target award was 5% of base salary.

Performance significantly above expectations can result in a “Maximum” award. In 2010, the Maximum award level was 10% of base salary.

NEOs (other than CEO)	Total annual incentive payout is targeted near the median of U.S. Peer Group or Mixed Peer Group (as applicable).	Performance below a defined threshold can result in zero Profit Sharing Plan incentive payable.

Compensation Element	Compensation Target vs. Peer Group	Actual Compensation

Performance Recognition Plan:

Performance at the target level will result in Target level award. In 2010, Target award was:
• 105% of base salary for CEO, and
• 60% of base salary for other NEOs.
Performance significantly above expectation can result in a Maximum award. In 2010, Maximum award was:
• 210% of base salary for CEO, and
• 120% of base salary for other NEOs.
Performance below a defined threshold can result in zero Performance Recognition Plan incentive payable.
See “Determining Actual Compensation” (below) for specifics on annual incentive compensation determinations.

Long-Term Incentives

Stock Options, SARs & PSUs CEO (2010 - 2013)

For 2010, the targeted expected value of grants is near the median of the value of target long-term incentives among the U.S. Peer Group.

For 2011 - 2013, the targeted expected value of grants is near the 75th percentile of the value of target long-term incentives among the U.S. Peer Group.

Individual grants can be higher or lower and will reflect the level of sustained contribution of each executive.

In addition, the number of PSUs that vest is performance based and additional PSUs may be awarded based on relative Total Shareholder Return performance (maximum increase in award is 150% if Total Shareholder Return is at 75th percentile or better).
NEOs (other than CEO)	The targeted expected value of grants is near the median of the value of target long-term incentives among the U.S. Peer Group or Mixed Peer Group (as applicable) by level.

	For all NEOs, the maximum LTIP grant opportunity is 120% of target.	See “Determining Actual Compensation” (below) for specifics on long-term incentive compensation determinations.

Determining Actual Compensation

The underlying principle for executive pay throughout the Corporation is “pay-for-performance”. The Corporation sets clearly defined standards of performance for all variable elements of total compensation, and annually defines the level of performance required to meet threshold, target and maximum pay opportunities. The disclosure contained herein is focused on the compensation of the NEOs, and the performance objectives discussed below are those which were applicable in the determination of NEO compensation in 2010.

Where possible, performance is measured using objective performance goals. However, in some circumstances subjective measures are more appropriate. Where subjective goals are used to measure performance and award compensation, they are defined in as detailed a manner as possible so that the evaluator (being the HR&C Committee for the CEO and the CEO for the other NEOs) can use their business judgment to make an appropriate assessment on the basis of evidence presented as to the achievement of the goal. All senior executives are evaluated against a number of objective goals, and no senior executive is evaluated solely on the basis of subjective performance goals.

Corporate Performance Objectives

The following table (i) summarizes the corporate performance objectives (including the key performance indicators “KPIs”) that are linked to NEO compensation determinations, (ii) sets out the Corporation’s performance in 2010 as against these objectives, (iii) identifies the link between each goal and overall corporate strategy, and (iv) identifies the pay element(s) to which each goal/objective is connected.

KPIs are set on the basis of the Corporation’s internal budget, where: (i) “Target” level goals identify the performance necessary to achieve the Corporation’s budget and receive compensation at the Target award level (being near the 50th percentile of the applicable peer group), (ii) “Maximum” level goals identify the performance necessary to achieve maximum compensation (being near the 75th percentile of the applicable peer group), where Maximum goals are generally set at 130% of the Target level, and (iii) “Threshold” levels identify the point at which reduced compensation is payable and below which no compensation is payable for that metric.

Target
Achieved
		or		Corporate Strategy &
	2010 Performance Goals(1)(2)	Exceeded	2010 Result	Pay Link

1.	Increase our profitability by meeting or exceeding EBITDA(3) targets in 2010.	Yes	We achieved consolidated EBITDA of $1.44 billion in 2010, which exceeded our Maximum level goal of $1.2 billion.	Corporate profitability Links to Corporate Profit Sharing Plan (100% of payment determination)

2.	Ensure a disciplined approach to investment, including meeting or exceeding expectations with respect to having Return on Capital Employed (ROCE)(4) in excess of Agrium’s weighted average cost of capital.	Yes	We met our Maximum level goal, with an achieved ROCE at 12% in 2010.	Disciplined approach to investment Links to Corporate Performance Recognition Plan (10% of corporate score determination)

3.	Improve the Corporation’s core business and increase its competitiveness by meeting or exceeding budget, including targets for Earnings Per Share (EPS) and Operating Cash Flow (OCF), which excludes the impact of changes in the Corporation’s accounts receivable securitization program.	Yes	We achieved diluted EPS of $4.52 in 2010 exceeding our Target level goal by 15%. We achieved OCF of $718 million which exceeded our Maximum level goal of $709 million. OCF for this purpose excludes the impact of capital used in connection with the AWB acquisition as the AWB transaction was not considered in the establishment of target incentives with respect to 2010 Performance Goals.	Improve core business and increase competitiveness Links to Corporate Performance Recognition Plan (50% of corporate score determination)

4.	Improve measurable safety and environmental indices, including reduction of employee and contractor total recordable injuries and reduction in environmental events.	Yes	In aggregate, we achieved slightly above Target level results across safety and environmental indices.	Improve core business and increase competitiveness Links to Corporate Performance Recognition Plan (15% of corporate score determination)

5.	Continue to drive our strategy of growing to a leadership position in the industry.	Yes	We achieved our Maximum level goal through acquisition synergies, significant investment and effective use of cash flow.	Grow to Industry Leadership Position Links to Corporate Performance Recognition Plan (15% of corporate score determination)

6.	Show measurable success in creating and sustaining a high performance culture, including leadership development, employee succession planning and retention. The focus for 2010 was on supporting the effective implementation of our growth strategy on a global basis.	Yes	We exceeded our Targel level goal by the development of a global workforce strategy and global total awards initiative.	Create and Sustain a High Performance Culture Links to Corporate Performance Recognition Plan (10% of corporate score determination)

Notes:

(1)	Information regarding performance measures is disclosed in the limited context of annual and long-term performance based awards and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Agrium specifically cautions investors not to apply these statements in other contexts.

(2)	The Corporation has identified the key metrics which are used to determine Profit Sharing Plan and Performance Recognition Plan payments. Target level performance objectives are intended to be reflective of challenging performance in which significant effort is required to successfully achieve them (i.e. a 50% chance of exceeding or not achieving target). Performance beyond target/plan levels is reflective of outstanding performance relative to expectations where a sustained level of high performance is required.

(3)	EBITDA is the Corporation’s earnings before interest expense, income taxes, depreciation, amortization and asset impairment and is a non-GAAP measure. The Corporation uses EBITDA, among other measures, to assess the operating performance of its ongoing businesses without the effects of amortization expense, net benefit plans cost, and restructuring and other items.

(4)	ROCE (Return on Capital Employed) is a measure of the return generated by the long-term assets and net non-cash working capital of Agrium. ROCE is calculated as after-tax EBIT divided by the average long-term assets and net non-cash working capital over the year. The resulting ratio represents the efficiency with which working capital and long-term assets are being utilized to generate EBIT. EBIT is the Corporation’s earnings before interest expense and income taxes. The Corporation believes that EBIT is useful supplemental information as it provides an indication of the results generated by the Company’s main business activities prior to taking into consideration how those activities are financed or taxed. EBIT is a non-GAAP earnings measure that does not have standardized measures prescribed by GAAP, and therefore may not be comparable to similar measures presented by other publicly traded companies.

NEO Performance Objectives

NEO performance objectives represent key areas of strategic focus for the NEO over the year and are critical to the achievement of the Corporation’s business strategy. NEO’s individual performance (assessed on the basis of goal achievement and responsibilities) is linked to the amount of any base salary increase, is a factor in the determination of the amount of any Performance Recognition Plan payment, and impacts the total amount of long-term incentive compensation awarded (including grants of options, SARs and PSUs).

The following table (i) provides a biography of each NEO setting out their key areas of corporate responsibility, (ii) provides a summary of any additional 2010 achievements of each NEO, and (iii) sets out each NEO’s performance objectives and performance against such objectives in 2010, including (if applicable) descriptions of Business Unit performance goals for which an NEO is responsible:

Michael M. Wilson
Biography. Michael M. Wilson, President & Chief Executive Officer, joined Agrium as Executive Vice President and Chief Operating Officer in August of 2000. Mr. Wilson is a graduate of the University of Waterloo, Ontario where he earned his degree in Chemical Engineering. He brings over 30 years of international and executive management experience in the chemical industry. Prior to joining Agrium, Mr. Wilson was President of Methanex Corporation, a leading global producer of methanol headquartered in Vancouver, B.C. In addition, he held various senior positions in North America and Asia during his 18 years with Dow Chemical.

In addition to the achievement of the individual objectives set out below, under Mr. Wilson’s leadership, Agrium was recognized as the 2007 Canadian Dealmaker of the Year for the Materials Industry in connection with the UAP transaction. In addition, Mr. Wilson was named Calgary businessman of the year in 2008.

Since Mr. Wilson was appointed President & Chief Executive Officer of the Corporation in 2003, its market capitalization has increased from $1.6 billion to $14.5 billion as at December 31, 2010.

Objective
Met or
2010 Objective	Exceeded	2010 Result

Continue to grow and stabilize earnings across Agrium.	Yes	We have had a very successful year in the area of growth and stabilizing earnings. In particular:
• We completed the AWB acquisition and reached agreement to sell a majority of the AWB commodities management business to Cargill Inc.;

• We continued to grow the Retail business through several acquisitions in Canada, the U.S., South America, and Australia. We acquired Landmark, the leading rural services company in Australia with annual sales of about $1.7-billion. Furthermore, we acquired an additional 92 new retail branches across North and South America with combined annualized net sales of approximately $470-million;

• The Vanscoy potash expansion has progressed per plan, however, we have made a conscious decision to delay full project approval to Q4 2011. The expansion project is expected to increase name plate annual capacity to almost three million tonnes;

Objective
Met or
2010 Objective	Exceeded	2010 Result

• Construction to triple the production capacity at the subsidiary of MISR Fertilizers Production Company S.A.E.’s (MOPCO) nitrogen facility in Egypt is progressing well and is on schedule for completion by mid-2012. Total annual production at MOPCO will increase to 1,950,000 tonnes of urea and 150,000 net tonnes of ammonia. Agrium’s share of this annual production is 26% and is on schedule and budget with an outstanding safety record;

• Our new 109,000 tonne ESN coating facility located in New Madrid, Missouri, came on-stream, on-time, and on-budget in the spring of 2010;
• We applied our disciplined approach to employing capital in deciding to terminate our offer for CF Industries Holdings, Inc.

Drive for continuous improvement in EH&S.	Yes	We set aggressive targets representing continuous year-over-year improvement. Of the eight EHS&S key performance indicator targets we set out at the beginning of 2010, we met or exceeded six of them, including employee and contractor lost-time and injury frequency rates, and ammonia rail car non-accident release rate. Overall, EH&S performance continues to follow year-over-year trend line performance and we have now reached 1st quartile performance. This is especially noteworthy given our significant growth.

Develop and receive Board approval for international growth strategy with measurable objectives.	Yes	We have conducted a number of thorough reviews and engaged in significant dialogue with the Board on our international strategy which resulted in Board approval for the 2011 Corporate Strategy in September of 2010.

Implement International Financial Reporting Standards (IFRS) without any significant disruption to the business or external reporting, while preparing investment community for any significant change to reported results.	Yes	During 2010, we developed a sustainable IFRS process that has been incorporated into our existing business processes, and implemented our plan for this change. Our preparation included preliminary versions of our interim and annual financial statements and disclosures, compilation of parallel GAAP/IFRS comparative information for use in the statements, and selection of accounting policies under IFRS. We communicated the progress of our plan and potential financial impacts to internal and external stakeholders. We expect little to no disruption to the business, external reporting or stakeholders during the implementation of our IFRS transition plan.

Continue to foster a strong relationship between management and the Board and further develop CEO and management succession plans.	Yes	Board relationship continues to be very strong in all regards. CEO and senior management succession plans continue to progress and be implemented.

Bruce G. Waterman
Biography. Bruce G. Waterman joined Agrium as Senior Vice President, Finance & Chief Financial Officer, in April of 2000. In this role, Mr. Waterman is responsible for Treasury, Tax, Investor Relations, Controllers, Information Technology and Government Relations. Mr. Waterman is a graduate of Queen’s University in Ontario where he earned his degree in Commerce in 1973. He achieved his Chartered Accountant designation in 1975. Mr. Waterman brings more than 30 years of financial and management experience to his role at Agrium. Prior to joining Agrium, Mr. Waterman served as Vice President, Finance & Chief Financial Officer of Talisman Energy in Calgary.

In addition to the achievement of the individual objectives set out below, Mr. Waterman was the 2008 recipient of the Canada’s CFO of the Yeartm Award, and in 2011 was elected a Fellow of the Chartered Accountants.

Public Directorships:

•	Encana Corporation, an energy company (TSX, NYSE)

Objective
Met or
2010 Objective	Exceeded	2010 Result
Maintain strong capital structure and ongoing access to capital markets to support corporate growth objectives.	Yes	Renegotiated bank credit arrangements (Europe and South America) to support operational needs of subsidiaries and joint ventures; successfully financed acquisitions, including the Australian Wheat Board, and completed U.S. $500 million public debenture issue successfully.

Ensure Agrium’s financial and related reporting deliverables are IFRS compliant in accordance with organizational and regulatory time frames.	Yes	All financial and related reporting deliverables are IFRS compliant through sustainable processes managed by IFRS trained staff.

Continue to enhance business processes, information systems, and staff depth to support a growing organization with increased complexity.	Yes	Successful company wide migration from Novell to Microsoft with minimal operational disruption. Enhanced cross training and succession planning in conjunction with Human Resources through implementation of planned development and new rotational development programs. Continued to review and strengthen existing governance and control processes, policies and procedures in all functional areas with resultant benefits in reduced cost or enhanced effectiveness (i.e. shortened consolidated close timeline by 40%; system availability exceeded 99%).

Continue to focus on maintaining optimal corporate liquidity through continual improvement in the management of cash flow and working capital.	Yes	Continued to enhance cash flow and working capital forecasting accuracy through analysis and systems support including the implementation of a new Treasury Management System. Cash flow cycle time is 27% better than 2009 and we achieved an improvement in short term North American cash forecasting accuracy during 2010.

Continued to incorporate working capital utilization in SBU performance measures and incentive compensation. Implemented enhanced reporting mechanisms, and monthly Senior Leadership Team (SLT) monitoring of cash and working capital forecasting accuracy. Performance measures for each SBU include a monthly charge for working capital utilization.

Ensure Agrium continues to focus on maintaining Agrium’s leadership role in sustainability and social responsibility.	Yes	Successful in industry wide adoption of 4R nutrient stewardship system to promote environmentally responsible use of crop nutrients. Rebalanced donations portfolio to five flagship programs, aligned with Agrium’s social responsibility priorities and established committed funding target levels.

Richard L. Gearheard
Biography. Richard L. Gearheard has served as Senior Vice President of Agrium and President of the Retail Business Unit since August 1996. He has also worked in various capacities with other Agrium Retail companies such as Western Farm Service as Vice President, Northwest Region and Crop Production Services as Vice President and Chief Financial Officer. In 1983, he participated in the formation of Crop Production Services through a leveraged buyout. During his career, he has been involved with company-changing acquisitions including PureGro, Western Farm Service, Royster-Clark and UAP.

Objective
Met or
2010 Objective	Exceeded	2010 Result
Continue to build Shareholder value in the Retail Business Unit.	Yes	Retail had its second best year with EBITDA of $525 million in 2010, an increase of $259 million over 2009 EBITDA.

Continuous improvement of the Retail Business Unit’s safety performance, including continued implementation of processes and management oversight to ensure a reduction in total recordable injuries, a reduction in incident of lost days due to safety incidents, and zero incidents resulting in a fatality.	Yes	Performance of above target was achieved, including improvements in total recordable injuries and lost days over and above the previous year. The results were the best ever achieved by the Retail Business Unit. There were no incidents resulting in fatalities in 2010.

Reduce working capital invested in the Retail Business Unit as a percentage of revenues.	Yes	Working capital as a percentage of revenues was 24.9% in 2010 compared to 34.4% in 2009.

Continue to implement organizational plan for UAP to realize budget synergies and the realization of target level synergies.	Yes	Following Agrium’s 2008 acquisition of UAP, the Company identified annual synergies of $20-million in 2008, $80-million in 2009 and $115-million to be fully realized in 2010 and beyond. We met our 2010 targeted synergy goal for the year and also surpassed our cumulative synergies for the three years since we acquired UAP.

Continue expansion of the Retail Business Unit to achieve targeted EBITDA by 2014 through organic growth and appropriate acquisition opportunities.	Yes	Organic and above-target return acquisitions were achieved in 2010 consistent with reaching the 2014 goal.

Ron A. Wilkinson
Biography. Ron A. Wilkinson is Senior Vice President, Agrium and President of the Wholesale Business Unit. Mr. Wilkinson joined Agrium in 1996 through the acquisition of Viridian Inc. and held positions with the organization including Vice President Operations and Technology, Director, Technical Services, General Manager of South American Operations, General Manager of Operations and Projects, Asia Pacific, and Manager of Transportation. Mr. Wilkinson has also worked for Sherritt Inc., Imperial Oil, Exxon Chemical Pakistan Limited and Esso Chemical Canada. Mr. Wilkinson has over thirty years engineering, operations and business management experience within the petrochemical industry. A graduate of the University of Alberta with a B.Sc. in Chemical Engineering, Mr. Wilkinson is a member of The Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA).

Objective
Met or
2010 Objective	Exceeded	2010 Result
Increase shareholder value through strong profitability (EBIT) results for 2010.	Yes	2010 Wholesale EBIT was $866 million, well above the business plan and the second best result in the last ten years.

Continuous improvement of the Wholesale Business Unit’s safety performance.	Yes	Employee lost time and contractor recordable injury indexes were at best ever levels. The employee recordable injury index was the second best ever result achieved.

Continuously improve financial controls and manage working capital to target levels.	Yes	Upgraded controls and reporting for purchase for resale inventory positions. Working capital managed below target levels for the entire year.

Objective
Met or
2010 Objective	Exceeded	2010 Result
Pursue and manage Wholesale Business Unit growth initiatives, including implementation, acquisition and existing facility expansion initiatives.	Yes	The 750,000 tonne annual potash capacity expansion was progressed on schedule, with the design basis finalized. In 2010 Agrium acquired the remaining 30% non-controlling interest in Common Market Fertilizers. The Egyptian based MOPCO expansion project in which Agrium has a 26% equity interest progressed rapidly, with construction over 50% complete at year end.

Continue to improve the Wholesale Business Unit’s culture and ability to attract and retain talented employees.	Yes	Wholesale continued to implement its Growing Together initiative with very favourable employee feedback. Voluntary turnover for critical positions remained well below industry averages.

Leslie O’Donoghue
Biography. Leslie O’Donoghue has been employed at Agrium since 1999 and currently holds the position of Chief Legal Officer & Senior Vice President, Business Development. Ms. O’Donoghue’s responsibilities include corporate strategy and business development, mergers and acquisitions, legal affairs, corporate governance, internal audit, and environmental, health, safety & security. Prior to joining Agrium, Ms. O’Donoghue was a partner at Blake, Cassels & Graydon LLP. After earning her Economics degree from the University of Calgary in 1984, Ms. O’Donoghue completed her LL.B. at Queen’s University in 1988, and was admitted to the Alberta Bar in 1989.

In addition to the achievement of the individual objectives set out below, Ms. O’Donoghue was (i) named Top Dealmaker of the Year at the 2009 Canadian General Counsel Awards in connection with the UAP transaction, (ii) named one of Canada’s Most Powerful Women: Top 100 in 2009 by the Women’s Executive Network, (iii) a finalist in the 2010 International Law Office Global Counsel Awards, and (iv) profiled as a key note speaker in 2010 at the Women of Influence Inc. Nationwide Luncheon Series.

Public Directorships

•	Pembina Pipeline Corporation, an energy infrastructure company (TSX)

Objective
Met or
2010 Objective	Exceeded	2010 Result
Participation in corporate growth strategy and support for acquisition, expansion and integration initiatives.	Yes	Led participation in the implementation of the corporate growth strategy including the acquisition of AWB and the subsequent negotiation of the divestiture of substantially all of AWB’s commodities trading businesses to Cargill Inc. (transaction pending), the acquisition of select Retail operations in the U.S. and Canada, and further refinement of the Corporation’s international growth strategy.

Continuous improvement and implementation of corporate governance best practices and Board governance initiatives.	Yes	Continued enhancement to corporate governance practices, superior recognition by corporate governance rating agencies (Globe & Mail Board Games — ranked 9th out of 187 S&P TSX listed companies, GovernanceMetrics Inc. — 9.5/10 rating, Rotman Board Shareholder Confidence Index of A, and ISS — 100% performance rating).

Continuously improve and manage the cost-efficient deployment of legal resources.	Yes	Continued to redirect deployment of resources to maximize the efficiency and effectiveness of legal support for the Corporation’s growth strategy and key projects, provided training to Business Units on select legal areas of topical interest, enhanced procedures and standardization of routine legal functions, conducted a review of the Corporation’s litigation readiness, and implemented cost-efficiencies measures to maximize the value of legal spend.

Objective
Met or
2010 Objective	Exceeded	2010 Result
Maintain effective and strategic Internal Audit function, including timely execution of Internal Audit Plan and risk assessments.	Yes	Completion of audits and consulting projects in accordance with 2010 Internal Audit Plan, linked audit results to the Corporation’s significant risks and reported on the effectiveness of related mitigation strategies, ensured appropriate follow-up conducted on significant issues, conducted interim risk assessments in collaboration with the Corporation’s Enterprise Risk Management function to ensure appropriate audit coverage of significant risks and mitigation strategies, effected continuous improvement through the implementation of audit management and data analytic tools to ensure the Internal Audit function is both effective and efficient.

Continue to improve environmental, health & safety performance through process enhancements and setting aggressive performance targets.	Yes	A majority of the environmental, health & safety Key Performance Indicators were met in 2010 and a revised strategy is expected to result in continuous improvement in 2011.

Setting 2010 NEO Compensation

The following table sets out the basis for compensation decisions with respect to each element of NEO compensation in 2010:

Base Salary See the “Summary Compensation Table” (below) for the total base salary paid to each NEO during fiscal 2010, 2009, and 2008.	As discussed above, base salary adjustments may be the result of (i) competitive salary adjustments (“Competitive Adjustment”) where needed to ensure that salary levels remain competitive on the basis of peer group market data (being the U.S. Peer Group or Mixed Peer Group, as applicable), (ii) merit increases (“Merit Increase”) where needed to reward superior performance (NEO goals and performance in 2010 are set out under “NEO Performance Objectives” (above)), and (iii) promotional increases (“Responsibility Increase”) in circumstances where an officer has been promoted to a position of increased responsibility and/or has taken on increased responsibility in his or her existing role.
2010 Base Salary. NEO base salaries paid in 2010 are as follows:

	2009 Base Pay(1)	2010 Base Pay(1)%
NEO	(U.S.$)	(U.S.$)	Increase(2)
M.M. Wilson(3)	$1,116,462	$1,315,662	6.3%
B.G. Waterman	$499,124	$568,016	2.6%
R.L. Gearheard	$460,000	$470,000	2.2%
R.A. Wilkinson	$437,828	$500,049	3.0%
L. O’Donoghue	$420,315	$490,339	5.2%

Notes:
(1)  Base salary is set for the period commencing March 1 of each year, following the completion of performance reviews. “2009 Base Pay” reflects the amount paid to NEOs from March 1, 2009 to February 28, 2010. “2010 Base Pay” reflects the amount paid to NEOs from March 1, 2010 to February 28, 2011.

(2) The % increase is based on 2009 and 2010 Base Pay excluding conversions related to foreign exchange rates.
(3) Mr. Wilson received a Merit Increase in 2010 concurrent with entering into an amended employment agreement, which was also intended to retain Mr. Wilson.
2011 Base Salary. Results from a recent market analysis suggested that a moderate base pay adjustment was warranted, and as a result the HR&C Committee decided to increase the CEO’s salary by 3.7% and the other NEOs’ salaries by an average of 3.9% for 2011.

	2010 Base Pay(1)	2011 Base Pay(1)%
NEO	(U.S.$)	(U.S.$)	Increase(2)
M.M. Wilson	$1,315,662	$1,364,210	3.7%
B.G. Waterman	$568,016	$582,581	2.6%
R.L. Gearheard	$470,000	$490,000	4.3%
R.A. Wilkinson	$500,049	$514,613	2.9%
L. O’Donoghue	$490,339	$519,468	5.9%

Notes:
(1)    Base salary is set for the period commencing March 1 of each year, following the completion of performance reviews. “2010 Base Pay” reflects the amount paid to NEOs from March 1, 2010 to February 28, 2011. “2011 Base Pay” reflects the amount paid to NEOs from March 1, 2011 to February 28, 2012. Base pay for 2010 and 2011 has been converted from Cdn.$ to U.S.$ using the 2010 average annual exchange rate of U.S.$1.00 = Cdn.$1.0299.

(2) The % increase is based on 2010 and 2011 Base Pay excluding conversions related to foreign exchange rates.

Perks, Benefits, & Pension See the “Summary Compensation Table” (below) for the dollar value of perks and benefits received and pension benefits accrued by each NEO in fiscal 2010, 2009, and 2008.	No changes to the standard NEO perks, benefits or retirement plans (as described under the section entitled “Compensation Program Design” (above)) were made in 2010.

Profit Sharing Plan See the “Summary Compensation Table” (below) for the total annual incentives paid to each NEO during fiscal 2010, 2009, and 2008.	As discussed above, payouts under the Profit Sharing Plan are based on achievement of EBITDA targets and can range from zero (if EBITDA is below the Threshold level) to 10% of base salary (if EBITDA meets or exceeds the Maximum level). In 2010, consolidated EBITDA was $1.44 billion which resulted in a maximum 10% payout under the Profit Sharing Plan for eligible corporate employees (including NEOs not in Wholesale), and Wholesale employees (including Ron Wilkinson). Profit Sharing Plan payments to NEOs were awarded as follows:

	2010 Salary Earned(1)	Profit Sharing Plan	Actual Profit Plan Payment
NEO	(U.S.$)	Payment (U.S.$)	as % of Salary
M.M. Wilson	$1,300,510	$130,051	10%
B.G. Waterman	$565,175	$56,518	10%
R.L. Gearheard	$468,269	$46,827	10%
R.A. Wilkinson	$497,208	$49,721	10%
L. O’Donoghue	$485,604	$48,561	10%

Note:
(1) Amount reported is the aggregate base salary earned by each NEO in fiscal 2010 (base salary adjustments took effect on March 1, 2010).

Performance Recognition Plan See the “Summary Compensation Table” (below) for the total annual incentives paid to each NEO during fiscal 2010, 2009, and 2008.
As discussed above, payouts to eligible employees under the Performance Recognition Plan are based on the achievement of corporate, business unit and individual objectives, as applicable. Payments can range from zero (if corporate, business unit and individual performance are below Threshold level) to double the target percentage of base salary (if corporate, business unit and individual performance meet or exceed Maximum level).

The formula used to calculate the Performance Recognition Plan payments to each NEO is as follows:

Notes:

(1)    Target level compensation (near the median of the applicable peer group for all NEOs) would result from achievement of the target level performance objectives and would equal between 60% and 105% of each NEO’s base salary.

(2)    Evaluation of corporate performance is based on achievement of specific corporate KPIs (see “Corporate Performance Objectives” (above) for the 2010 KPIs and actual 2010 achievement). Achievement of target level objectives would result in the target weight of 75% on corporate KPIs for the CEO and 50% on corporate KPIs for the other NEOs. The actual weight attributed to corporate KPIs (or “Corporate KPI Score”) can range from zero (if all corporate KPIs are below Threshold) to 150% for the CEO or 100% for the other NEOs (if Maximum level corporate KPIs are achieved).

(3)    Achievement of target level Business Unit objectives would result in the target weight of 25% on Business Unit performance for the NEOs other than the CEO. The actual weight attributed to Business Unit performance (or “Business Unit Score”) can range from zero to 50% depending upon performance.

(4)    Evaluation of individual performance is based on achievement of individual goals (see “NEO Performance Objectives” (above) for the NEOs’ 2010 goals and achievements). Achievement of target level performance would result in the target weight of 25% on individual performance. The actual weight attributed to individual performance (the “Individual Performance Score”) can range from zero (for poor individual performance) to 50% (for excellent individual performance).

Based on performance in 2010 and the relative weighting of each factor for each NEO, the Performance Recognition Plan compensation paid to NEOs for 2010 was as follows:

			2010 Actual
	2010 Salary Earned(1)	2010 Target as	Performance Plan	Actual Performance Plan
NEO	(U.S.$)	% of Salary	Payment (U.S.$)	Payment as % of Salary
M.M. Wilson	$1,300,510	105%	$2,434,068	187%
B.G. Waterman	$565,175	60%	$561,220	99%
R.L. Gearheard	$468,269	60%	$479,040	102%
R.A. Wilkinson	$497,208	60%	$493,728	99%
L. O’Donoghue	$485,604	60%	$496,773	102%

Note:
(1) Amount reported is the aggregate base salary earned by each NEO in fiscal 2010 (base salary adjustments took effect on March 1, 2011).

Stock Options, SARs & PSUs See the “Summary Compensation Table” (below) for the grant date fair value of all share-based and option-based awards granted to each NEO during fiscal 2010, 2009, and 2008.
As discussed above, the aggregate value of each NEO’s long-term incentive award is determined by the HR&C Committee on the basis of an assessment of (i) each NEO’s position and responsibilities, where larger awards are granted to executives in positions with higher levels of responsibility for Agrium’s long-term performance; (ii) each NEO’s performance and level of sustained contribution to the Corporation; (iii) each NEO’s long-term potential with the Corporation; and (iv) competitive practices with respect to the grant of long-term incentives by the applicable peer group, with total target level awards approximately aligned with the 50th percentile of the applicable peer group.

2010 Grants. In 2010, the Board and HR&C Committee determined that a 50%/50% mix of stock options/SARs and PSUs be granted to provide a balanced focus on share price growth and Total Shareholder Return.

PSUs. The following table sets out the PSUs granted to NEOs during the fiscal year ended December 31, 2010:

			Grant Date Fair
		Performance or Other Period Until	Value of PSUs(1)
NEO	PSUs (#)	Maturation or Payout	(U.S.$)
M.M. Wilson	36,100	December 31, 2012	$1,962,728
B.G. Waterman	10,300	December 31, 2012	$560,003
R.L. Gearheard	6,500	December 31, 2012	$353,400
R.A. Wilkinson	6,000	December 31, 2012	$326,215
L. O’Donoghue	6,000	December 31, 2012	$326,215

Note:
(1)    Grant date fair value has been calculated in accordance with the expected life binomial lattice methodology using the
    Common Share price on the date of grant of U.S.$63.22 and an expected value of 86%.

The grant date fair value of the PSUs has been determined by using the closing price of the Common Shares on the day preceding the grant. PSUs granted in January 2010 vest at the end of a three-year performance cycle beginning on January 1, 2010 and ending on December 31, 2013. The number of units that vest will depend on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for the PSU Peer Group. See Schedule “E” for a comprehensive description of the PSU Plan.

Stock Options and SARs. The following table sets out the options to purchase Common Shares and SARs granted to each NEO during the fiscal year ended December 31, 2010:

			Exercise or Base
	Securities Under		Price(1)				Grant Date
	Options/SARs (#)		(U.S.$/Security)		Expiration Date		Fair Value(2)
NEO	Options	SARs	Options	SARs	Options	SARs	(U.S.$)
M.M. Wilson	72,200	—	$63.22	—	February 25, 2020	—	$1,962,728
B.G. Waterman	20,600	—	$63.22	—	February 25, 2020	—	$560,003
R.L. Gearheard	—	13,000	—	$63.22	—	February 25, 2020	$353,400
R.A. Wilkinson	11,900	—	$63.22	—	February 25, 2020	—	$323,497
L. O’Donoghue	11,900	—	$63.22	—	February 25, 2020	—	$323,497

Notes:
(1) The market value of the securities underlying the options/SARs on the date of grant.
(2)    Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using the Common Share price on the date of grant of U.S.$63.22 and an expected value of 43%.

Stock options and SARs were granted at the closing price of the Common Shares on the day preceding the grant and vest in 25% increments over four years and expire ten years after the date of grant. See Schedule “E” for a comprehensive description of the Stock Option Plan and the SAR Plan.

2011 Grants. In February 2011, the HR&C Committee and the Board approved the following PSU, stock option and SAR grants to the NEOs:

 • 49,701 PSUs, with an aggregate grant date fair value of $3,895,157, were granted to the NEOs. The PSUs granted in February 2011 vest at the end of a three-year performance cycle beginning on January 1, 2011 and ending on December 31, 2014.

 • 86,380 stock options and 8,920 SARs, with an aggregate grant date fair value of $3,994,957, were granted to the NEOs. The stock options and SARs were granted at the closing price of the Common Shares on the day preceding the grant and vest in 25% increments over four years and expire ten years after the date of grant.

The February 2011 grants will be reflected in the Summary Compensation Table of the 2012 Management Proxy Circular as compensation paid in fiscal 2011.

Performance Graphs: Relationship between Corporate Performance and Executive Compensation

The following table compares the cumulative five year return on our Common Shares (assuming $100 invested on December 31, 2005 and reinvestment of dividends) with the S&P/TSX Composite Index:

Agrium’s stock price appreciation over the past five years has exceeded the S&P/TSX Composite Index (as illustrated above) with the exception of 2008, despite Agrium’s record earnings that year. Our stock price slightly underperformed in 2008, along with those of many of the Corporation’s peers and the broader global equity markets, as market sentiments turned rapidly against commodities when economic uncertainty in the U.S. and elsewhere spurred fears of an impending global economic recession. In the medium to long-term, NEO compensation is directly impacted by stock price, as a large proportion of Agrium’s executive compensation is awarded in stock options, SARs and PSUs with the expectation that these awards will increase or decrease in value as the Common Share price moves over time. NEO compensation was directly impacted by the decline in the Corporation’s stock price during 2008, through the corresponding decline in the value of NEOs’ previously awarded long-term incentives (being outstanding stock options and SARs and unvested PSUs). Through 2009 and 2010, Agrium’s stock price has increased significantly resulting in an increase in the value of NEO’s previously awarded long-term incentives.

The following table shows the trend (based on the percentage change since 2005) in Agrium’s EBITDA and Sales over the last five fiscal years:

Although the general trend in Agrium’s Common Share price over the past five years has been favourable, given recent market events Agrium believes that the trend in share price is not the only meaningful basis on which to measure total NEO compensation awarded. As discussed above, Agrium is committed to a “pay-for-performance” philosophy that defines the relationship between compensation, business performance and the creation of sustainable Shareholder value. The total annual compensation paid to NEOs is meaningfully linked to EBITDA and Sales and other KPIs (as discussed under “Basis for Compensation Decisions — Determining Actual Compensation — Corporate Performance Objectives” (above)) as the amount of compensation awarded to NEOs by the Board is directly impacted by Agrium’s performance in these measures. As shown above for the period from 2005 to 2010, Agrium’s EBITDA and Sales performance have been trending in a positive direction through to 2008 and again in 2010, with 2009 being the only exception as a result of the industry’s reaction to the downturn in the economy. The trend in total NEO cash compensation has generally followed the trend in EBITDA and Sales.

Cost of Management

The cost of management ratio expresses the total of all types of compensation paid or awarded to the NEOs (including the CEO) as disclosed in the three-year Summary Compensation Table (below), as a percentage of net income and of market capitalization of the Corporation:

	2010	2009	2008

Total NEO Compensation (U.S.$ millions)	$16.99	$13.20	$17.06
Net Income (U.S.$ millions)	$714	$366	$1,322
Market Capitalization as of December 31 (U.S.$ millions)	$14,500	$9,670	$5,358
Cost of Management Ratio (based on Net Income)	2.38%	3.61%	1.29%
Cost of Management Ratio (based on Market Capitalization)	0.12%	0.14%	0.32%

The following table shows the cost of management ratio for compensation paid or awarded to the CEO as disclosed in the three-year Summary Compensation Table, as a percentage of net income and of market capitalization of the Corporation:

	2010	2009	2008

Total CEO Compensation (U.S.$ millions)	$8.66	$6.47	$8.61
Net Income (U.S.$ millions)	$714	$366	$1,322
Market Capitalization as of December 31 (U.S.$ millions)	$14,500	$9,670	$5,358
Cost of Management Ratio (based on Net Income)	1.21%	1.77%	0.65%
Cost of Management Ratio (based on Market Capitalization)	0.06%	0.07%	0.16%

CEO Look-back/Look-forward Total Take Analysis

Every two years, a thorough look-back and look-forward total take analysis for CEO compensation is conducted by the compensation consultant for the HR&C Committee. This involved reviewing a comparison of compensation earned over the CEO’s tenure to performance achieved during that period (look-back). As well, stress-testing of compensation programs is conducted under various performance scenarios to understand how the programs will react to future external and internal events to ensure that there will be an ongoing link between compensation and business performance and that the appropriate amount of risk and leverage are built into the programs (look-forward). This analysis was reviewed and discussed at the end of 2009, and was considered, along with market data and company performance in determining CEO compensation for 2010. Ensuring Agrium maintains a strong link between compensation and performance is a key objective of this exercise. We expect to continue to conduct this examination every two years with the next analysis scheduled for the end of 2011.

Promoting and Protecting Agrium’s Interests

The Board and our management have established a tone at the top for our organization that is based on uncompromising integrity and ethical standards. Every executive is held accountable to comply with Agrium’s high ethical standards and the Board has adopted the following policies and practices to protect Agrium’s interests and to align executive’s interests with those of the Shareholders:

Mandatory Share Ownership	The Corporation has equity ownership guidelines applicable to the NEOs and other senior executives. The equity ownership guidelines are intended to support the ongoing alignment of the interests of the Corporation’s senior executives with Shareholders through long-term ownership of Common Shares. The guidelines were revised on February 25, 2009 to require that at least 50% of the ownership requirement be satisfied by ownership of Common Shares. The remainder of the equity ownership requirement can be satisfied by ownership of Common Shares and/or PSUs. Prior to the date of the revision, officers were not required to hold a specific number of Common Shares and the equity ownership guidelines could be satisfied solely through the ownership of PSUs. Officers will be given five years from the date of the revision to satisfy the new Common Share ownership requirement. The guidelines applicable to the senior executives are as follows:

Approximate Multiple of Base Salary
Executive Level	Total Equity Ownership
CEO	Four times
SVP, Finance & CFO	Two times
President, Wholesale & President, Retail	Two times
Other SVPs and VPs	One time

The level of ownership required under the guidelines can be achieved by direct purchase of Common Shares, through the exercise of stock options previously granted pursuant to the Stock Option Plan, and through the grant of PSUs pursuant to the PSU Plan. The following table sets out each of the NEO’s equity ownership interest in the Corporation as of March 22, 2011:

	Total Equity	Equity Ownership		NEOs’ “Equity-at-Risk”(2)			Total
	Ownership						Common
	Requirement	Common		Total Equity		Total Equity	Share
	(multiple of	Shares	PSUs	Amount(1)	Multiple of	Requirement	Requirement
Officer	base salary)	(#)	(#)	(U.S. $)	Salary	Met	Met
M.M. Wilson	Four times	173,910	121,689	$25,870,799	19.0	✓	✓

B.G. Waterman	Two times	44,500	34,370	$6,902,681	11.8	✓	✓

R.L. Gearheard	Two times	42,192	21,955	$5,614,161	11.5	✓	✓

R.A. Wilkinson	Two times	16,150	20,149	$3,176,874	6.2	✓	✓

L. O’Donoghue	One time	19,700	20,551	$3,522,754	6.8	✓	✓

Notes:

(1)    Excludes the number and value of stock options and SARs held by NEOs. See “2010 Executive Compensation — Incentive Plan Awards” (below) for details regarding the unvested stock options held by NEOs as of December 31, 2010.

(2) Amount of “Equity-at-Risk” determined on the basis of a Common Share price of U.S.$87.52 as at close of business on March 22, 2011.

Reimbursement of Compensation	The Corporation has an executive compensation clawback policy concerning future awards made under the Corporation’s annual and long-term incentive plans which permits the Board to require executive officers to reimburse all or a portion of such incentive compensation in certain situations where the Board determines it is in the Corporation’s best interest.

Prohibition on Hedging and Equity Monetization	The Corporation grants equity compensation to its officers and directors and has equity ownership guidelines for officers and directors in order to align the interests of officers and directors with those of Shareholders. The Corporation does not allow officers or directors to enter into any derivative transaction on Agrium securities, including any type of hedging or monetization practice, which may reduce the risk of equity ownership and negate the alignment of interests created by equity ownership.

Code of Business Conduct and Ethics The Code is available at www.agrium.com under “Governance”	Agrium is committed to maintaining the highest standard of legal and ethical conduct in all of its activities. Agrium’s directors, officers and other employees are required to comply with the Code of Business Conduct and Ethics (the “Code”), which sets out their commitment to (i) comply with all applicable laws, (ii) act in the best interest of the Corporation, (iii) treat customers, suppliers and others fairly and honestly, (iv) provide a safe, orderly and tolerant work environment and act with respect, cooperation and dignity toward fellow employees, (v) serve the interests of our shareholders with integrity and loyalty, (vi) ensure our work is sensitive to the Corporation’s commitment to environmental stewardship, and (vii) report violations of law or policies through appropriate channels. All senior executives, as well as other employees, annually certify compliance with the Code which is monitored by the Board and the CG&N Committee.

Among other things, the Code prohibits all directors, officers and other employees with knowledge of material non-public information from buying, selling or otherwise trading in the Corporation’s securities or from conveying material non-public information to other persons who may use it for trading purposes.

See Schedule “B” for more information regarding the Code.

Securities Trading and Reporting Policy	Agrium has a securities trading and reporting policy (the “Trading Policy”) which safeguards against insider trading and protects employees from allegations of insider trading by:

(i) mandating the confidential treatment of non-public corporate information, including restrictions on access to and transmission of such information;
The Trading Policy is available at www.agrium.com under “Governance”
(ii)       restricting the trading activities of directors, officers and other employees who may know, or be presumed to know, of material non-public information, including requiring all restricted persons to pre-clear trades in Agrium securities with Agrium’s Legal Department and imposing standard blackout periods corresponding to the preparation of the Corporation’s financial statements during which trading in Agrium’s securities is prohibited; and

(iii) requiring directors, officers and other employees to notify the Corporation’s Legal Department of details of any trades once completed.

Option Granting Policy	In February, 2009, the HR&C Committee adopted the Option Granting Policy to document the Corporation’s existing practices and promote consistent and efficient administration of stock options and SARs, including (i) the procedure for annual grants, (ii) the procedure for one-off grants under the President’s Award Program, (iii) meticulous record keeping, and (iv) the postponement of grants if non-public material information exists at the time of any proposed grant.

Corporate Governance	The Board and management are committed to corporate governance and have been consistently recognized for excellence in this respect. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. See “Section Three: Corporate Governance” and Schedule “B” for a detailed description of our corporate governance practices.

2010 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the compensation earned by the CEO and CFO of the Corporation, as well as the three other most highly compensated executive officers (collectively, the “NEOs”), for services rendered in all capacities during 2010, 2009 and 2008. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Non-Equity
			Share-	Option-	Annual			Total
			based	based	Incentive	Pension	All other	Compensation
Name and		Salary(1)	awards(2)(4)	awards(3)(4)	Plans(5)	Value(6)	Compensation(7)	(8)
Principal Position	Year	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)

M.M. Wilson	2010	$1,300,510	$1,962,728	$1,962,728	$2,564,120	$842,714	$26,816	$8,659,616
President & CEO	2009	$1,116,462	$1,985,903	$1,986,871	$914,801	$443,138	$24,184	$6,471,359
	2008	$1,182,723	$2,051,146	$2,048,332	$2,143,644	$1,158,592	$25,908	$8,610,346
B.G. Waterman	2010	$565,175	$560,003	$560,003	$617,738	$250,047	$18,348	$2,571,314
SVP, Finance & CFO	2009	$499,124	$564,925	$565,208	$306,213	$133,065	$21,119	$2,089,654
	2008	$530,441	$624,262	$628,188	$575,557	$312,005	$17,896	$2,688,350
R.L. Gearheard	2010	$468,269	$353,400	$353,400	$525,867	$167,735	$30,999	$1,899,670
SVP, Agrium &	2009	$477,692	$367,375	$367,052	$257,954	$209,093	$25,934	$1,705,100
President, Retail	2008	$451,346	$375,831	$373,979	$554,925	$271,960	$22,863	$2,050,904
R.A. Wilkinson	2010	$497,208	$326,215	$323,497	$543,449	$166,325	$14,920	$1,871,613
SVP, Agrium &	2009	$437,828	$336,183	$336,465	$289,405	$107,619	$18,507	$1,526,006
President, Wholesale	2008	$467,265	$343,981	$342,203	$523,929	$205,285	$19,470	$1,902,134
L. O’Donoghue	2010	$485,604	$326,215	$323,497	$545,334	$295,172	$14,882	$1,990,705
Chief Legal Officer	2009	$404,727	$336,183	$336,465	$261,657	$55,852	$13,354	$1,408,237
& SVP, Business	2008	$408,312	$394,941	$388,645	$385,853	$213,485	$14,261	$1,805,497
Development

Notes:

(1)	Amounts reported represent the base salary amount paid to NEOs in 2010, 2009 and 2008.

(2)	Amounts reported represent the grant date fair value of PSUs awarded in 2010, 2009 and 2008. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S. $63.22, U.S.$40.30 and U.S.$74.07 in 2010, 2009 and 2008, respectively. For grants made in 2010, the key valuation assumptions used were stock price volatility of 43.4%, dividend yield of 0.23%, and full 3 year term, resulting in an expected value of 86%. For grants made in each of 2009 and 2008, the key valuation assumptions used were stock price volatility of 25.7%, dividend yield of 0.2%, and full 3 year term, resulting in an expected value of 86% of the grant date value. The expected life binomial lattice methodology is used to ensure consistent long-term incentive valuation across competitive market data. See “Incentive Plan Awards — Outstanding share-based awards and option-based awards” for the value of outstanding PSU awards at December 31, 2010. The accounting liability recorded is based on the average Common Share price on the NYSE as at the close of the last five trading days before the balance sheet date. As of the grant date, there is zero recorded accounting liability. Vested share-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award. Compensation expense is recorded, on a straight-line basis, over the vesting period of the award. The number of PSUs that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for the PSU Peer Group. 100% of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period and changes in other vesting assumptions will result in a change to the related liability and the compensation expense which is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant, compensation expense is recognized on the grant date.

(3)	Amounts reported represent the grant date fair value of stock options, tandem SARs and stand-alone SARs awarded in 2010, 2009 and 2008. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S.$63.22, U.S.$40.30 and U.S.$74.07 in 2010, 2009 and 2008, respectively. For grants made in 2010, the key valuation assumptions used were stock price volatility of 43.4% dividend yield of 0.23%, and expected life of 6.25 years, resulting in an expected value of 43% of the grant date value. For grants made in each of 2009 and 2008, the key valuation assumptions used were stock price volatility of 25.7%, dividend yield of 0.2% and expected life of 6.25 years, resulting in an expected value of 33% of the grant date value. The expected life binomial lattice methodology is used to ensure consistent long-term incentive valuation across competitive market data. See “Incentive Plan Awards — Outstanding share-based awards and option-based awards” for the value of outstanding option-based awards at December 31, 2010. The accounting liability recorded is based on the excess of the U.S. dollar equivalent of the highest price of the Common Shares on the NYSE on the balance sheet date over the exercise price. As of the grant date, there is zero recorded accounting liability. Vested option-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award. Compensation expense is recorded on a straight-line basis over the vesting period of the award. Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period, and changes in other vesting assumptions will result in a change to the related liability and the compensation expense, which is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant compensation expense is recognized on the grant date.

(4)	As discussed in notes (2) and (3) above, the option-based award and share-based award amounts reported in the Summary Compensation Table represent the grant date fair value of equity grants in 2010, 2009 and 2008. A comparison between grant date fair value and the current or actual value of option-based awards (being options and SARs) and share-based awards (being PSUs) is as follows:

				Value Realized and
				Outstanding as at
		Grant Date Fair Value (U.S.$)		December 31, 2010 (U.S.$)
Name	Year	Options/SARs	PSUs	Options/SARs	PSUs

M.M. Wilson	2010	$1,962,728	$1,962,728	$2,059,866	$4,973,751
	2009	$1,986,871	$1,985,903	$7,686,630	$7,278,825
	2008	$2,048,332	$2,051,146	$1,481,584	$4,328,082

		$5,997,931	$5,999,778	$11,228,080	$16,580,658
B.G. Waterman	2010	$560,003	$560,003	$587,718	$1,419,103
	2009	$565,208	$564,925	$2,186,625	$2,070,591
	2008	$628,188	$624,262	$454,376	$1,317,242

		$1,753,398	$1,749,190	$3,228,719	$4,806,936
R.L. Gearheard	2010	$353,400	$353,400	$370,890	$895,551
	2009	$367,052	$367,375	$1,420,020	$1,346,519
	2008	$373,979	$375,831	$270,504	$793,034

		$1,094,432	$1,096,606	$2,061,414	$3,035,103
R.A. Wilkinson	2010	$323,497	$326,215	$339,507	$826,662
	2009	$336,465	$336,183	$1,240,860	$1,232,192
	2008	$342,203	$343,981	$247,520	$725,827

		$1,002,165	$1,006,379	$1,827,887	$2,784,682
L. O’Donoghue	2010	$323,497	$326,215	$339,507	$826,662
	2009	$336,465	$336,183	$1,301,685	$1,232,192
	2008	$388,645	$394,941	$281,112	$833,357

		$1,048,607	$1,057,339	$1,922,304	$2,892,212

(5)	Amounts reported represent payments made in March of 2011, 2010 and 2009 under the Profit Sharing Plan and Performance Recognition Plan that were awarded for NEO performance in 2010, 2009 and 2008, respectively.

(6)	Amounts reported include all compensation related to Agrium’s defined benefit and defined contribution plans, including service costs, plan changes and above market earnings.

(7)	Amounts reported represent all perquisites, life insurance premiums and amounts in substitution of vacation paid by the Corporation.

(8)	The conversion rate used was U.S.$1.00 = Cdn.$1.0299, $1.1420 and $1.0660 for each of December 31, 2010, 2009 and 2008, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S. dollars.

Incentive Plan Awards

Outstanding share-based awards and option-based awards

The following table provides details regarding outstanding option and share-based awards as at December 31, 2010:

	Option and SAR Awards							Share-based Awards
							Aggregate			Market or	Target
		Number of					value of		Number	Payout	Payout
		Securities					Unexercised		of PSUs	Value	Value
		Underlying					in-the-money		that	PSUs that	PSUs that
	Option	unexercised		Option/SAR		Option/SAR	options and	Start of PSU	have not	have not	have not
	Grant	(#)		exercise		expiration	SARs	Performance	vested	vested(4)	vested(5)
Name	Date	Options	SARs	price		date	(U.S.$)(1)(2)	Period	(#)(3)	(U.S.$)	(U.S.$)

M.M. Wilson	4-Mar-03	150,265		CDN$	15.60	4-Mar-13	$11,467,035	1-Jan-09	57,488	$7,278,825	$5,274,511
	22-Feb-06	167,612		USD$	24.56	22-Feb-16	$11,261,850	1-Jan-10	36,140	$4,973,751	$3,315,834
	21-Feb-07	131,700		USD$	39.73	21-Feb-17	$6,851,034		93,628	$12,252,576	$8,590,345
	27-Feb-08	83,800		USD$	74.07	27-Feb-18	$1,481,584
	25-Feb-09	149,400		USD$	40.30	25-Feb-19	$7,686,630
	25-Feb-10	72,200		USD$	63.22	25-Feb-20	$2,059,866

		754,977					$40,808,000
B.G. Waterman	26-Sep-01(6)	1,500		CDN$	14.45	26-Sep-11	$116,202	1-Jan-09	16,353	$2,070,591	$1,500,428
	5-Mar-02(6)	75,000		CDN$	15.90	5-Mar-12	$5,700,784	1-Jan-10	10,311	$1,419,103	$946,069
	12-Mar-02(6)	4,000		CDN$	14.75	12-Mar-12	$308,667		26,665	$3,489,694	$2,446,497
	13-Aug-02(6)	950		CDN$	15.23	13-Aug-12	$72,850
	4-Mar-03(6)	80,000		CDN$	15.60	4-Mar-13	$6,104,967
	5-Jun-03(6)	3,050		CDN$	14.81	5-Jun-13	$235,174
	6-Jun-03(6)	5,000		CDN$	14.75	6-Jun-13	$385,834
	11-Feb-04	28,875		USD$	15.35	11-Feb-14	$2,206,050
	9-Feb-05	24,975		USD$	15.71	9-Feb-15	$1,899,099
	22-Feb-06	38,500		USD$	24.56	22-Feb-16	$2,586,815
	21-Feb-07	35,000		USD$	39.73	21-Feb-17	$1,820,700
	27-Feb-08	25,700		USD$	74.07	27-Feb-18	$454,376
	25-Feb-09	42,500		USD$	40.30	25-Feb-19	$2,186,625
	25-Feb-10	20,600		USD$	63.22	25-Feb-20	$587,718

		385,650					$24,665,861
R.L. Gearheard	9-Feb-05	34,200		USD$	15.71	9-Feb-15	$2,600,568	1-Jan-09	10,635	$1,346,519	$975,739
	22-Feb-06		37,500	USD$	24.56	22-Feb-16	$2,519,625	1-Jan-10	6,507	$895,551	$597,034
	21-Feb-07		26,600	USD$	39.73	21-Feb-17	$1,383,732		17,142	$2,242,070	$1,572,772
	27-Feb-08		15,300	USD$	74.07	27-Feb-18	$270,504
	25-Feb-09		27,600	USD$	40.30	25-Feb-19	$1,420,020
	25-Feb-10		13,000	USD$	63.22	25-Feb-20	$370,890

		34,200	120,000				$8,565,339
R.A. Wilkinson	22-Feb-06	20,000		USD$	24.56	22-Feb-16	$1,343,800	1-Jan-09	9,732	$1,232,192	$892,893
	21-Feb-07	14,400		USD$	39.73	21-Feb-17	$749,088	1-Jan-10	6,007	$826,662	$551,108
	27-Feb-08	14,000		USD$	74.07	27-Feb-18	$247,520		15,738	$2,058,854	$1,444,001
	25-Feb-09	22,800		USD$	40.30	25-Feb-19	$1,173,060
	25-Feb-10	11,900		USD$	63.22	25-Feb-20	$339,507

		83,100					$3,852,975
L. O’Donoghue	5-Mar-02	1,325		CDN$	15.90	5-Mar-12	$100,714	1-Jan-09	9,732	$1,232,192	$892,893
	9-Jun-03	475		CDN$	14.55	9-Jun-13	$36,750	1-Jan-10	6,007	$826,662	$551,108
	11-Feb-04	8,400		USD$	15.35	11-Feb-14	$641,760		15,738	$2,058,854	$1,444,001
	9-Feb-05	15,000		USD$	15.71	9-Feb-15	$1,140,600
	22-Feb-06	16,800		USD$	24.56	22-Feb-16	$1,128,792
	21-Feb-07	14,700		USD$	39.73	21-Feb-17	$764,694
	27-Feb-08	15,900		USD$	74.07	27-Feb-18	$281,112
	25-Feb-09	25,300		USD$	40.30	25-Feb-19	$1,301,685
	25-Feb-10	11,900		USD$	63.22	25-Feb-20	$339,507

		109,800					$5,735,614

Notes:

(1)	Vesting of options and SARs is determined by the Board at the time of grant; although, generally, options and SARs vest in 25% increments over four years.

(2)	Where applicable, unexercised in-the-money option values have been converted from Cdn.$ to U.S.$ using the exchange rate on December 31, 2010 of U.S.$1.00 = Cdn.$0.9946.

(3)	Includes units credited as reinvested dividends.

(4)	Market payout value based on performance as at December 31, 2010 and Common Share price. Based on the Corporation’s performance through December 31, 2010 relative to the PSU Peer Group, the 2009 grant is tracking at 138% of the target grant level since the Corporation’s performance is at approximately the 69th percentile, and the 2010 grant is tracking at 150% of the target grant level since the Corporation’s performance is at approximately the 83rd percentile.

(5)	Target payout value based on target performance payout of 100%, valued according to the share price on December 31, 2010 of U.S.$91.75. The number of vesting PSUs is determined on the basis of achievement of Total Shareholder Return performance goals, which could result in different payouts depending upon the actual achievement of threshold, target or maximum goals.

(6)	These option awards were granted pursuant to the Corporation’s “One for One Program” which was implemented in 1999 and discontinued in 2004 pursuant to which executive officers who acquired Common Shares in the open market received matching options to acquire an additional Common Share for each such acquired share, up to a maximum limit of 100,000 options over a ten year period for each executive officer that chose to participate in the Program. The option exercise price in each case was equal to the price of the Common Shares purchased by the executive officer in the open market. Options granted under the Program were otherwise governed by the terms of the Stock Option Plan.

Incentive plan awards — value vested during the year

The following table provides details regarding the option-based, share-based and non-equity incentive based awards that vested or were earned during the year ended December 31, 2010:

	Option-Based Awards			Share-Based Awards
							Non-Equity
							Incentive Plan
			Value Vested		Value Vested	Value Paid	Compensation
			During the	Start of	During	Out During	- Value Earned
		Number	Year(1)	Performance	the Year(2)	the Year	During the Year(4)
Name	Grant Date	Granted (#)	(U.S.$)	Period	(U.S.$)	(U.S.$)(3)	(U.S.$)

M.M. Wilson	22-Feb-06	170,000	$1,704,250	1-Jan-08	$4,458,408	$4,328,082	$2,564,120
	21-Feb-07	131,700	$820,820
	27-Feb-08	83,800	$0
	25-Feb-09	149,400	$916,196

			$3,441,266
B.G. Waterman	22-Feb-06	38,500	$385,963	1-Jan-08	$1,356,907	$1,317,242	$617,738
	21-Feb-07	35,000	$218,138
	27-Feb-08	25,700	$0
	25-Feb-09	42,500	$260,631

			$864,731
R.L. Gearheard	22-Feb-06	37,500	$375,938	1-Jan-08	$816,913	$793,034	$525,867
	21-Feb-07	26,600	$165,785
	27-Feb-08	15,300	$0
	25-Feb-09	27,600	$169,257

			$710,979
R.A. Wilkinson	22-Feb-06	37,500	$375,938	1-Jan-08	$747,683	$725,827	$543,449
	21-Feb-07	24,400	$152,073
	27-Feb-08	14,000	$0
	25-Feb-09	25,300	$155,152

			$683,163
L. O’Donoghue	22-Feb-06	16,800	$168,420	1-Jan-08	$858,451	$833,357	$545,334
	21-Feb-07	14,700	$91,618
	27-Feb-08	15,900	$0
	25-Feb-09	25,300	$155,152

			$415,190

Notes:

(1)	Shows the aggregated dollar value that would have been realized if all options and SARs vested in 2010 were exercised on the vesting date. The number and value of options and SARs actually exercised by each NEO in the year are as follows: M.M. Wilson — 151,600

($9,747,943); B.G. Waterman — 70,800 ($3,637,926); R.L. Gearheard — 108,000 ($6,583,634); and R.A. Wilkinson — 47,100 ($2,237,278).

(2)	Value vested during the year based on Agrium’s stock price at close of day on December 31, 2010 of U.S.$91.75 and a payout factor of 150% of target (including reinvested dividends).

(3)	Shows the amount paid out in 2011, for PSUs granted in 2008, which payment was based on Agrium’s average stock price for the last five trading days of 2010 of U.S.$89.07.

(4)	Represents the total payments to each NEO under the Profit Sharing Plan and the Performance Recognition Plan.

Incentive plan awards — value exercised during the year

The following table provides details regarding the option-based awards exercised by the NEOs during the year ended December 31, 2010:

					Option-Based
				Option-Based	Awards-Value
				Awards-	Exercised
	Option-Based	Option-Based	Option-Based	Share Price	During
	Awards	Awards	Awards-	on Date of	the Year
Name	Grant Date	Exercised (#)	Exercise Price	Exercise	(U.S.$)

M.M. Wilson	12-Mar-01	21,600	CDN$20.52	CDN$75.50	$1,140,615
	5-Mar-02	85,000	CDN$15.90	CDN$83.10	$5,665,140
	5-Mar-02	45,000	CDN$15.90	CDN$81.89	$2,942,188

		151,600			$9,747,943
B.G. Waterman	11-May-00	2,000	CDN$15.77	CDN$65.40	$95,894
	12-May-00	3,800	CDN$15.25	CDN$65.40	$184,108
	12-Mar-01	10,000	CDN$20.52	CDN$74.05	$508,843
	12-Mar-01	7,700	CDN$20.52	CDN$74.04	$391,766
	12-Mar-01	2,300	CDN$20.52	CDN$74.04	$118,236
	12-Mar-01	10,000	CDN$20.52	CDN$74.15	$515,128
	12-Mar-01	7,500	CDN$20.52	CDN$74.10	$385,986
	12-Mar-01	7,500	CDN$20.52	CDN$74.50	$388,271
	12-Mar-01	5,000	CDN$20.52	CDN$75.50	$265,373
	12-Mar-01	7,500	CDN$20.52	CDN$74.62	$391,681
	12-Mar-01	7,500	CDN$20.52	CDN$74.75	$392,630

		70,800			$3,637,916
R.L. Gearheard	4-Mar-03	69,000	CDN$15.60	CDN$72.70	$3,879,764
	11-Feb-04	39,000	USD$15.35	USD$84.68	$2,703,870

		108,000			$6,583,634
R.A. Wilkinson	4-Mar-03	4,000	CDN$15.60	CDN$76.08	$235,345
	11-Feb-04	3,050	USD$15.35	USD$65.18	$151,982
	9-Feb-05	1,000	USD$15.71	USD$65.18	$49,470
	9-Feb-05	5,000	USD$15.71	USD$67.42	$258,550
	9-Feb-05	10,050	USD$15.71	USD$86.65	$712,947
	22-Feb-06	8,000	USD$24.56	USD$65.18	$324,960
	22-Feb-06	5,000	USD$24.56	USD$67.42	$214,300
	21-Feb-07	6,000	USD$39.73	USD$65.18	$152,700
	21-Feb-07	2,500	USD$39.73	USD$67.42	$69,225
	25-Feb-09	2,500	USD$40.30	USD$67.42	$67,800

		47,100			$2,237,278

		377,500			$22,206,771

Pension Plan Benefits

Under the executive retirement program, designated executives participate in:

•	defined contribution plans, which are subject to the maximum limits imposed under applicable income tax legislation, being either:

•	the Registered Defined Contribution Plan (the “DC Plan”) for Canadian executives; or

•	the qualified 401(k) Retirement Savings Plan (the “401(k) Plan”) for U.S. executives; and

•	defined benefit plans, which cover earnings in excess of the limits imposed under applicable income tax legislation, being either:

•	the Canadian Defined Benefit Supplemental Executive Retirement Plan (the “Canadian DB SERP”) for designated Canadian executives; or

•	the U.S. Defined Benefit Supplemental Executive Retirement Plan (the “U.S. DB SERP”) for designated U.S. executives.

In order to participate in the Canadian DB SERP or the U.S. DB SERP, as applicable, each designated executive entered into an agreement with the Corporation that (i) waived benefits under prior supplementary plans, and (ii) phased out by age 60 (the normal retirement date under the Canadian DB SERP and the U.S. DB SERP) any severance benefits to which the executive would otherwise have been entitled.

Defined contribution plans

With the exception of Mr. Gearheard, the NEOs are members of the DC Plan. The DC Plan is registered under the Income Tax Act (Canada) and the Employment Pension Plans Act (Alberta) and is subject to the maximum pension and contribution limits imposed under the Income Tax Act (Canada). Under the DC Plan, the Corporation contributes 6% of eligible base salary, and if the participant makes voluntary contributions up to 6% of eligible base salary, the Corporation makes 50% matching contributions up to 3% of eligible base salary. For designated executives, eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada), which was $145,322 in 2010 (the “DC Plan Earnings Limit”).

Mr. Gearheard is a member of the 401(k) Plan. Prior to 2008, the 401(k) Plan permitted voluntary contributions up to 30% of total compensation, with such contributions subject to the U.S. legal maximum. The amount of the Corporation’s contribution was 50% of the first 6% of employee contributions. Effective January 1, 2008, the earnings used to determine the Corporation’s contribution to the 401(k) Plan for Mr. Gearheard are limited to the DC Plan Earnings Limit, expressed in U.S. dollars at par.

Until January 1, 2008, Mr. Gearheard was a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is qualified under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of three year average best earnings prior to January 2008 (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus 0.8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan earnings are limited to those permitted under the Internal Revenue Code. As of January 1, 2008, Mr. Gearheard retains his qualified U.S. Basic Plan benefit for his period of employment prior to January 1, 2008, but is no longer earning a benefit for future service.

The table below presents the benefits accumulated under Agrium’s defined contribution plans. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and by the realized investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.):

	Accumulated
	value at start			Accumulated
	of year	Compensatory	Non-compensatory	value at year
Name	(U.S.$)	(U.S.$)	(U.S.$)	end (U.S.$)

M.M. Wilson	$276,979	$74,937	$(55,132)	$296,784

B.G. Waterman	$197,540	$13,079	$42,389	$253,008

R.L. Gearheard	$3,050,842	$13,470	$1,358,872	$4,423,184

R.A. Wilkinson	$440,892	$13,079	$86,912	$540,883

L. O’Donoghue	$206,431	$13,079	$43,671	$263,181

Defined benefit plans

With the exception of Mr. Gearheard, the NEOs are members of the Canadian DB SERP. Mr. Gearheard is a member of the U.S. DB SERP which is substantially similar in all respects to the Canadian DB SERP.

Under the Canadian DB SERP and the U.S. DB SERP, designated executives receive a pension of 2% of the average of the three highest consecutive years of excess earnings (“Excess Earnings”) multiplied by years of service as a designated executive. Excess Earnings is equal to the sum of base salary above the DC Plan Earnings Limit plus the actual incentive paid in respect of the year (including incentives under the Profit Sharing Plan and the Performance Recognition Plan), up to a maximum of the executive’s target incentive level for the year. Excess Earnings are capped at U.S.$1.0 million ($1.0 million in Canadian currency) for designated executives and U.S.$2.4 million for the CEO. Although both the Canadian DB SERP and U.S. DB SERP permit the granting of extra years of credited service, it is Agrium’s general practice not to credit executives with additional years of service. However, upon termination of an executive’s employment without cause or constructive dismissal of an executive, he or she may be credited with additional year(s) of service pursuant to the terms of employment related agreements between the Corporation and executives. Please see “NEO Contracts” (below) for details of the executive employment agreements.

The overall amount of pension payable under the Canadian DB SERP and U.S. DB SERP is limited to 70% of final base salary. Normal retirement age is 60 years. Early retirement benefits are available from age 55 with the pension reduced by 6% for each year retirement precedes normal retirement age. Postponed retirement benefits are available after age 60 with the pension increased by 6% for each year of retirement that occurs after normal retirement age. The retirement pension is paid for life, with a spousal survivor pension of 60% of the executive’s pension, or a 15-year guarantee for an executive without a spouse at retirement.

Each of the NEOs were 50% vested under the Canadian DB SERP upon inception at June 25, 2006. The remainder of their Canadian DB SERP entitlements vested at the rate of 25% over each of the following two years.

In addition to Canadian DB SERP amounts, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation. See “NEO Contracts” (below) for details of Mr. Wilson’s employment contract.

For Mr. Gearheard’s service before January 1, 2008, the determination of Excess Earnings under the U.S. DB SERP was modified to reflect the earnings limit applicable to the U.S. Basic Plan under the U.S. Internal Revenue Code, which was $225,000 in 2007.

Fourteen designated executives of the Corporation are participating in the unfunded Canadian DB SERP or the U.S. DB SERP. The total accrued pension obligation for the Canadian DB SERP and the U.S. DB SERP included in our December 31, 2010 financial statements was $30,968,009. As these benefits are not pre-funded through a trust, benefits are paid from the general revenues of the Corporation. The Canadian DB SERP benefits for all Canadian participants who are not also U.S. taxpayers are secured by a Letter of Credit. The cost to secure the Letter of Credit was $237,639 in 2010.

The table below presents the projected annual retirement benefits (related to the defined benefit plan components of the retirement program) payable to NEOs at year end and upon normal retirement. In addition, the total defined benefit accrued pension obligation for each NEO is shown along with the changes to the obligation in 2010:

					Accrued
	Number				obligation			Accrued
	of years				at		Non-	obligation at
	credited	Annual benefits payable (U.S.$)			January 1,	Compensatory	compensatory	December 31,
	service(1)				2010(4)	change(5)	change(6)	2010(7)
Name	(#)	At year end	At age 60(2)	At age 65(3)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)
M.M. Wilson	10.4	$518,591	$536,202	$1,007,142	$5,776,638	$767,777	$972,246	$7,516,661

B.G. Waterman	10.7	$174,824	$174,824	$315,360	$1,919,013	$236,968	$248,997	$2,404,978

R.L. Gearheard	14.4	$192,350	$192,350	$298,283	$2,233,641	$154,265	$248,341	$2,636,247

R.A. Wilkinson	7.4	$101,816	$148,631	$282,774	$1,028,169	$153,246	$270,257	$1,451,672

L. O’Donoghue	11.2	$130,101	$263,877	$418,410	$1,105,280	$282,093	$411,398	$1,798,771

Notes:

(1)	None of the NEOs have been credited with additional years of service above the years of service actually provided to the Corporation.

(2)	The normal retirement age for NEOs is 60. As discussed under “Pension Benefits” (above), in order to participate in the Canadian DB SERP or U.S. DB SERP, as applicable, designated executives entered into agreements with the Corporation phasing out any severance benefits by the age of 60.

(3)	The projected annual pension benefits are calculated assuming the highest average Excess Earnings remain unchanged from December 31, 2010.

(4)	The accrued pension obligations are the actuarial value of projected benefits for service accrued to the date indicated. The calculation of the amounts shown in the table use actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Corporation’s consolidated financial statements as of the date indicated. With the exception of amounts applicable to Mr. Gearheard, the conversion rate used was U.S.$1.00 = Cdn.$1.0466 and $0.9946 for December 31, 2009 and December 31, 2010 respectively.

(5)	The amount related to service cost and compensation changes differing from the assumptions (as utilized for purposes of calculating pension obligations as disclosed in the Corporation’s consolidated financial statements).

(6)	The amount related to items such as interest on the obligation, the impact of changes in the discount rate assumption and changes in the U.S. exchange rate for Canadian executives.

(7)	The accrued pension obligation disclosed for Mr. Wilson includes all components of his retirement program as described under “NEO Contracts” (below).

NEO Contracts

Agrium has entered into an employment agreement with its CEO, Michael M. Wilson, which was extended in 2011 to May, 2013. The Board was pleased to successfully extend the contract of the CEO by two years beyond its originally scheduled expiration in May 2011. The Board viewed this two year extension as important to the success of Agrium due to our continuing growth and strategic initiatives. The move to the 75th percentile total compensation target for the CEO in the executive employment agreement, as amended, does not reflect a permanent change in the Board’s view of the appropriate compensation target. The Board continues to maintain the view that the 50th percentile typically would be the appropriate CEO compensation target. However, the adjustment of this target was considered appropriate under the circumstances in light of the two year extension and in the best interests of the Corporation and our Shareholders. The key terms of the employment agreement, as amended, are as follows:

Officer	Michael M. Wilson, President & CEO

Agreement Type	Executive employment agreement

Effective Date	October 1, 2003, being the date of Mr. Wilson’s appointment as President & CEO of Agrium, as amended and restated effective January 1, 2010.

Expiry Date	The agreement expires on May 31, 2013 unless terminated earlier in accordance with its terms or unless extended (the “Expiry Date”).

Base Salary	Currently Cdn.$1,405,000

Mr. Wilson is eligible to receive a base salary of not less than the 75th percentile of the salaries paid to chief executive officers of an identified U.S. peer group. The identified U.S. peer group will be adjusted and updated at the discretion of the HR&C Committee. See “2010 Compensation Discussion & Analysis — Basis for Compensation Decisions — Peer Group” for a discussion of the current U.S. Peer Group.

The Board retains the discretion to adjust Mr. Wilson’s salary below the 75th percentile of the U.S. Peer Group based on overall financial performance of the Corporation, provided that similar downward adjustments are made to the salaries of all senior officers of the Corporation.

Short-term and Long-term Incentive Plan and Security Based Compensation Participation	Mr. Wilson’s employment agreement allows him to participate in:
• Annual Incentives. The target level for Mr. Wilson’s annual incentive for 2011 through to the end of his contract term shall be at the 75th percentile of incentive bonuses paid to chief executive officers of the U.S. Peer Group. The actual bonus received by Mr. Wilson shall be determined in accordance with terms of applicable incentive plans.

•         Long-Term Incentives. The target level for Mr. Wilson’s long-term incentive compensation, including stock options and PSUs, for 2011 though to the end of his contract term shall be at the 75th percentile of equity compensation paid to chief executive officers of the U.S. Peer Group.

• Other Incentives. Mr. Wilson may, at the Board’s discretion, be entitled to participate in compensation plans or perks that are introduced from time to time for senior executives.

Benefits	Mr. Wilson shall be entitled to receive all group health and welfare benefits plans in effect for senior executives.

Perks	Mr. Wilson is entitled to receive:
• an automobile allowance of $1,500 per month and reimbursement for business mileage.
• an annual physical examination, provided that such benefit shall not include any major treatment with a cost in excess of $5,000 that may arise out of the medical examination.
• reimbursement for reasonable costs for Canadian and U.S. income tax advice and return preparation.
• golf club membership and annual dues paid by the Corporation.
• any other perks extended to senior executives of the Corporation from time to time.

Pension	Mr. Wilson is entitled to participate in the DC Plan and the Canadian DB SERP (as defined and disclosed above under “Pension Plan Benefits”). In addition, upon the termination of the employment agreement, Agrium agreed to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation.

Post-Retirement Benefits	Mr. Wilson is entitled to receive post-retirement benefits consistent with those provided to long-term retirees under the Corporation’s post-retirement benefit program.

In addition, unless Mr. Wilson’s employment is terminated for cause, upon his death, or as a result of his voluntary resignation, for a period of three years from the date of termination or the Expiry Date, as applicable, Mr. Wilson will be entitled to:
• a suitable office and secretarial support made available by the Corporation; and
• an annual physical examination, provided that such benefit shall not include any major treatment with a cost in excess of $5,000 that may arise out of the medical examination.

Termination of Employment without Cause and Constructive Dismissal and Change of Control
In the event that Mr. Wilson:

(i)         is terminated by the Corporation without cause,

(ii)        terminates his employment after the occurrence of an event of Constructive Dismissal(1), or

(iii)        is terminated or constructively dismissed for any reason other than disability, death or just cause within two years of a Change of Control(2)of the Corporation,

Mr. Wilson would be entitled to receive a payment equal to his then monthly base salary multiplied by 36 months; his target annual and long-term incentives for the current year prorated to the date of termination plus three times his target annual and long-term incentives for the current year; three times the annual cost of his perks; the cost of providing short and long-term disability and other health and welfare benefits that cannot be continued after the date of termination for a period of 36 months, with the remainder of his health and welfare benefits being continued for a period of 36 months; and credit for an additional three years of age and service for purposes of calculating his pension under the DC Plan and Canadian DB SERP or any other pension plan and supplemental plan in which he participates; provided that if Mr. Wilson’s employment is terminated for any reason referred to in clauses (i), (ii) or (iii) above the Corporation shall only be liable to pay a prorated amount based on the number of months remaining until Mr. Wilson reaches the age of 60.

In addition, Mr. Wilson would be entitled to:

• job relocation counselling services, tax and legal advice at a cost to the Corporation not to exceed $10,000.
• the transfer to him of any shares or debentures in the name of the Corporation for membership in any clubs or organizations that were designated for the regular use of the CEO.
• payment of all outstanding and accrued regular and special vacation pay.

•         payment of all legal fees and expenses that he may reasonably incur as a result of any contesting of the validity or enforceability of or his liability under any provision of the agreement or as a result of action taken by him in good faith to enforce his rights (provided that he is substantially successful) together with interest thereon.

Securities held by Mr. Wilson which are convertible or exchangeable into securities or shares of the Corporation that are not then exercisable (“Unexercised Rights”), shall be accelerated so that the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of four years following the date of notification of his termination or the expiry of such securities (whichever occurs first). All PSUs held by Mr. Wilson shall vest immediately and Mr. Wilson shall be paid the market value of such PSUs as at the date of termination.

Disability	In the event of termination due to a disability, Mr. Wilson is entitled to receive, until age 60, a monthly payment equal to 70% of his monthly base salary at the date of termination, less the amount of any disability insurance payments received by him. In addition, Mr. Wilson shall receive payment of all amounts earned or accrued to the date of termination, including all PSUs earned or vested as of the date of termination. All Unexercised Rights held by Mr. Wilson shall be accelerated so that the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of four years following the date of notification of his termination or the expiry of such securities (whichever occurs first). All PSUs held by him shall vest immediately and he shall be paid the market value of such PSUs as at the date of termination.

Death	In the event of Mr. Wilson’s death and if the amount of the life insurance then in place on Mr. Wilson’s life is less than two times his annual base salary at the date of death, the Corporation shall pay to Mr. Wilson’s estate an amount equal to the shortfall. In addition, Mr. Wilson’s estate shall receive payment of all amounts earned or accrued to the date of termination, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

Termination for cause	In the event of the termination of Mr. Wilson’s employment for cause, payments are limited to the payment of all amounts earned or accrued to the date of termination, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

Resignation	Mr. Wilson is required to provide 60 days’ prior written notice of his resignation and will receive payment of all amounts earned or accrued to the date of resignation, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the effective date of resignation.

Expiration	Provided that Mr. Wilson’s employment agreement has not been terminated prior to the Expiry Date, at the expiration of the term of the agreement all Unexercised Rights shall be accelerated so that the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of four years following the Expiry Date or the expiry of such securities (whichever occurs first). All PSUs held by Mr. Wilson shall vest immediately and Mr. Wilson shall be paid the market value of such PSUs as at the Expiry Date.

Confidentiality and Non-solicitation	Mr. Wilson will be subject to post-employment covenants restricting his use and disclosure of proprietary information, and prohibiting post-employment solicitation of employees for a period of one year following the termination of his employment.

Annual Evaluation	The HR&C Committee is required to complete an annual written performance evaluation of Mr. Wilson’s performance as the CEO and to meet with him to discuss his performance.

Compensation Adjustments	The HR&C Committee is required to meet prior to April of each year to establish (i) Mr. Wilson’s salary for the current year, (ii) the amount of any incentive bonus for the previous calendar year, and (iii) the number of options, PSUs and other long-term incentives to be awarded for the current year.

The incentives paid to Mr. Wilson under his employment agreement are subject to Agrium’s clawback policy.

Mutual Release	Unless Mr. Wilson’s employment is terminated for cause or upon his death, Agrium and Mr. Wilson will enter into a mutual release upon the expiration or termination of the agreement.

Notes:

(1)	“Constructive Dismissal” means (a) the assignment of any duties materially inconsistent with the CEO’s position duties, responsibilities and status with the Corporation, (b) a reduction in the CEO salary without consent, except where such reduction or change is applicable to senior officers generally, (c) the failure of the Corporation to continue any benefit, bonus or other profit sharing compensation plan that the CEO is entitled to participate in, unless such change is applicable to senior officers generally, (d) the relocation of the CEO to any place other than the location at which he performed his duties immediately prior there to, except for required travel on the Corporation’s business to an extent substantially consistent with the CEO’s position and duties, (e) any other change that would constitute a constructive dismissal at law, (f) following a Change of Control, if the Company fails within ninety days to respond to a written request of the executive to provide an effective assumption of its obligation under the employment agreement.

(2)	“Change of Control” means a change in the legal or effective control of the Corporation, the creation of a control block or the coming into existence of a controlling party, in any manner whatsoever, whether as a result of, or in connection with, a take-over bid, amalgamation, arrangement, merger, other form of business combination, asset disposition, contested election of directors, or any combination of the foregoing transactions, or otherwise, and without limiting the foregoing, a change of control shall conclusively be deemed to have occurred upon the occurrence of any of the following events: (a) any acquisition (direct or indirect) of securities of the Corporation, amalgamation, arrangement, merger or other business combination or transaction which results in a person or group becoming a control block of the Corporation such that the person or group exercises control over 25% or more of the votes attaching to all voting securities of the Corporation; (b) the sale, transfer or other disposition, in a single or series of transactions, of (i) assets of the Corporation having market value equal to 50% of the market value of the Corporation or (ii) assets comprising all or substantially all of a business segment or division of the Corporation (but only with respect to the executives responsible for such business segment or division); (c) any amalgamation, arrangement, merger, reorganization, other business combination or any other transaction unless those persons who were shareholders of the Corporation immediately prior to the implementation of such transaction own at least 60% of the shares or other equity interests in the Corporation or any resulting entity; (d) a change in the composition of the Board as a result of a contested election of directors, with the result that the persons who were directors of the Corporation prior to such contested election do not constitute a majority of the directors elected; or (e) the Board adopts a resolution to the effect that, for the purposes of the employment agreement, a change of control has occurred or is imminent.

Agrium’s senior executives (with the exception of Michael M. Wilson whose employment is governed by an employment agreement as described above) have entered into Executive Supplemental Pension, Change of Control and Severance Compensation Agreements. The key terms are as follows:

Agreement Type	Executive Supplemental Pension, Change of Control and Severance Compensation Agreements

NEOs bound by Severance Compensation Agreements	Bruce G. Waterman, Senior Vice President, Finance & Chief Financial Officer
Richard L. Gearheard, Senior Vice President, Agrium, and President, Retail
Ron A. Wilkinson, Senior Vice President, Agrium, and President, Wholesale
Leslie O’Donoghue, Chief Legal Officer & Senior Vice President, Business Development

Pension	Each Canadian officer is entitled to participate in the DC Plan and the Canadian DB SERP. Each U.S. officer is entitled to participate in the 401(k) Retirement Savings Plan and the U.S. DB SERP. See “Pension Plan Benefits” (above) for further information regarding Agrium’s pension plans.

Termination or Constructive Dismissal
In the event that an officer:

(i)      is terminated by the Corporation without cause, or

(ii)      terminates his or her employment after the occurrence of an event of constructive dismissal,(1)

the officer will be entitled to payment of all amounts earned or accrued by the officer to the date of termination, plus payment of compensation equal to 1/12 of his or her base salary, target annual incentives, monthly benefits, perks and 1/12 of all pension contributions that would have been paid by Agrium, multiplied by the lesser of 24 months or the number of months remaining from the termination date to the attainment of age 60 (the “Termination Period”).

In addition, the officer will receive (i) additional credited service equal to the length of the Termination Period under the Canadian DB SERP or U.S. DB SERP (as applicable), (ii) a cash amount equal to the market value of the officer’s vested PSUs determined as of the termination date, on the basis that all of the PSUs in the officer’s PSU account shall be considered to be vested as of such date. The executive shall not be entitled to be granted any additional PSUs for the Termination Period. The vesting and expiry of any SARs held by the officer shall be determined by the SARs plan and the officer will not be entitled to additional SARs for the Termination Period. The vesting and expiry of options and tandem SARs shall be determined by the Stock Option Plan and the officer will not be entitled to any grants of SARs for the Termination Period. In addition, the officer will be entitled to career counselling services for a period of up to six months following the termination date.

Termination or Constructive Dismissal after a Change of Control
If within two years of a change of ownership or control(2):

(i)        the Corporation terminates an officer’s employment without cause, or

(ii)        an officer is constructively dismissed,

the officer will be entitled to the compensation amounts identified under Termination or Constructive Dismissal (above) for the Termination Period. In addition to the above compensation,

(a)        all outstanding unexercised SARs, stock options, tandem SARs held by the officer shall immediately become exercisable, and

(b)        Agrium shall indemnify and save the executive harmless from all liability, damages, costs, etc. reasonably incurred by the executive in connection with an action to enforce or interpret the agreement and shall reimburse the executive for all costs.

Termination for Cause	Payments are limited to all amounts earned or accrued to the date of termination, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

Notes:

(1)	“Constructive Dismissal” means (a) a material change in the title, position, responsibilities, duties, powers or reporting relationships of the executive, (b) a reduction in the annual base salary of the executive, (c) a requirement that the executive relocate to another city, province, state or country in order to maintain his or her employment, (d) any material reduction in the value of the benefit plans and target value of incentive programs, (e) the failure of the Corporation to obtain, following a change of control or receipt of a written request of the executive, an assumption of continuing obligations under the employment agreement by any successor of the Corporation, (f) any other changes that would constitute constructive dismissal at law.

(2)	“Change of Control” has the same meaning as set for under the employment agreement between the Corporation and Mr. Wilson as discussed above.

The U.S. Internal Revenue Code imposes an excise tax on an officer and a loss of deduction on an employer for a payment following a change of control that exceeds three times average annual taxable compensation over the prior five years. Mr. Gearheard’s Executive Supplemental Pension, Change of Control and Severance Agreement has been modified to cap change in control payments at 2.99 times his average taxable compensation. However, in the event that not applying this cap would produce a more favorable after-tax result for Mr. Gearheard, the cap will not be applied. The Corporation does not, and has not agreed to at any time in the past to, provide gross-ups to cover excise tax liabilities arising under Code Sections 280G and 4999.

Termination and Change of Control Benefits

Agrium does not view change of control or post-termination benefits as additional elements of compensation due to the fact that a change of control or other triggering event may never occur. However, the use and structure of Agrium’s termination and change of control benefits are consistent with Agrium’s compensation objectives to attract and retain talented executives. In addition, Agrium believes that change of control provisions encourage continued productivity and retention of top executives in the face of the possible disruptive impact of an actual or potential change of control.

Upon termination of employment, the NEOs may be eligible for certain benefits and payments. The following table summarizes the applicable payments and benefits available under the Corporation’s equity compensation plans (as described in detail in Schedule “E”) and NEO contracts (as described under “NEO Contracts” above):

	Termination Without	Change of
	Cause/Constructive	Control
	Dismissal and	with no
Compensation	Termination following	Termination
Element	a Change of Control	Event	Retirement	Disability	Death
Salary/Severance	NEOs are entitled to a payment equal to monthly base salary for the Severance Period.(1)	N/A	N/A	CEO is entitled to receive until the age of 60 a payment equal to 70% of his monthly base salary, less the amount of any disability insurance payment received by him.	The CEO’s estate is entitled to receive the difference between (i) 2 times the CEO’s base salary, and (ii) the CEO’s existing life insurance coverage.
Benefits and Perks	NEOs are entitled to payment equal to benefits and perks for the Severance Period. NEOs are entitled to post-termination benefits.(2)	N/A	NEOs are eligible to receive post-retirement benefits.(3)	N/A	N/A
Annual Incentives	NEOs are entitled to a payment equal to their target level of annual incentives for the Severance Period.	N/A	N/A	N/A	N/A
Options, SARs and PSUs
CEO is entitled to a payment equal to his target level long-term incentives for the Severance Period.

Any unvested stock options and SARs held by an NEO shall immediately become exercisable and all PSUs held shall immediately vest and such NEO shall be paid the market value of such PSUs as at the date of termination.
		All unvested stock options and SARs held by NEOs immediately become exercisable.	All NEOs shall be entitled to payment equal to the amount to which the NEO would have been entitled if he or she continued employment throughout the performance period of any unvested PSUs.(4)
All unvested stock options and SARs held by the CEO shall immediately become exercisable and all PSUs held by the CEO shall vest immediately and be paid out at the market value of such PSUs as at the date of termination.

The other NEOs shall be entitled to payment equal to the amount to which the NEO would have been entitled if he or she continued employment throughout the performance period of any unvested PSUs.(4)

All unvested options and SARs held by the NEOs shall become immediately exercisable.

All vested PSUs held by the NEOs will be treated as vested, and NEOs’ beneficiaries shall be entitled to cash payment equal to the market value of the PSUs as at the date of death.

Pension Benefits	NEOs will receive credit for additional age and service under pension plans for the Severance Period.	N/A	NEOs will receive payments under the applicable defined benefit plans.(5)	N/A	N/A

Notes:

(1)	The “Severance Period” is: (A) for the CEO the lesser of (i) three years, and (ii) the number of months remaining until the CEO reaches the age of 60; and (B) for the other NEOs the lesser of (i) two years, and (ii) the number of months remaining until the officer reaches the age of 60.

(2)	The CEO’s post-termination benefits include job relocation counselling, tax and legal advice to a maximum of $10,000. Other NEO’s post-termination benefits include up to six months of outplacement career counselling services.

(3)	Post-retirement benefits available for NEOs are the same as those for all other eligible retirees at Agrium. Specifically, such benefits include extended heath care benefits and life insurance (which declines from 100% of pre-retirement basic life insurance up to age 65 down to 30% at age 70 or older). The principal amount of Mr. Gearheard’s post-retirement life insurance is $10,000.

(4)	Payments will be made at the end of the applicable performance period based on the Total Shareholder Return for the period.

(5)	In addition, pursuant to his employment agreement the CEO is entitled to a minimum rate of return on assets transferred from the pension programs of the CEO’s prior employer.

The following table sets out estimates of the incremental amounts payable to each NEO upon identified termination events, assuming each such event took place on December 31, 2010(1):

	Termination
	Without	Termination/Constructive	Change in
	Cause/Constructive	Dismissal Following a	Control Without
	Dismissal	Change in Control	Termination(4)	Retirement(5)

Michael M. Wilson
Salary/Severance	$2,898,475	$2,898,475	—	—
Benefits	$4,969	$4,969	—	—
Perquisites	$23,060	$23,060	—	—
Long-Term Incentives(2)
PSUs(3)	$8,590,345	$8,590,345	—	$8,590,345
Options/SARs	$10,278,389	$10,278,389	$10,278,389	—
Pension Benefits	$278,986	$278,986	—	—
Total Compensation	$22,074,224	$22,074,224	$10,278,389	$8,590,345

Bruce G. Waterman
Salary/Severance	—	—	—	—
Benefits	—	—	—	—
Perquisites	—	—	—	—
Long-Term Incentives(2)
PSUs(3)	$2,446,497	$2,446,497	—	$2,446,497
Options/SARs	$2,910,050	$2,910,050	$2,910,050	—
Pension Benefits	—	—	—	—
Total Compensation	$5,356,547	$5,356,547	$2,910,050	$2,446,497

Richard L. Gearheard
Salary/Severance	—	—	—	—
Benefits	—	—	—	—
Perquisites	—	—	—	—
Long-Term Incentives(2)
PSUs(3)	$1,572,772	$1,572,772	—	$1,572,772
Options/SARs	$1,917,090	$1,917,090	$1,917,090	—
Pension Benefits	—	—	—	—
Total Compensation	$3,489,862	$3,489,862	$1,917,090	$1,572,772

Ron A. Wilkinson
Salary/Severance	$1,646,467	$1,646,467	—	—
Benefits	$9,723	$9,723	—	—
Perquisites	$47,383	$47,383	—	—
Long-Term Incentives(2)
PSUs(3)	$1,444,001	$1,444,001	—	$1,444,001
Options/SARs	$1,756,853	$1,756,853	$1,756,853	—
Pension Benefits	$424,867	$424,867	—	—
Total Compensation	$5,329,294	$5,329,294	$1,756,853	$1,444,001

Leslie O’Donoghue
Salary/Severance	$1,611,963	$1,611,963	—	—
Benefits	$9,739	$9,739	—	—
Perquisites	$47,383	$47,383	—	—
Long-Term Incentives(2)
PSUs(3)	$1,444,001	$1,444,001	—	$1,444,001
Options/SARs	$1,647,500	$1,647,500	$1,647,500	—
Pension Benefits	$335,624	$335,624	—	—
Total Compensation	$5,096,210	$5,096,210	$1,647,500	$1,444,001

Notes:

(1)	There are no incremental payments payable to Agrium executives (including the NEOs) in the case of voluntary resignation or termination for cause. In the event of an executive’s death or disability, he or she will be entitled to the payments as described under “Termination and Change of Control Benefits” on page 76.

(2)	The table identifies the incremental amounts payable on the acceleration of vesting of options, SARs and PSUs in the identified circumstances and does not include the value of outstanding equity awards that have previously vested or the value of option grants that will vest in accordance with the terms of the original grant. See “Incentive Plan Awards” (above) for details regarding all outstanding stock options and PSU awards.

(3)	Value of PSUs is the estimated current value based on December 31, 2010 share price of $91.75 and assumed target level performance resulting in payout of 100% of target. Actual incremental PSU payments may vary and will depend upon share price and actual performance at the time of payout.

(4)	The PSU plan does not permit the early vesting of PSUs in the event of change of control without concurrent NEO termination. As a result, no incremental payments have been attributed to PSUs under this scenario.

(5)	The table does not include the value of pension benefits that have previously accrued to NEOs, which benefits are set out under “Pension Plan Benefits” (above). Upon retirement unvested PSUs will not be cancelled, instead NEOs will be entitled to the value of unvested PSUs that the NEO would have been entitled if he or she continued employment throughout the performance period. Actual payouts upon vesting of these awards have been estimated based on Agrium’s share price of U.S.$91.75 on December 31, 2010, target level performance and assuming that each executive has reached Agrium’s normal retirement age of 60 as at December 31, 2010. Upon retirement unvested stock options will expire in accordance with the terms of their grant. Given that no accelerated vesting is contemplated on the occurrence of retirement, no incremental payments are payable to NEOs pursuant to the Stock Option Plan. The value of unvested stock options is set out under “Incentive Plan Awards” (above).

For descriptions of the agreements pursuant to which termination and change of control benefits are payable, including descriptions of triggering circumstances, calculation of payment amounts and post-employment restrictive covenants see “NEO Contracts” (above). See Schedule “E” for a description of the Corporation’s equity compensation plans, including details regarding the expiry and early vesting of awards upon the occurrence of identified events.

It is the general practice of the HR&C Committee to periodically request and review a report (i) describing trends in termination and change of control provisions, (ii) reviewing provisions applicable to Agrium’s senior executives under employment agreements and (iii) quantifying potential incremental and aggregate payments to each of the NEOs that may arise under various termination and share price scenarios, including normal retirement, resignation, termination for cause, termination without cause and change of control termination. The HR&C Committee last undertook this comprehensive review in 2010.

SECTION FIVE: GENERAL INFORMATION

INDEBTEDNESS OF DIRECTORS AND OFFICERS

Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2010. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2010 or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.

DIRECTORS’ AND OFFICERS’ INSURANCE

We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. The policy has a covering limit of U.S.$100,000,000 in each policy year. The total premiums paid by the Corporation in 2010 were U.S.$808,365. The corporate policy provides for the Corporation to absorb a deductible amount of up to U.S.$2,000,000 on securities claims, U.S.$1,000,000 on Oppressive Conduct/Canadian Pollution Claims and U.S.$500,000 on all other claims.

Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Act.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the 2012 Management Proxy Circular must be received by us on or before December 21, 2011.

ADDITIONAL INFORMATION AND OTHER DOCUMENTS

Financial information is provided in our comparative financial statements and management’s discussion and analysis for our most recently completed financial year.

Additional information relating to the Corporation is available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml. Any shareholder wishing to receive a copy of this Circular, the Annual Report (including our consolidated annual financial statements and Management’s Discussion & Analysis for the Corporation’s most recently completed financial year) and our Annual Information Form may do so free of charge by contacting our Corporate Secretary at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8 or by telephone at (403) 225-7000.

OTHER MATTERS

As of March 22, 2011, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

Gary J. Daniel
Corporate Secretary
March 22, 2011

SCHEDULE “A”

DEFINITIONS

401(k) Plan	Agrium’s qualified 401(k) Retirement Savings Plan for designated U.S. executives

AAT Plan	Agrium’s Advanced Technologies Business Unit Incentive Plan

Act	The Canada Business Corporations Act

AWB	AWB Limited

Board	The Board of Directors of the Corporation

Canadian DB SERP	Agrium’s Defined Benefit Supplemental Executive Retirement Plan for Designated Canadian executives

Canadian PSU Plan	Agrium’s Performance Share Unit Plan for Designated Employees of Agrium and certain of its Affiliates

CD&A	Compensation Discussion & Analysis

CEO	Agrium’s President & Chief Executive Officer, Michael M. Wilson

CFO	Agrium’s Chief Financial Officer, Bruce G. Waterman

CG&N Committee	Corporate Governance & Nominating Committee

Circular	This Management Proxy Circular, including the Schedules which are incorporated by reference

Code	Agrium’s Code of Business Conduct and Ethics

Common Shares	Issued and outstanding common shares in the capital of Agrium

CSA Rules	The rules of the Canadian Securities Administrators relating to governance practices and audit committees, including NP 58-201, NI 58-101 and MI 52-110

DC Plan	Agrium’s Registered Defined Contribution Plan for Canadian executives

DSU Fee Plan	Amended and Restated Directors’ Deferred Share Unit Fee Plan

DSU Grant Plan	Amended and Restated Directors’ Deferred Share Unit Grant Plan

DSU Plans	The DSU Fee Plan and the DSU Grant Plan

EBIT	Net earnings from continuing operations before interest expense and income taxes

EBITDA	Net earnings from continuing operations before interest expense, income taxes, depreciation, amortization and asset impairment

EDGAR	Electronic Data Gathering, Analysis, and Retrieval system (www.http://www.sec.gov/edgar.shtml)

EHS&S Committee	Environment, Health, Safety & Security Committee

Guidelines	Agrium’s Corporate Governance Guidelines

HR&C Committee	Human Resources & Compensation Committee

KPIs	Key Performance Indicators

Meeting	The Annual General Meeting of Agrium’s Shareholders to be held on May 10, 2011

MI 52-110	Multilateral Instrument 52-110 Audit Committees

Mixed Peer Group	The comparator group used in the determination of compensation for corporate leadership positions as described under “Section Four: Executive Compensation — Basis for Compensation Decisions — Peer Groups”

A-1

MOPCO	MISR Fertilizers Production Company S.A.E.

NEOs	Named Executive Officers, being the CEO, CFO and the other three most highly compensated executive officers of the Corporation

NI 58-101	National Instrument 58-101 Disclosure of Corporate Governance Practices

Notice of Meeting	The Notice of Meeting accompanying the Circular

NP 58-201	National Policy 58-201 Corporate Governance Guidelines

NYSE	New York Stock Exchange

NYSE Listing Standards	NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual

Option Granting Policy	Agrium’s Policy on Granting Stock Options and SARs adopted on February 24, 2009

Performance Recognition Plan	Agrium’s Performance Recognition Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates

Profit Sharing Plan	Agrium’s Profit Sharing Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates

Proxy	The form of proxy accompanying the Circular

PSU Peer Group	The comparator group used to determine the performance vesting of PSUs granted under the PSU Plan, as described under “Section Four: Executive Compensation — Basis for Compensation Decisions — Peer Groups”

PSU Plan	The Canadian PSU Plan and the U.S. PSU Plan

Record Date	March 22, 2011

Retail Plan	Agrium’s Retail Business Unit Incentive Plan

SAR Plan	Amended and Restated Stock Appreciation Rights Plan

SBU	Agrium’s Strategic Business Units, or any one of them as the context requires, namely Wholesale, Retail and Agrium Advanced Technologies (AAT)

Section 409A	Section 409A of the U.S. Code

SEDAR	System for Electronic Document Analysis and Retrieval (www.sedar.com)

SLT	Agrium Senior Leadership Team

Shareholders	The holders of the Common Shares

Stock Option Plan	Agrium’s Amended and Restated Stock Option and Tandem SAR Plan

Trading Policy	Agrium’s Securities Trading and Reporting Policy

TSX	Toronto Stock Exchange

UAP	UAP Holding Corp.

U.S. Code	The United States Internal Revenue Code of 1986, as amended

U.S. DB SERP	Agrium’s Defined Benefit Supplemental Executive Retirement Plan for designated U.S. executives

U.S. Peer Group	The comparator group used in the determination of compensation for the CEO, CFO and Business Unit Presidents, as described under “Section Four: Executive Compensation — Basis for Compensation Decisions — Peer Groups”

U.S. PSU Plan	Agrium’s Performance Share Unit Plan for Designated U.S. Employees of Agrium and its U.S. Affiliates

A-2

SCHEDULE “B”

CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE GUIDELINES AND FRAMEWORK

The Guidelines and our corporate governance framework including the Board and Committee Charters, Terms of Reference (for our individual directors, our Board Chair, Committee Chairs and our CEO), Board and CEO Evaluation Processes, Board and Management Succession Processes, our Strategic Planning Process and our Code of Business Conduct and Ethics, collectively provide a structure of authority and accountability to enable the Board and management to make timely and effective decisions that promote Shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency. The stewardship of the Corporation is primarily the responsibility of the Board and the four Committees of the Board, which work closely with the CEO whose primary responsibility is the executive leadership and operational management of the Corporation. Our Corporate Governance & Nominating Committee (the “CG&N Committee”) has specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices. Our corporate governance framework, as described above, provides that:

•	the primary responsibility of our Board is to foster our long-term success by creating and preserving value for the Corporation consistent with the Board’s responsibility to Shareholders to maximize Shareholder value. The Board continually assesses the principal risks associated with our business and takes reasonable steps to ensure the integrity and effectiveness of our internal controls, management information systems and financial procedures. The Board has adopted and engages in an annual strategic planning process and approves the Corporation’s strategic plan;

•	the CEO’s primary responsibility is to lead the Corporation in the management of the business and operations of the Corporation, to formulate our proposed goals, strategies and objectives, and to keep the Board informed of our progress towards them. See below for a description of the CEO’s Terms of Reference, which further delineate the CEO’s roles and responsibilities;

•	the Board annually conducts and performs an evaluation of our CEO and considers succession planning, including for the CEO, and management and executive development. See “Section Four: Executive Compensation” for details of the CEO’s 2010 compensation. The Board also becomes acquainted with our high potential executives;

•	the Board ensures that senior executives are fairly and competitively compensated, with a large portion of compensation being performance based and linked to meaningful and measurable performance targets. See “Section Four: Executive Compensation” for further information regarding 2010 senior executive compensation;

•	our executives are expected to acquire and maintain levels of equity ownership in order to align their interests with those of our Shareholders. See “Section Four: Executive Compensation — 2010 Compensation Discussion & Analysis — Promoting and Protecting Agrium’s Interests” for details regarding equity ownership requirements;

•	a Board of between nine and twelve members is appropriate for us, except that the number of directors may exceed the recommended maximum to accommodate the succession and transition of additional appointments pending anticipated director retirement(s). The Guidelines require that at least two-thirds of the Board be independent and provide that the maximum number of management directors be limited to two directors. Historically, all of our directors have been independent other than the CEO. Our Guidelines establish a specific definition of independence that meets or exceeds applicable legal and regulatory requirements. Directors are required to disclose their interests relating to their independence at least annually and, in any event, when such interests change, so that the Board can continually assess the independence of each director. See below for details regarding confidential access to the independent directors;

•	our directors demonstrate integrity and high ethical standards; have experience, business knowledge and sound judgment relevant to our activities; understand fiduciary duties; are financially literate; have advocacy and consensus building skills; have abilities that complement other Board members; and are willing to devote sufficient time to the work of the Board and its Committees. Our Guidelines require that the Board maintain a long-term plan for the composition of the Board;

•	no director may serve on the boards of directors of more than four other public entities (although related public entities may be counted as one board membership for these purposes), unless our Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Board and such determination is disclosed in our Management Proxy Circular and in our Annual Information Form;

•	senior officers, including the CEO, are expected to accept no more than one directorship on another publicly traded entity or other significant public service commitment, and all such appointments must be reviewed by the Corporation prior to acceptance by the CEO or senior officer, as applicable;

•	each director is responsible for providing constructive counsel to and oversight of management and to advance our interests and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the issues facing us. The expectations of our directors are set out in the director’s Terms of Reference, a description of which is included below;

•	the Board, the Board Chair, any of the Committees and, in appropriate circumstances, each of the directors are entitled to engage independent consultants or advisors at the Corporation’s expense;

•	new directors undertake a comprehensive orientation program, and the Board ensures that continuing director education is provided to Board members. See “Section Three: Corporate Governance — Our Board — Board Orientation and Continuing Education” for a description of the director orientation and continuing education activities;

•	the CG&N Committee is responsible for reviewing director compensation annually, including a review of comparative information and consideration of the duties, responsibilities and commitments of directors. See “Section Three: Corporate Governance — 2010 Director Compensation” for details of director compensation in 2010;

•	our directors achieve and maintain equity-at-risk in the Corporation in the form of Common Shares or deferred share units of approximately five times the value of their annual cash retainer within five years of their appointment to the Board. Our directors are also encouraged to acquire and maintain a shareholding in the Corporation. See “Section Three: Corporate Governance — 2010 Director Compensation” for details regarding director equity ownership requirements; and

•	the CG&N Committee reviews the Guidelines periodically and submits recommended changes to the Board for approval, taking into account emerging best practices.

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS

The Board is committed to communicating with shareholders and believes that the most effective way to reach all Shareholders is by following consistent disclosure practices. In that regard, we strive to meet or exceed corporate governance disclosure standards and attempt to ensure that our continuous disclosure filings and our web site provide adequate information for a shareholder to assess our business and our governance practices. In addition, the Board engages with proxy advisory and good governance organizations and is responsive to shareholder proposals. Our Board Chair and independent directors welcome feedback from Shareholders. See “Access to Independent Directors” (below).

In 2010, after monitoring recent developments and emerging trends in engagement practices, including the practice of holding advisory votes on executive compensation (commonly referred to as “Say on Pay”), the Board adopted a Shareholder Engagement and Say on Pay Policy and provided Shareholders with a “Say on Pay” advisory vote at the 2010 annual and special meeting of Shareholders. For further details see “Section Four: Executive Compensation — 2010 Compensation Discussion and Analysis — Advisory Vote on Executive Compensation”.

BOARD CHARTER

In addition to the responsibilities of the Board mandated by law, the Board is responsible for developing the Corporation’s approach to corporate governance, including the development of the Guidelines, and satisfying itself, to the extent feasible, of the integrity of the CEO and other executive officers. The Board promotes, and expects the CEO and the other executive officers to promote, a culture of integrity throughout the Corporation. The Board also considers and approves our annual capital and operating budgets and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the Corporation’s strategic and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. Under its Charter, the Board also has responsibility for management and human resources, financial and corporate issues, corporate procedure and policies, and compliance reporting and corporate communications. The Board Charter is available on our web site under “Governance” at www.agrium.com and is attached to this Circular as Schedule “C”.

EXPECTATIONS OF OUR DIRECTORS

The Terms of Reference for individual directors identify the specific responsibility of individual directors and enhance coordination and communication within the Board and between the Board and management. See Appendix “1” to Schedule “C” for the full text of the Terms of Reference. Each director is expected to:

•	be responsible for corporate stewardship, including advancing the interests of the Corporation and the Board, exercising appropriate fiduciary obligations, providing constructive assistance to management and preserving confidentiality;

•	exhibit integrity and loyalty, including compliance with our Code of Business Conduct and Ethics (the “Code”) and appropriate disclosure of all conflicts or potential conflicts, including disclosing all interests outside the Corporation that may be affected by specific transactions or agreements being considered by the Board, so that consideration can be given to the director’s abstention from discussion, abstention from voting, or other refusal;

•	be diligent in preparing for and attending Board and Committee meetings by expending sufficient time to fully review all requisite material and be responsible for full and frank participation and communication within the Board and each Committee on which he or she serves, as well as with management;

•	communicate with the Board Chair and CEO between meetings and be available to provide assistance and guidance between meetings as called upon;

•	become knowledgeable about our business, with the environments in which we operate, and with our executive management team and high potential executive candidates;

•	attend Board and Committee meetings, and the Board would be concerned if, in the absence of extenuating circumstances, a director attended less than 80% of such meetings, and to attend our annual meeting of Shareholders;

•	offer their resignation upon request by the Board on a change in occupation or professional association, for failure to attend meetings or otherwise devote appropriate time to fulfilling his or her responsibilities or for an inability to resolve a conflict of interest.

We also have Terms of Reference for the Chairs of the Committees that specify their responsibilities. The Terms of Reference for individual directors and the Terms of Reference for our Committee Chairs are available on our web site under “Governance” at www.agrium.com.

RESPONSIBILITIES OF BOARD CHAIR

The Terms of Reference for the Board Chair require that he or she be an independent director appointed as Chair annually by the Board. The Board Chair is charged with the responsibility to lead the Board and organize it to function independently of management so as to foster ethical and responsible decision making, appropriate oversight of management and the best corporate governance practices. To fulfill this role, the Board Chair is responsible for the following functions:

•	scheduling in camera sessions at the beginning and at the end of each regularly scheduled meeting of the Board, to meet with only members who are independent;

•	ensuring that matters to be considered by the Board are properly presented so as to use directors’ time wisely and safeguard the time to be dedicated to strategic planning, review, discussion and decision making;

•	setting the Agenda of each meeting and ensuring the quality of the information sent to or presented to the Board; and

•	providing advice and counsel to the CEO and other senior executives and leading the Board process for assessment of the effectiveness of the Board, the Committees of the Board, the Committee Chairs, and individual directors.

The position of Board Chair and CEO have been separate throughout the history of the Corporation since it went public in 1993. Our Terms of Reference provide that the Board Chair, when he or she considers it necessary or advisable, may retain, at our expense, outside consultants or advisors to advise independently on any matter.

ACCESS TO INDEPENDENT DIRECTORS

Our Board Charter and Corporate Governance Guidelines, both of which are available on our web site under “Governance” at www.agrium.com, provide a means of direct communication to our Board Chair and our independent directors. Interested parties may communicate directly with the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.”. Any such envelope shall be delivered unopened to the Board Chair.

ACCESS TO AUDIT COMMITTEE

Our Audit Committee’s Whistleblower Procedures and our Corporate Governance Guidelines provide a means of direct communication to our Audit Committee Chair and the Audit Committee. Interested parties may also communicate directly with the Audit Committee by contacting the Audit Committee Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Audit Committee of Agrium Inc.” Any such envelope shall be delivered unopened to the Chair of the Audit Committee.

CANADIAN SECURITIES ADMINISTRATORS GOVERNANCE GUIDELINES
AND DISCLOSURE REQUIREMENTS

The Corporation’s governance practices are consistent with the governance guidelines set forth in NP 58-201 and the audit committee rules set forth in MI 52-110, each of which has been adopted by Canadian securities regulatory authorities. The disclosure set forth herein is responsive to and complies in full with the disclosure requirements set forth in NI 58-101 and Form 58-101F1 Corporate Governance Disclosure. A cross referencing guide setting forth the location in this Circular where we discuss our compliance with the CSA Rules is set forth in Appendix “1” to this Schedule “B”.

NYSE CORPORATE GOVERNANCE LISTING STANDARDS

Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) and we comply in all material respects with the applicable NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). We are not aware of any significant ways in which our corporate governance practices differ from those required of U.S. domestic companies under the NYSE Listing Standards.

CHIEF EXECUTIVE OFFICER

Our Terms of Reference for the CEO identify specific responsibilities in order to enhance coordination and communication with the Board. The CEO’s primary responsibility is the executive leadership and operational management of the Corporation and its business and affairs. The Terms of Reference for our CEO add other specific responsibilities including implementation of capital, operating and strategic plans; developing appropriate budgets and forecasts; identifying and managing principal risks of the business; maintaining an effective organizational structure including succession training and management; maintaining effective control and coordination mechanisms for our activities including internal control and management information systems; maintaining appropriate industry, governmental, public and other external relationships; ensuring safe and efficient business operations in compliance with environmental, health and safety obligations; and fostering a high performance corporate culture that promotes ethical practices, encourages individual integrity, accountability and social responsibility. The Terms of Reference for our CEO are available on our web site under “Governance” at www.agrium.com.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board and our management have established a tone at the top for our organization that is based on uncompromising integrity and ethical standards. Our principles of conduct and governance processes have been embedded into our business operations and culture. Our directors, officers, and other employees (including our CEO, principal financial officer, principal accounting officer / controller or persons performing similar functions) are required to comply with our Code. Directors, officers and most employees of the Corporation (excluding certain unionized employees, as well as casual or seasonal workers) annually certify compliance with the Code which is monitored by the Board and the CG&N Committee. Waivers of the Code for directors and executive officers may only be granted by the Board or by the CG&N Committee, and are disclosed in compliance with applicable law and regulatory requirements. Our Code is available on our web site under “Governance” at www.agrium.com.

We also have “whistleblower” procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as any concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns. We also have a toll free Compliance Hotline available to allow employees to anonymously report violations or suspected violations of any law or company policy, including concerns or complaints regarding accounting, internal control or auditing matters. The Compliance Hotline is operated by an independent third party service provider, and calls are answered by Communications Specialists who are trained in handling calls of a sensitive nature. Hotline complaints are reported at least quarterly to our Audit Committee and Board Chair (and more frequently, as appropriate), as well as to other Board Committees where the subject matter falls within such other Committee’s mandate.

APPENDIX “1” TO SCHEDULE “B”

CANADIAN CORPORATE GOVERNANCE REQUIREMENTS — CROSS REFERENCING GUIDE
National Instrument 58-101F1 — Corporate Governance Disclosure
National Policy 58-201 — Corporate Governance Guidelines
Multilateral Instrument 52-110 — Audit Committee Information

Required Disclosure	Relevant Guideline from		Corresponding Page Number in Agrium’s
NI 58-101F1	NP 58-201	Compliance	2011 Management Proxy Circular

1. Board of Directors: Independence / Composition / Meetings

1(a)-(g)	2.1; 3.1; 3.2; 3.3	Yes	• Our Corporate Governance (p. 10)
•  Composition of the Board and Independence (p. 10)
•  Responsibilities of Board Chair (p. B-4)
•  Board and Committee Attendance (p. 12)
•  Board Meetings Independent of Management (p. 12)
• Election of Directors (p. 3)

2. Board Mandate

2	3.4(a)-(g); (i),(ii)	Yes	• Corporate Governance Guidelines and Framework (p. B-1) • Our Corporate Governance (p. 10) • Board Charter (p. B-3) • Expectations of Our Directors (p. B-3)

3. Position Descriptions

3(a)-(b)	3.5	Yes	• Responsibilities of Board Chair (p. B-4) • Chief Executive Officer (p. B-5)

4. Orientation and Continuing Education

4(a)(i) & (ii); (b)	3.6; 3.7	Yes	• Expectations of Our Directors (p. B-3) • Board Orientation and Continuing Education (p. 13)

5. Ethical Business Conduct: Code of Business Conduct and Ethics

5(a)(i), (ii) & (iii); (b); (c)	3.8(a)-(f); 3.9	Yes	• Code of Business Conduct and Ethics (p. 63 and B-5) • Expectations of Our Directors (p. B-3) • Corporate Governance Guidelines and Framework (p. B-1)

6. Nomination of Directors

6(a)-(c)	3.10; 3.11; 3.12(A)-(B); 3.13; 3.14(a)-(c)	Yes	• Director Succession Planning (p. 15) • Board Chair Succession Planning (p. 16) • Corporate Governance & Nominating Committee (p. 21)

Required Disclosure	Relevant Guideline from		Corresponding Page Number in Agrium’s
NI 58-101F1	NP 58-201	Compliance	2011 Management Proxy Circular

7. Compensation

7(a)-(d)	3.15; 3.16; 3.17(a)-(c)	Yes	• Executive Compensation (p. 34) • Our Corporate Governance (p. 10) • Director Compensation (p. 29) • Human Resources & Compensation Committee (p. 23)

8. Other Board Committees

8	n/a	Yes	• Environment, Health, Safety & Security Committee (p. 27)

9. Board Assessments

9	3.18(a)-(b)	Yes	• Board Performance Evaluation (p. 15)

	Corresponding Page Number in	Corresponding Page Number in
Required Disclosure	Agrium’s	Agrium’s
MI 52-110F1	2011 Annual Information Form	2011 Management Proxy Circular

1. The Audit Committee’s Charter	• Audit Committee Charter (p. 39) and Schedule 16.1	• Audit Committee (p. 18)

2. Composition of the Audit Committee	• Composition of the Audit Committee (p. 39)	• Audit Committee (p. 18)

3. Relevant Education and Experience	• Relevant Education and Experience of Members of the Audit Committee (p. 39)	• Election of Directors (p. 3)

4. Reliance on Certain Exemptions	• n/a	• n/a

5. Reliance on the Exemption in Subsection 3.3(2) or Section 3.6	• n/a	• n/a

6. Reliance on Section 3.8	• n/a	• n/a

7. Audit Committee Oversight	• n/a	• Audit Committee Oversight (p. 20)

8. Pre-Approval Policies and Procedures	• Pre-Approval Policies and Procedures (p. 40)	• Pre-Approval Policy and Procedure (p. 20)

9. External Auditor Service Fees (By Category)	• External Auditor Service Fees (By Category) (p. 41)	• External Audit Service Fees (By Category) (p. 8)

SCHEDULE “C”

BOARD OF DIRECTORS CHARTER

1.	Introduction

This Charter is intended to identify the specific responsibilities of the Board of Directors and thereby to enhance coordination and communication between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. This Charter complements the Charters of the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair, for the Committee Chairs, for Individual Directors, and for the Chief Executive Officer, all of which have been developed and approved by the Board.

2.	Duties and Responsibilities

(a) Primary Responsibility and Plenary Authority. The primary responsibility of the Board is to supervise the management of the Corporation so as to foster the long-term success of the Corporation consistent with the Board’s responsibility to the shareholders to maximize shareholder value. The Board has plenary power. The Board has the power to delegate (subject to subsection 2(b) herein) its authority and duties to committees of the Board or to individual members of the Board or to management as the Board considers appropriate. Any responsibility not delegated to management or a committee of the Board or an individual member of the Board remains with the Board.

(b) Operations of the Board. The Board operates by delegating certain of its authority, including spending authorizations, to management and by reserving certain powers to itself. The legal obligations of the Board are described in detail in Section 3. Subject to these legal obligations and to the Articles and By-laws of the Corporation, the Board retains the responsibility for managing its own affairs, including:

(i) planning its composition and size;

(ii) determining independence of Board members;

(iii) selecting its Chair;

(iv) nominating candidates for election to the Board;

(v) appointing Committees;

(vi) determining Director compensation;

(vii) periodically discussing matters of interest separate from and independent of any influence from management; and

(viii) assessing the effectiveness of the Board, Committees and Directors in fulfilling their responsibilities.

(c) Management and Human Resources. The Board has the responsibility to:

(i) appoint the Chief Executive Officer, and provide advice and counsel to the Chief Executive Officer in the execution of the Chief Executive Officer’s duties;

(ii) approve Terms of Reference for the Chief Executive Officer;

(iii) evaluate the Chief Executive Officer’s performance at least annually against agreed upon written objectives and, with only independent members of the Board present, determine and approve the Chief Executive Officer’s compensation level based on this evaluation, taking into account the views and recommendations of the Human Resources & Compensation Committee;

(iv) satisfy itself, to the extent feasible, as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers are creating a culture of integrity throughout the organization;

(v) approve certain decisions relating to senior management, including the:

(A) appointment and discharge of executive officers;

(B) compensation and benefits for executive officers;

(C) acceptance by the Chief Executive Officer of any outside directorships on public companies (other than non-profit organizations) or any significant public service commitments; and

(D) employment, consulting, retirement and severance agreements, and other special arrangements proposed for executive officers;

(vi) take reasonable steps to ensure that succession planning and management development programs are in place, including:

(A) the succession plan for the Chief Executive Officer;

(B) a succession planning program with respect to other senior management, including a program to train and develop management;

(C) criteria and processes for recognition, promotion, training, development, and appointment of senior management are consistent with the future leadership requirements of the Corporation;

(vii) take reasonable steps to create opportunities to become acquainted with employees who have the potential to become members of senior management, including presentations to the Board by these employees, Director visits to their workplace, or interaction with them at social occasions; and

(viii) approve certain matters relating to all employees, including:

(A) the annual salary/incentive policies and programs for employees;

(B) new benefit programs or material changes to existing programs;

(C) material changes in retirement plans; and

(D) material benefits granted to retiring employees outside of benefits received under approved retirement plans and other benefit programs.

(d) Strategy and Plans. The Board has the responsibility to:

(i) adopt a strategic planning process, and participate with management, at least annually, in the development of, and ultimately approve, the Corporation’s strategic plan, taking into account, among other things, the opportunities and risks of the Corporation’s business;

(ii) approve the annual business plans that implement the strategic plan;

(iii) approve annual capital and operating budgets that support the Corporation’s ability to meet its strategic objectives;

(iv) approve the Corporation’s political donations policy;

(v) approve the entering into, or withdrawing from, lines of business that are, or are likely to be, material to the Corporation;

(vi) approve financial and operating objectives used in determining compensation if they are different from the strategic, capital or operating plans referred to above;

(vii) approve material divestitures and acquisitions;

(viii) monitor the Corporation’s progress towards its strategic objectives, and revise and alter its direction through management in light of changing circumstances; and

(ix) review, at every regularly scheduled Board meeting if feasible, recent developments that may affect the Corporation’s strategy.

(e) Financial and Corporate Issues. The Board has the responsibility to:

(i) take reasonable steps to ensure the implementation and integrity of the Corporation’s internal control and management information systems;

(ii) monitor operating and financial performance relative to budgets and objectives;

(iii) review and approve the annual financial statements & notes, and related management’s discussion & analysis of financial condition and results of operations contained in the annual report, the annual information form, and the management proxy circular;

(iv) review and approve the quarterly financial results and approve the release thereof by management;

(v) declare dividends;

(vi) approve financings, changes in authorized capital, issue and repurchase of shares, issue of debt securities, listing of shares and other securities, and related prospectuses and trust indentures;

(vii) subject to confirmation by the shareholders of the Corporation at each annual meeting, appoint the external auditors for the Corporation and approve the auditor’s fees;

(viii) approve banking resolutions and significant changes in banking relationships;

(ix) approve appointments of, or material changes in relationships with, corporate trustees;

(x) approve significant contracts, transactions, and other arrangements or commitments that may be expected to have a material impact on the Corporation; and

(xi) approve the commencement or settlement of litigation that may be expected to have a material impact on the Corporation.

(f) Business and Risk Management. The Board has the responsibility to:

(i) take reasonable steps to ensure that management identifies and understands the principal risks of the Corporation’s business, implements appropriate systems to manage these risks and achieves a proper balance between risk and returns;

(ii) receive, at least annually, reports from management on matters relating to, among others, ethical conduct, environmental management, and employee health and safety; and

(iii) review corporate insurance.

(g) Policies and Procedures. The Board has the responsibility to:

(i) develop the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines;

(ii) monitor compliance with the significant policies and procedures by which the Corporation is operated;

(iii) direct management to ensure that the Corporation operates at all times within applicable laws and regulations; and

(iv) review significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment).

(h) Compliance Reporting and Corporate Communications. The Board has the responsibility to:

(i) adopt a communication or disclosure policy for the Corporation and take reasonable steps to ensure that the Corporation has in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies as appropriate;

(ii) approve interaction with shareholders on all items requiring shareholder approval;

(iii) approve the content of the Corporation’s major communications to shareholders and the investing public, including any prospectuses that may be issued, and any significant information respecting the Corporation contained in any documents incorporated by reference in any such prospectuses;

(iv) take reasonable steps to ensure that the financial performance of the Corporation is accurately and fairly reported to shareholders, other security holders and regulators on a timely and regular basis, and in accordance with generally accepted accounting principles;

(v) take reasonable steps to oversee the timely reporting of any other developments that have a material impact on the Corporation; and

(vi) report annually to shareholders on the Board’s stewardship for the preceding year (the Annual Report).

(i) Access to Independent Directors. The Board of Directors has established a procedure by which security holders may provide feedback directly to the independent directors as a group, and by which any interested party may communicate directly with the Board Chair and the independent directors. Interested parties may contact the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.” Any such envelope shall be delivered unopened to the Board Chair.

(j) Expectations and Responsibilities of Individual Directors. Each Director is responsible to provide constructive counsel to and oversight of management, consistent with a director’s statutory and fiduciary obligations to the Corporation. The specific expectations and responsibilities of individual directors are set out in the Individual Directors Terms of Reference which is attached as Appendix 1 and incorporated by reference herein. The Individual Director Terms of Reference complement the Charters for the Board of Directors and each of the four Committees of the Board, as well as the Terms of Reference for a Committee Chair and the Board Chair, all of which are available on the Corporation’s web site under “Governance” at www.agrium.com.

3.	General Legal Obligations of the Board of Directors

(a) Legal Matters. The Board has the responsibility to:

(i) direct management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained;

(ii) approve changes in the By-laws and Articles of Incorporation, matters requiring shareholder approval, and agendas for shareholder meetings;

(iii) approve the Corporation’s legal structure, name, logo, mission statement and vision statement; and

(iv) perform such functions as it reserves to itself or which cannot, by law, be delegated to Committees of the Board or to an individual member of the Board or to management.

4.	Outside Consultants or Advisors

At the Corporation’s expense, the Board may retain, when it considers it necessary or desirable, outside consultants or advisors to advise the Board independently on any matter. The Board shall have the sole authority to retain and terminate any such consultants or advisors, including sole authority to review a consultant’s or advisor’s fees and other retention terms.

5.	Review of Board Charter

The Board shall assess the adequacy of this Charter annually and shall make any changes deemed necessary or appropriate.

6.	Non-Exhaustive List

The foregoing list of duties is not exhaustive, and the Board may, in addition, perform such other functions as may be necessary or appropriate in the circumstances for the performance of its responsibilities.

APPENDIX “1” TO SCHEDULE “C”

TERMS OF REFERENCE FOR INDIVIDUAL DIRECTORS

1.	Introduction

These Terms of Reference are intended to identify specific responsibilities of individual members of the Board of Directors and thereby to enhance coordination and communication within the Board as well as between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. These Terms of Reference complement the Charters for the Board and for the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair and for the Chief Executive Officer.

2.	Responsibilities of Corporate Stewardship

Each Director has the responsibility to:

(a) advance the interests of the Corporation and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the strategic and operational issues facing the Corporation;

(b) exercise a director’s fiduciary obligations to shareholders and other stakeholders;

(c) provide constructive counsel to and oversight of management;

(d) preserve the confidentiality of non-public and proprietary information;

(e) be available as a resource to management and the Board; and

(f) demonstrate a willingness and availability for individual consultation with the Board Chair and the Chief Executive Officer.

3.	Responsibilities of Integrity and Loyalty

Each Director has the responsibility to:

(a) comply with the Corporation’s Code of Business Conduct and Ethics;

(b) disclose to the Corporate Secretary, prior to the beginning of his or her service on the Board, and promptly thereafter, all potential conflicts of interest, so that a course of action can be determined to resolve any such conflicts before any interest of the Corporation is jeopardized;

(c) promptly inform the Corporate Secretary, upon undertaking any new significant interests or relationships not previously disclosed, of this change in potential conflicts of interest; and

(d) disclose to the Board Chair, in advance of any Board vote or discussion, if the Board or a Committee of the Board is deliberating on a matter that may affect the Director’s interests or relationships outside the Corporation, so that consideration can be given to the Director’s abstention from discussion, abstention from voting, or other recusal.

4.	Responsibilities of Diligence

Each Director has the responsibility to:

(a) prepare for each Board and committee meeting by reading the reports and background materials provided for the meeting;

(b) attend meetings of the Board and Committees of the Board of which the Director is a member, in person or by telephone, video conference, or other communication facilities that permit all persons participating in the meeting to communicate with each other, and make all reasonable efforts to attend the annual meeting of shareholders; and

(c) as necessary and appropriate, communicate with the Chair and with the Chief Executive Officer between meetings, including to provide advance notice of the Director’s intention to introduce significant and previously unknown information at a Board meeting.

5.	Responsibilities of Effective Communication

Each Director has the responsibility to:

(a) participate fully and frankly in the deliberations and discussions of the Board;

(b) encourage free and open discussion of the Corporation’s affairs by the Board;

(c) establish an effective, independent and respected presence and a collegial relationship with other Directors;

(d) focus inquiries on issues related to strategy, policy, and results;

(e) respect the Chief Executive Officer’s role as the chief spokesperson for the Corporation and participate in external communications only at the request of, with the approval of, and in coordination with, the Chief Executive Officer; and

(f) indicate where appropriate, when conveying personal views in public, that his or her views are personal and do not represent the views of the Corporation or the Board.

6.	Responsibilities of Committee Work

Each Director has the responsibility to:

(a) participate on Committees and become knowledgeable about the purpose and goals of each Committee; and

(b) understand the process of committee work, and the role of management and staff supporting the Committee.

7.	Responsibilities of Knowledge Acquisition

Each Director has the responsibility to:

(a) become generally knowledgeable of the Corporation’s business and its industry;

(b) participate in Director orientation and continuing education initiatives developed by the Corporation from time to time;

(c) maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates; and

(d) become acquainted with the senior managers and high potential candidates of the Corporation, including by visiting them in their workplace.

8.	Personal Characteristics

Each Director should possess the following personal characteristics and competencies in order to be considered for initial and continuing Board membership:

(a) demonstrated integrity and high ethical standards and an established reputation for honesty and ethical conduct;

(b) career experience, business knowledge, and sound judgment relevant to the Corporation’s business purpose, financial responsibilities, and risk profile;

(c) understanding of fiduciary duty;

(d) communication, advocacy, and consensus-building skills;

(e) experience and abilities that complement those of other Board members so as to enhance the Board’s effectiveness and performance; and

(f) willingness to devote sufficient time and energies to the work of the Board and its Committees.

SCHEDULE “D”

2011 HUMAN RESOURCES & COMPENSATION COMMITTEE WORK PLAN

As
Agenda Items	Q1	Q2	Q3	Q4	Required
1. Compensation Program Design

(a) Review of peer group data and compensation philosophy				✓

(b) Scheduled review of terms of any anticipated changes to compensation or benefit programs			✓

(c) Scheduled review of program and/or plan design changes for following fiscal year				✓

(d) Review and approve new compensation plans					✓

(e) Receive update on short-term and long-term incentive plans			✓

(f) Review status of pension plan investment performance and administration		✓

(g) Review U.S. retirement savings plans audits			✓

2. CEO Performance & Compensation

(a) Evaluate CEO’s performance in prior fiscal year	✓

(b) Approve CEO annual incentive compensation for prior fiscal year, base salary for current fiscal year, and long-term equity incentive allocations	✓

(c) Discuss proposed CEO performance goals for pending fiscal year				✓

(d) Set CEO’s performance goals for current fiscal year	✓

(e) Receive update on CEO goal achievement			✓	✓

(f) CEO look -back/look/look-forward total take analysis (biannually)				✓

3. Executive Compensation and General Compensation Matters

(a) Review the evaluation process for CEO and other senior executives					✓
.
(b) Review pay positions relative to peer groups	✓		✓

(c) Receive and consider CEO’s evaluation of senior executive officer performance	✓

(d) Approve executive officer annual incentive compensation, for prior fiscal year, base salary for current fiscal year and long-term equity incentive allocations	✓

(e) Review and monitor compliance with executive share ownership guidelines	✓			✓

(f) Recommendations regarding appointment and compensation of new executive officers					✓

(g) Approve key performance indicators and corporate performance objectives for current fiscal year	✓

(h) Receive update on achievement of key performance indicators and corporate performance goals			✓	✓

(i) Review and approve annual incentive pools for previous year’s performance	✓

(j) Review anticipated PSU payments to be made in January with respect to vested PSUs				✓

4. Succession Planning

(a) CEO succession planning	✓	✓	✓	✓

(b) Annual succession plan review for executive officers and management		✓

(c) Review of organizational changes					✓

5. Miscellaneous

(a) Review of any proposed substantive changes to compensation disclosure	✓			✓

(b) Review and approve CD&A and compensation disclosure for inclusion in management proxy circular	✓

(c) Annual review of HR&C Committee Charter and mandate	✓

(d) Annual in camera meeting with Senior Vice President, Human Resources				✓

(e) Annual review of compensation consultant independence and performance				✓

(f) Annual review of termination benefits for senior officers				✓

(g) Comprehensive review of trends in termination and change of control practices, senior officer contract provisions, and incremental and aggregate payments pursuant to officer contracts and Corporation policies and programs
✓

D-1

SCHEDULE “E”

DETAILED DESCRIPTION OF EQUITY-BASED COMPENSATION PLANS

STOCK OPTION AND TANDEM SAR PLAN

         Shareholder Tip: What is the difference between stock options and stock appreciation rights (“SARS”)?

Stock options give the holder the right to buy a specific number of Agrium’s Common Shares during a specified period of time and at a specified price.

Stock appreciation rights or SARs are contractual arrangements between Agrium and individual employees, in which the employee has the right to receive an amount equal to the increase in value on a specified number of shares over a specified period of time. SARs differ from stock options in the following ways:

•	the recipient is not required to pay an amount to exercise the SAR; and

•	the recipient only receives the appreciation in the value of the share between the date of grant of the SAR and the date of exercise.

The following is a summary of the Corporation’s Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”) in the form adopted by the Board and as amended on December 12, 2008. A complete copy of the Stock Option Plan is available upon request. Shareholders wishing to receive a copy of the Stock Option Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7609, by email at investor@agrium.com or by mail to Agrium Inc. at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary.

The Stock Option Plan is the Corporation’s only compensation plan providing for the issuance of securities of the Corporation as compensation. The purpose of the Stock Option Plan is to provide officers and certain employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through stock options or stock appreciation rights (“SARs”), to participate in an increase in the equity value of the Corporation’s Common Shares.

Options are granted at the discretion of the Board. Any officer or employee of the Agrium group of companies is eligible to participate in the Stock Option Plan. Prior to March 25, 2002, the Stock Option Plan provided that options could also be granted to directors who are not employees of the Corporation. On March 25, 2002, the Stock Option Plan was amended to provide that options could no longer be granted to non-employee (i.e. outside) directors. No stock options are held by any outside directors.

The maximum number of Common Shares issuable to any optionee under the Stock Option Plan at any time is 5% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of the grant of the option. The maximum number of Common Shares which may be reserved for issuance to insiders under the Stock Option Plan is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant. The maximum number of Common Shares that may be issued to insiders under the Stock Option Plan within a one-year period is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant.

The Board is entitled to determine at the time of grant of the option the exercise price (the “Exercise Price”) for the option, provided that if no specific determination is made, the Exercise Price shall be the closing price of the Common Shares on the New York Stock Exchange (“NYSE”) in U.S. dollars on the last business day preceding the date of the grant of the option or such other price determined by any other valuation method permitted by Section 409A approved by the Board which is satisfactory to the TSX (the “Market Price”). In no circumstances may the Exercise Price be lower than the Market Price of the Common Shares on the date of grant of the option.

The Board can provide that an option granted under the Stock Option Plan have connected with it a stock appreciation right (a “SAR”) equal to the number of Common Shares covered by the option, which SAR entitles the optionee to surrender to the Corporation the unexercised related option and to receive from the Corporation cash, less withholding tax and other required source deductions, equal to the excess of the SAR surrender price over the exercise price of the related option, where the SAR surrender price shall be either: (i) with respect to U.S. taxpayers, the closing price of a Common Share on the NYSE on a business day in regard thereto or any other valuation method permitted by Section 409A acceptable to the Board; and (ii) with respect to optionees who are not U.S. taxpayers, the amount in U.S. dollars of the highest price of the Common Shares on the NYSE on the date of the surrender of the SAR (the “Surrender Price”).

Under the Stock Option Plan, the Corporation does not currently have the right to transform a stock option into a SAR involving an issuance of securities from treasury.

The Board is entitled to determine at the time of grant of the option the vesting for the option, provided that if no such specific determination is made, the option shall vest as to 25% of the number of Common Shares granted on each of the first through fourth anniversaries of the date of the grant.

The Board is entitled to determine at the time of grant of the option the term of the option, provided that if no specific determination is made, the option shall be exercisable for a period of 10 years from the date the option is granted.

Entitlements of holders of outstanding options terminate upon the events and in the manner set out below:

Reasons for Termination	Treatment of Options Held
Death	All options held by the holder vest and become immediately exercisable. Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) one year from date of death.

Termination without Cause	All options held by the holder vest and become immediately exercisable. Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) one year from end of severance period.

Change in Ownership or Control	All options held by the holder vest and become immediately exercisable. Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) any other expiry date fixed by board resolution.

Retirement at age 65	Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) four years from the date of cessation of employment.

Early Retirement at request of the Corporation	Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) four years from the date of the retirement notice given to the employee.

Early retirement at the election of the optionee after attaining both age 55 and 20 years or more of service	Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) four years from ceasing employment.

Resignation other than retirement	Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) 60 days from resignation.

Termination with Cause or any other termination, other than termination without cause or upon a Change in Ownership or Control	Outstanding options terminate on the earlier of (i) the scheduled expiry, and (ii) 60 days from termination.

Except as described below, an option is personal to the optionee and is non-transferable and non-assignable, other than by will or the laws relating to intestacy. An optionee who is not a U.S. taxpayer, may transfer an option to any of the following permitted assigns: (i) the optionee’s spouse, (ii) a trustee, custodian or administrator acting on behalf of or for the benefit of the optionee or the optionee’s spouse, (iii) a personal holding corporation, partnership (including a family limited partnership), family trust or other entity controlled by the optionee or the optionee’s spouse, or the shareholders, partners, or beneficiaries of which are any combination of the optionee, the optionee’s spouse, the optionee’s children or the optionee’s grandchildren, (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative controlled by the optionee or the optionee’s spouse, or (v) a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the optionee or the optionee’s spouse. Notwithstanding the foregoing, for optionees who are U.S. taxpayers, an option may be exercisable only by such optionee during his lifetime unless transferred in connection with a divorce provided that an option which is unvested or subject to substantial contingencies may not be transferred.

Shareholder approval is required to amend the Stock Option Plan to (a) increase the number of Common Shares reserved for issuance under the Stock Option Plan (including a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares), (b) change the manner of determining the exercise price so that the exercise price is less than the market price of the Common Shares at the date of grant, (c) include directors who are not also officers or employees of the Corporation or any affiliate of the Corporation as eligible participants for purposes of the Stock Option Plan, or (d) amend the assignment and transfer provisions of the Stock Option Plan. In addition, Shareholder approval is required to amend options granted under the Stock Option Plan to (a) reduce the exercise price, or cancel and reissue options or SARs so as to in effect reduce the exercise price, (b) extend the termination date beyond the original expiration date, except in certain limited circumstances where the Corporation has imposed a trading black-out, as described below, or (c) permit options or SARs granted under the Stock Option Plan to be transferred or assigned other than in accordance with the assignment and transfer provisions of the Stock Option Plan.

Also subject to the restrictions in the preceding paragraph, the Board may, in its discretion, and without obtaining Shareholder approval, amend, suspend or discontinue the Stock Option Plan, and amend or discontinue any options granted under the Stock Option Plan, at any time. Without limiting the foregoing, the Board may, without obtaining Shareholder approval, amend the Stock Option Plan, and any options granted under the Stock Option Plan to (i) amend the vesting provisions in circumstances involving the retirement, termination, death, or disability of the optionee, or in relation to a change in ownership or control of the Corporation, (ii) amend the provisions relating to a change in ownership or control, (iii) amend the termination provisions, except in certain limited circumstances where the Corporation has imposed a trading black-out as described in the preceding paragraph, (iv) amend the eligibility requirements of eligible participants which would have the effect of broadening insider participation, except in certain limited circumstances as described in the preceding paragraph, (v) add any form of financial assistance, (vi) amend a financial assistance provision which is more favourable to eligible participants, (vii) add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares, (viii) add a deferred or restricted share unit or any other provision which results in the eligible participants receiving securities while no cash consideration is received by the Corporation, and (ix) make other amendments of a housekeeping nature.

The Stock Option Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation. The Stock Option Plan further provides that optionees shall have the same rights to vote, dissent or participate in certain transactions giving rise to a change in ownership or control as such optionee would have if the optionee’s outstanding vested and unvested options had been exercised, and authorizes the Corporation to require that options be exercised upon the occurrence of a change in ownership or control.

The Stock Option Plan also provides that if an option expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the option shall expire ten business days after the trading black-out period is lifted by the Corporation.

The Corporation does not provide financial assistance to participants under the Stock Option Plan. There are no entitlements under the Stock Option Plan that have been granted that are subject to ratification by the Corporation’s shareholders.

We amended the Stock Option Plan on December 12, 2008. Such amendments were approved by the TSX and did not require approval by the Shareholders of the Corporation, as the amendments were made pursuant to the amendment provisions of the Stock Option Plan as discussed above. The majority of the amendments were made to conform the Stock Option Plan to the requirements of section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended, (the “U.S. Code”) and the Treasury Regulations thereto by structuring the options to be granted to U.S. taxpayers as non-statutory stock options to assist U.S. taxpayer optionees from experiencing adverse tax consequences under Section 409A.

Securities Authorized for Issuance under Equity Compensation Plans as of December 31, 2010

The Stock Option Plan is our only compensation plan providing for the issuance of securities as compensation. The information in the following table is as at December 31, 2010:

(c)
Number of
securities
	(a)		remaining available
	Number of	(b)	for future issuance
	securities to be	Weighted-average	under equity
	issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding	options, warrants	securities
	options, warrants	and rights	reflected in column
Plan Category	and rights	(U.S. $)	(a))

Equity Compensation plans approved by securityholders	2,521,163	$36.98	991,047
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	2,521,163	$36.98	991,047

STOCK APPRECIATION RIGHTS PLAN

The following is a summary of the Corporation’s Amended and Restated Stock Appreciation Rights Plan (the “SAR Plan”) in the form adopted by the Board and as amended on December 12, 2008. On December 12, 2008, the Board made amendments to the SAR Plan primarily to ensure that the SAR Plan qualifies for an exemption from the application of Section 409A of the U.S. Code, and the Treasury Regulations thereto. A complete copy of the SAR Plan is available upon request. Shareholders wishing to receive a copy of the SAR Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7609, by email at investor@agrium.com or by mail to Agrium Inc. at 13131 Lake Fraser Drive S.E., Calgary, Alberta Canada T2J 7E8, Attention: Corporate Secretary.

SARs are granted at the discretion of the Board. Certain officers and high ranking employees of the Agrium group of companies who are not residents of Canada for the purposes of the Income Tax Act (Canada) are eligible to participate in the SAR Plan.

The purpose of the SAR Plan is to provide certain officers and employees of the Corporation’s affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through stock appreciation rights (“SARs”), to participate in an increase in the equity value of the Corporation’s Common Shares. As of the date of this Circular, there are 519,035 stand-alone SARs issued and outstanding.

The strike price of the SAR (the “Strike Price”) shall be the closing price of the Common Shares on the NYSE in U.S. dollars on the last business day preceding the date of the grant of the SAR (the “Market Price”), or such other price determined by any other valuation method permitted by Section 409A approved by the Board. In no circumstances may the strike price be lower than the Market Price.

The SAR entitles the holder to receive from the Corporation cash (net of any withholding taxes or source deductions) equal to the excess of the SAR surrender price over the Strike Price of the related SAR. The SAR surrender price is determined as of the date the SAR is exercised by either (a) the closing price of a share on the NYSE in U.S. dollars, or (b) in the discretion of the Board, any other valuation method permitted by the Treasury Regulations issued under Section 409A of the U.S. Code.

The Board is entitled to determine at the time of grant of any SAR the vesting period for the SAR, provided that if no such specific determination is made, the SAR shall vest as to 25% of the number of SARs granted on each of the first through fourth anniversaries of the date of the grant.

The Board is entitled to determine at the time of grant of the SAR the term of the SAR, provided that if no specific determination is made, the SAR shall be exercisable for a period of 10 years from the date the SAR is granted.

Entitlements of holders of outstanding SARs terminate upon the events and in the manner set out below:

Reasons for Termination	Treatment of SARs Held
Death	All SARs held by the holder vest and become immediately exercisable. Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) one year from date of death.

Termination without Cause	All SARs held by the holder vest and become immediately exercisable. Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) one year from end of severance period.

Change in Ownership or Control	All SARs held by the holder vest and become immediately exercisable. Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) any other expiry date fixed by board resolution.

Retirement at age 65	Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) four years from the date of cessation of employment.

Early Retirement at request of the Corporation	Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) four years from the date of the retirement notice given to the employee.

Early Retirement at the election of the optionee after attaining both age 55 and 20 years or more of service	Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) four years from ceasing employment.

Resignation other than retirement	Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) 60 days from resignation.

Termination with Cause or any other termination, other than termination without cause or upon a Change in Ownership or Control	Outstanding SARs terminate on the earlier of (i) the scheduled expiry, and (ii) 60 days from termination.

Except as described below, a SAR is personal to the holder and is non-transferable and non-assignable, other than by will or the laws relating to intestacy.

The Board may, in its discretion, amend, suspend or discontinue the SAR Plan; provided, however, that no such amendment may change the manner of determining the Strike Price, or without the consent of the holder, alter or impair any SAR previously granted.

The SAR Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation.

CANADIAN AND U.S. PSU PLANS

Shareholder Tip: What is a performance share unit or PSU?

The value of a performance share unit or PSU is tied to the value of Agrium’s Common Shares. A PSU is a notional security, equivalent to the value of a Common Share, and does not entitle the holder to voting or other shareholder rights, other than the accrual of additional PSUs for the value of dividends paid on Common Shares. A holder cannot redeem PSUs until the completion of the Performance Period (defined below), at which time PSUs will be redeemed for cash value equal to the Market Value (defined below) of the notional Common Shares represented by such PSUs.

The following is a summary of the Performance Share Unit Plan for Designated Employees of Agrium and its Affiliates (the “Canadian PSU Plan”) and the Performance Share Unit Plan for Designated United States Employees of Agrium and its Affiliates (the “U.S. PSU Plan”, together herein referred to as the “PSU Plans”).

The Canadian PSU Plan was adopted by the Corporation on October 1, 2003, and provides for the issuance of grants of PSUs to designated employees of Agrium and its affiliates as a medium term retention incentive. On December 12, 2008, the Board adopted a separate U.S. PSU Plan for designated United States employees of Agrium and its Affiliates, primarily to implement amendments to ensure compliance of the U.S. PSU Plan with Section 409A of the U.S. Code, and the Treasury Regulations thereto, with respect to U.S. employees who are (i) working or are expected to work in the United States for such amount of time and/or under such circumstances that will allow the United States to tax their wages, and (ii) part of a select group of management or highly compensated employees as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) have been designated by the Board of Directors or the HR&C Committee of the Board from time to time as eligible to participate in the U.S. PSU Plan.

As of the date of the Circular, there is an aggregate total of 679,177 PSUs issued and outstanding under the PSU Plans.

Once vested, each granted PSU will give the designated employee (the “Holder”) the right to receive a payment equal to the Market Value of such PSU at the end of the performance period. The PSU market value (the “Market Value”) is the average closing price of a Common Share on the NYSE over the five business days prior to the last date on which a least one board lot of Common Shares was traded. Unless otherwise specified by the HR&C Committee, the performance period (“Performance Period”) for each PSU grant will be three years, commencing on the January 1 immediately preceding the grant and ending on the third December 31 thereafter.

The Corporation maintains an account (a “PSU Account”) for each Holder, which is credited with notional grants of PSUs received by Holders. PSUs that fail to vest are cancelled and cease to be recorded in the Holder’s PSU Account.

Whenever cash dividends are paid on the Common Shares, additional PSUs are credited to Holders. The number of additional PSUs so credited is calculated by dividing the cash dividends that would have been paid to such Holder if the PSUs held by the Holder at the record date of the dividend were Common Shares.

PSUs (including additional dividend PSUs credited to Holders) vest at the end of the Performance Period, generally being the three-year performance cycle beginning on January 1 of the grant year and ending on December 31 three years thereafter. The number of PSUs that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies, the PSU Peer Group. One hundred percent of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a three-year performance cycle, the percentage of PSUs that vest may not exceed 100%. No PSUs vest if, over the three-year performance cycle, the Corporation’s Total Shareholder Return is both negative and falls below the 25th percentile of the PSU Peer Group. The HR&C Committee identifies and specifies the other corporations to be included in the PSU Peer Group against which the

Total Shareholder Return of the Corporation is to be ranked. See “Section Four: Executive Compensation — Peer Groups” for a description of the current PSU Peer Group.

Each Holder who remains a designated employee on the last day of the Performance Period for PSUs held will receive a cash payment (less withholding tax and other source deductions) equal to the Market Value of the Holder’s vested PSUs. In the event that a Holder is not a designated employee on the last day of the Performance Period, the entitlements of Holders are as follows:

Reasons for Termination	Treatment of PSUs Held
Death	The PSUs then recorded in the Holder’s PSU Account shall be treated as vested, but the Holder shall not be entitled to any additional PSUs from the date of death. The Holder’s beneficiary shall be entitled to a cash payment (less withholding tax and other source deductions) equal to the Market Value of the PSUs held as at the date of death.

Disability or Retirement	The Holder shall be entitled to the amount of cash payment (less withholding tax and source deductions) to which he or she would have been entitled if he or she continued employment throughout the Performance Period(s) for the PSUs held, based on Total Shareholder Return for the applicable Performance Period(s). Payments shall be made to the Holder as soon as practicable after the end of the applicable Performance Period(s).

Termination for Cause	The Holder shall not be entitled to any payment for PSUs relating to Performance Periods in which the Holder’s employment is terminated and any PSUs recorded in the Holder’s account shall be cancelled without payment.

Resignation	The Holder shall not be entitled to any payment for PSUs relating to Performance Periods in which the Holder resigned and any PSUs recorded in the Holder’s account shall be cancelled without payment.

Termination without Cause	The Holder shall be entitled to the amount of cash payment (less withholding tax and source deductions) to which he or she would have been entitled if he or she continued employment throughout the Performance Period(s) for the PSUs held and then prorated to reflect the actual period between the commencement of the Performance Period and the termination date, based on Total Shareholder Return for the applicable Performance Period(s). Payments shall be made to the Holder as soon as practicable after the end of the applicable Performance Period(s).

The U.S. PSU Plan contains certain additional provisions to comply with Section 409A requirements which, among other items, provide that payments to U.S. “specified employees” (generally a “key employee” as defined in U.S. Code Section 416(i) and as determined in accordance with the Treasury Regulations under Section 409A) cannot begin until six months after the specified employee’s separation of service from employment with the Corporation (i.e. such payments would begin on or after the first day of the seventh month coincident with or next following the date of retirement or termination of employment).

The grant of PSUs does not entitle the Holder to any right as a shareholder. The interests of any designated employee under the PSU Plans or any PSUs are not transferable or assignable.

The PSU Plans contain provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

DSU GRANT PLAN

Shareholder Tip: What is a deferred share unit or DSU?

A deferred share unit or DSU is similar to a PSU in that the value of a DSU is tied to the value of Agrium’s Common Shares. A DSU is a notional security, equivalent to the value of a Common Share, and does not entitle the holder to voting or other shareholder rights, other than the accrual of additional DSUs for the value of dividends. A director cannot redeem deferred share units until the director ceases to be a member of the Board, following which DSUs will be redeemed for cash value equal to the Market Value (defined below) of the notional Common Shares represented by such DSUs.

The following is a summary of the Amended and Restated Directors’ Deferred Share Unit Grant Plan (the “DSU Grant Plan”) which was adopted by the Corporation on May 8, 2002 (as subsequently amended).

The DSU Grant Plan authorizes the Board to grant DSUs to non-executive directors of Agrium. As of the date of the Circular, there are 128,996 DSUs issued and outstanding under the DSU Grant Plan.

DSUs are fully vested upon grant and each granted DSU gives the designated director (the “Holder”) the right to receive a payment equal to the Market Value of such DSU when the Holder ceases to be a Director. The DSU market value (the “Market Value”) is the average closing price of a Common Share on the TSX over the ten trading days prior to the last date on which at least one board lot of Common Shares was traded. The Corporation maintains an account (a “DSU Grant Account”) for each director, which is credited with the grants of DSUs received by a director pursuant to the DSU Grant Plan. Whenever cash dividends are paid on the Common Shares, additional equivalent DSUs are credited to Holders. The number of additional DSUs so credited are calculated by dividing the cash dividends that would have been paid to such Holder if the DSUs held by the Holder at the record date of the dividend were Common Shares.

DSUs become redeemable 30 days after the termination date (the “Director’s Termination Date”), which is the date on which the Holder ceases to be a director and an employee of the Corporation for any reason including retirement or death. A Canadian Holder or his/her beneficiary (in the event of the Holder’s death) may then elect to redeem the DSUs by filing written elections to redeem the DSUs as of a specified date or dates (each such date an “Entitlement Date”). U.S. Holders must complete and deliver to the Corporation an irrevocable written election selecting up to a maximum of two redemption dates (both redemption dates to be within the period commencing 30 days after ceasing to be a director of the Corporation to December 15 of the calendar year following the year in which the director ceased to be a director of the Corporation), which election must be delivered to the Corporation by no later than December 31 of the calendar year prior to the calendar year to which the election relates. Such election shall be effective for DSUs payable under the DSU Grant Plan during the ensuing calendar year immediately following the delivery of the election to the Corporation. New U.S. directors are required to provide their initial election within thirty (30) days after becoming a director. Holders must elect to redeem DSUs prior to December 15 of the calendar year following the year in which the Director’s Termination Date occurs (the “Final Date”) and, if no written election is made prior to that time, the DSUs shall automatically be redeemed as of the Final Date. A Holder who has redeemed DSUs will receive a cash payment (less withholding tax and other source deductions) equal to the Market Value of the redeemed DSUs as of the Entitlement Date or Final Date, as applicable.

The grant of DSUs does not entitle the Holder to any rights as a shareholder. The interests of any designated employee under the DSU Grant Plan or any DSUs are not assignable except by operation of law.

The DSU Grant Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

DSU FEE PLAN

The following is a summary of the Directors’ Deferred Share Unit Fee Plan (the “DSU Fee Plan”) which was adopted by the Corporation on January 1, 2002 (as subsequently amended).

The DSU Fee Plan allows non-executive directors to elect to receive the cash portion of their remuneration in the form of DSUs, cash, or any combination thereof. Director’s remuneration is payable quarterly and, to the extent a director elects to receive DSUs, such DSUs shall be credited to the Director’s DSU Fee Account on the last business day of each quarter (the “Conversion Date”), being the last business day of each three month period ending March 31, June 30, September 30 and December 31. The number of DSUs (including fractional DSUs) issued on each Conversion Date is calculated by dividing the amount of the electing director’s cash remuneration to be paid in DSUs by the Market Value (defined below) of the Common Shares on the Conversion Date. As of the date of this Circular, there are 63,065 DSUs issued and outstanding under the DSU Fee Plan.

DSUs are fully vested upon grant and each granted DSU gives the designated director (the “Holder”) the right to receive a payment equal to the Market Value of such DSU when the Holder ceases to be a director. The DSU market value (the “Market Value”) is the average closing price of a Common Share on the TSX over the ten trading days prior to the last date on which at least one board lot of Common Shares was traded. The Corporation maintains an account (a “DSU Fee Account”) for each director, which is credited with notional grants of DSUs received by a director. Whenever cash dividends are paid on the Common Shares, additional DSUs are credited to Holders. The number of additional DSUs so credited are calculated by dividing the cash dividends that would have been paid to such Holder if the DSUs held by the Holder at the record date of the dividend were Common Shares.

DSUs become redeemable 30 days after the termination date (“Director’s Termination Date”), which is the date on which the Holder ceases to be a director and an employee of the Corporation for any reason including retirement or death. A Canadian Holder or his/her beneficiary (in the event of the Holder’s death) may then elect to redeem the DSUs by filing written elections to redeem the DSUs as of a specified date or dates (each such date an “Entitlement Date”). To elect to receive all or some portion of a director’s quarterly remuneration in respect of a quarter, U.S. Holders must complete and deliver to the Corporation an irrevocable written election selecting up to a maximum of two redemption dates (the redemption date(s) to be within the period commencing 30 days after ceasing to be a director of the Corporation to December 15 of the calendar year following the year in which the director ceased to be a director of the Corporation), by no later than December 31 of the calendar year prior to the calendar year of the first quarter to which the election relates. Such election shall be effective for the U.S. Holder’s quarterly director remuneration payable in respect of all quarters commencing after the first quarter to which the new written election relates (unless subsequently changed in accordance with the DSU Fee Plan). Holders must elect to redeem DSUs prior to December 15 of the calendar year following the year in which the Director’s Termination Date occurs (the “Final Date”) and, if no written election is made prior to that time, the DSUs shall automatically be redeemed as of the Final Date. A Holder who has redeemed DSUs will receive a cash payment (less withholding tax and other source deductions) equal to the Market Value of the redeemed DSUs as of the Entitlement Date or Final Date, as applicable.

The grant of DSUs does not entitle the Holder to any rights as a shareholder. The interests of any designated employee under the DSU Fee Plan or any DSUs are not transferable or assignable except by operation of law.

The DSU Fee Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.